Exhibit 2.1

PURCHASE AND SALE AGREEMENT

by and among

HOLLANDIA PRODUCE GROUP, INC. EMPLOYEE STOCK OWNERSHIP TRUST,

MOSAIC CAPITAL INVESTORS I, LP,

TRUE WEST CAPITAL PARTNERS FUND II, L.P. F/K/A SEAM FUND II, L.P.,

MOSAIC CAPITAL INVESTORS LLC, SOLELY IN ITS CAPACITY AS SELLERS’ REPRESENTATIVE,

HOLLANDIA PRODUCE GROUP, INC.,

LOCAL BOUNTI OPERATING COMPANY LLC

and

LOCAL BOUNTI CORPORATION

dated as of

March 14, 2022

i

EXHIBITS AND SCHEDULES

Exhibit A	Key Employees

Exhibit B	Form of Registration Rights Agreement

Exhibit C	Accredited Investor Questionnaire

Exhibit D	Sample Working Capital Illustration

Exhibit E	Form of Escrow Agreement

Exhibit F-1	Form of Pay-Off Letter (Investor Structured Equity Notes)

Exhibit F-2	Form of Pay-Off Letter (HFSN Earn-Out)

Disclosure Schedules

v

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated as of March 14, 2022, is entered into by and among (i) the Hollandia Produce Group, Inc. Employee Stock Ownership Trust (the “Share Seller”), (ii) Mosaic Capital Investors I, LP, a Delaware limited partnership (“Mosaic”), and True West Capital Partners Fund II, L.P. f/k/a Seam Fund II, L.P., a Delaware limited partnership (“True West”) (collectively, the “Warrant Sellers” and, collectively with the Share Seller, the “Sellers” and each, individually, a “Seller”), (iii) Mosaic Capital Investors LLC, a Delaware limited liability company (the “Sellers’ Representative”), solely in its capacity as Sellers’ Representative, (iv) Hollandia Produce Group, Inc., a California corporation (the “Target”), (v) Local Bounti Operating Company LLC, a Delaware limited liability company (“Purchaser”) and (vi) Local Bounti Corporation, a Delaware corporation (“Parent”).

RECITALS

WHEREAS, all of the issued and outstanding shares of capital stock of the Target (the “Shares”) are owned by the Share Seller;

WHEREAS, all of the issued and outstanding warrants to purchase shares of capital stock of the Target (the “Warrants”) are owned by the Warrant Sellers;

WHEREAS, as a condition and inducement to Parent’s and Purchaser’s willingness to enter into this Agreement, concurrently with the execution of this Agreement, Parent, Purchaser, the Georgia Company and each Georgia Share Seller entered into a Unit Purchase Agreement (the “Georgia UPA”) providing for the acquisition by Purchaser of all of the issued and outstanding Class B Common Units of the Georgia Company;

WHEREAS, as a condition and inducement to Parent’s and Purchaser’s willingness to enter into this Agreement, concurrently with the execution of this Agreement, Parent, Purchaser, Mosaic and True West entered into a Stock Purchase Agreement (the “Georgia C-Corporation SPA”) providing for the acquisition by Purchaser of all of the issued and outstanding shares of capital stock of Hollandia Produce GA Investor Corporation, a Delaware corporation (the “Georgia C-Corporation”) holding all of the issued and outstanding Series A Preferred Units of the Georgia Company;

WHEREAS, Purchaser desires to purchase the Shares from the Share Seller, and the Share Seller desires to sell the Shares to Purchaser, in each case on the terms and conditions set forth herein;

WHEREAS, Purchaser desires to purchase the Warrants from the Warrant Sellers, and the Warrant Sellers desire to sell the Warrants to Purchaser, in each case on the terms and conditions set forth herein;

WHEREAS, as a condition and inducement to Parent’s and Purchaser’s willingness to enter into this Agreement, concurrently with the execution of this Agreement, each individual listed on Exhibit A attached hereto (each, a “Key Employee”) is entering into (a) an offer letter (collectively, the “Key Employee Offer Letters”) with Purchaser or one of its Affiliates, and (b) a restrictive covenant agreement with Purchaser (collectively, the “Restrictive Covenant Agreements”), in each case to be effective and contingent upon the Closing;

WHEREAS, as a condition and inducement to Parent’s and Purchaser’s willingness to enter into this Agreement, concurrently with the execution of this Agreement, each of the Sellers have executed and delivered to Parent (i) the registration rights agreement in the form attached hereto as Exhibit B (the “Registration Rights Agreement”) and (ii) an accredited investor questionnaire in the form attached hereto as Exhibit C (each an “Accredited Investor Questionnaire”); and

WHEREAS, prior to the date hereof, each of Parent and the Target have filed or caused to be filed a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

The following terms have the meanings specified or referred to in this Article I:

“Accounting Principles” means GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared as of a fiscal year end.

“Accredited Investor” means an “accredited investor” as defined in Regulation D.

“Accredited Investor Questionnaire” has the meaning set forth in the Recitals.

“Acquisition Proposal” has the meaning set forth in Section 6.16.

“Affiliate” of a Person means (a) any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, where the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and (b) with respect to any individual, shall include any family members who live in the same household as such individual or related Persons of such Person as well as trusts for the benefit of any such Person or such Person’s family members or other related Persons.

“Agent” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Aggregate Warrant Exercise Price” means the aggregate cash amount that would be payable to the Target pursuant to the terms of the Warrants in connection with the exercise in full of all of the Warrants.

“Agreement” has the meaning set forth in the preamble.

“Applicable Food Laws” has the meaning set forth in Section 4.19(a).

“Approved Indemnification Claim” has the meaning set forth in Section 8.05(b).

“Balance Sheet” has the meaning set forth in Section 4.05(a).

“Balance Sheet Date” has the meaning set forth in Section 4.05(a).

“Benefit Plan” has the meaning set forth in Section 4.15(a).

“Business” means the business as conducted by the Companies as of the date hereof.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, NY are authorized or required by Law to be closed for business as a result of a federal, state or local holiday.

“Calculation Time” means 11:59 p.m. Eastern Time on the day immediately prior to the Closing Date.

“Cap” has the meaning set forth in Section 8.05(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), as amended, including by the Consolidated Appropriations Act, 2021 and the American Rescue Plan Act of 2021, together with all rules and regulations and guidance issued by any Governmental Authority with respect thereto, as amended.

“Cash Consideration” has the meaning set forth in Section 2.02.

“Closing” has the meaning set forth in Section 2.06.

“Closing Cash” means, with respect to the Companies, the aggregate amount of all cash and cash equivalents (including certificates of deposit), as determined in accordance with GAAP ((i) net of issued but uncleared checks and other wire transfers and drafts, and (ii) including checks and other wire transfers and drafts deposited or available for the account of the Companies but not yet credited), in each case, as of the Calculation Time; provided, however, that Closing Cash shall not include the Aggregate Warrant Exercise Price or Restricted Cash. For the avoidance of doubt, “Closing Cash” shall not include (i) any amount included in Closing Working Capital, (ii) any amount (other than expense reimbursements) disbursed to Hollandia Real Estate, LLC, pursuant to that certain Disbursement Agreement dated as of April 30, 2021, by and between and Store Capital Acquisitions, LLC and Hollandia Real Estate, LLC, or (iii) the deposit under the Store Capital Lease.

“Closing Date” has the meaning set forth in Section 2.06.

“Closing Indebtedness” means the Indebtedness of the Companies as of the Closing.

“Closing Pay-Off Indebtedness” means all Indebtedness of the type identified in item (a) of the definition thereof of the Companies as of the Closing.

“Closing Statement” has the meaning set forth in Section 2.04(a).

“Closing Working Capital” means the Working Capital as of the Calculation Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” means, collectively, the Target and the Subsidiaries (each, a “Company”).

“Company 401(k) Plan” means the Hollandia Produce, L.P. 401(k) Profit Sharing Plan.

“Company Continuing Employee” has the meaning set forth in Section 6.04(a).

“Company Employees” has the meaning set forth in Section 4.15(a).

“Company Intellectual Property” has the meaning set forth in Section 4.10(c).

“Company Leases” has the meaning set forth in Section 4.09(b).

“Company Material Adverse Effect” means any event, occurrence, fact, condition, effect or change that, individually or in the aggregate, has had or would reasonably be expected to have materially adverse effect on (a) the assets, Liabilities, business, condition (financial or otherwise) or operating results of the Companies, taken as a whole, or (b) the ability of Sellers to perform their obligations under the Transaction Documents to which they are a party or to consummate the transactions contemplated by the Transaction Documents; provided, however, that with respect to clause (a) of this definition, “Company Material Adverse Effect” shall not include (x) any event, occurrence, fact, condition, effect or change to the extent, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which any Company operates (including increases in competition); (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (v) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vi) any action required or contemplated by any Transaction Document; (vii) the identity of Parent or Purchaser or the announcement, pendency or completion of the transactions contemplated by the Transaction Documents; (viii) any natural disaster or acts of God; or (ix) any failure by any Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided, that the cause or basis for any Company failing to meet such projections or forecasts or revenue or earnings predictions may be considered in determining the existence of a Company Material Adverse Effect unless such cause or basis is otherwise excluded by this definition), unless, in the case of clauses (i), (ii), (iii), (iv) and (v), such event, occurrence, fact, condition, effect or change materially disproportionately affects the Companies as a whole relative to others in the same or similar industries; or (y) any adverse change in or effect on the business of the Companies that is cured before the earlier of (i) the Closing Date or (ii) the date on which this Agreement is terminated pursuant to Article IX hereof.

“Company Real Property” means the real property leased or subleased by any Company pursuant to a Company Lease, together with all buildings, structures and facilities located thereon or otherwise owned by any Company.

“Company’s Knowledge” or any other similar knowledge qualification, means the actual knowledge, as of the date hereof, following reasonable inquiry, of Bill Farwell, Brian Cook and Forrest Sawlaw.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of November 17, 2021, by and between Hollandia Produce, LP and Parent.

“Contract” means any contract, subcontract, agreement, understanding, instrument, arrangement, lease, sublease, license, sublicense, statement of work, work order, mortgage, note, bond, indenture, deed of trust, loan agreement, plan, insurance policy or other legally enforceable promise, commitment or undertaking, in each case, whether written or oral.

“COVID-19” means SARS-CoV-2 or Covid-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“Current Assets” means accounts receivable, inventory and prepaid expenses (including prepaid rent and deposits), but excluding Closing Cash, deferred Tax assets, Tax refunds and credits (including employee retention credits), and accounts and obligations owed to a Company by another Company, in each case as included in the line item categories specifically identified on Exhibit D and determined in accordance with the Accounting Principles.

“Current Liabilities” means accounts payable, accrued Taxes (other than Taxes included in the calculation of the Specified Tax Amount) and accrued expenses, but excluding all and any outstanding construction costs for the first phase of the facility to be constructed in Warner Robbins, Georgia, accounts and obligations owed to a Company by another Company or to the ESOP or any Seller or Affiliate of a Seller by any Company, Taxes included in the calculation of the Specified Tax Amount, deferred Tax liabilities, accrued interest expense, accrued equipment capital leases, short-term customer deposits, Transaction Expenses, and the current portion of Indebtedness, in each case as included in the line item categories specifically identified on Exhibit D and determined in accordance with the Accounting Principles.

“Data Room” means the electronic documentation site made available to Parent and Purchaser from December 16, 2021 to 11:59 p.m. Eastern Time on the date that is two (2) Business Days prior to the date hereof, hosted by Datasite Diligence relating to information about the Companies.

“Debt Financing” means any loan to Purchaser, or commitment to make any loan to Purchaser, in whole or in part for the purpose of providing financing to facilitate the transactions contemplated by the Transaction Documents.

“Deductible Amount” has the meaning set forth in Section 8.05(a).

“Determination Date” has the meaning set forth in Section 2.04(b).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Sellers concurrently with the execution and delivery of this Agreement.

“Dispute Notice” has the meaning set forth in Section 8.05(b).

“Dispute Period” has the meaning set forth in Section 8.05(b).

“Employees” means those Persons employed by the Companies immediately prior to the Closing.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, license, condition, equitable interest, hypothecation, infringement, conditional or installment sale agreement or other claim of any third party or any restriction of any kind whatsoever, including any servitude, restrictive covenant, reversion interest, right of way or other encumbrance to title, limitations on voting rights, or any option, right of first refusal, right of first offer, buy/sell agreement or other similar restriction, covenant, or encumbrance.

“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, the environment or occupational health and safety (as it relates to exposure to Hazardous Materials); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Notice” means any written directive, written notice of violation or infraction, or written notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Percentage” means, with respect to any Seller, the percentage set forth opposite such Seller’s name on Section I of the Disclosure Schedules for such Seller.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Company, is treated as a single employer Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” has the meaning set forth in Section 2.08.

“Escrow Agreement” has the meaning set forth in Section 2.08.

“Escrow Amount” means the sum of (a) the Purchase Price Adjustment Escrow Amount, plus (b) the RWI Indemnity Escrow Amount, plus (c) the Special Indemnity Escrow Amount.

“Escrow Claim Period” has the meaning set forth in Section 2.08(b).

“Escrow Percentages” means, with respect to any Seller, the percentage set forth opposite such Seller’s name on Section II of the Disclosure Schedules for such Seller.

“ESOP” means Hollandia Produce Group, Inc. Employee Stock Ownership Plan together with the Hollandia Produce Group, Inc. Employee Stock Ownership Trust.

“ESOP Fiduciary Escrow Agent” means Moore & Van Allen PLLC.

“ESOP Fiduciary Escrow Agreement” means that certain Miscellaneous Professional Liability Insurance Retention Escrow Agreement by and among the Trustee, the Trust, the ESOP Fiduciary Escrow Agent, the Sellers’ Representative, and the other parties thereto.

“ESOP Fiduciary Escrow Amount” means $500,000.

“ESOP Fiduciary Policy” means that certain Miscellaneous Professional Liability Insurance Policy to be issued by Everest Indemnity Insurance Company.

“ESOP Loan Agreement” means that certain ESOP Loan Agreement, dated December 31, 2015, between the Share Seller and the Target, including the promissory note dated December 31, 2015 issued thereunder.

“ESOP Loan Receivable” means the aggregate amount of all outstanding loans from the Target to the Share Seller, including pursuant to the ESOP Loan Agreement, together with all accrued and unpaid interest thereon.

“ESOP Pledge Agreement” means that certain ESOP Pledge Agreement, dated December 31, 2015, between the Share Seller and the Target.

“ESOP Trust Agreement” means the Hollandia Produce Group, Inc. Employee Stock Ownership Trust Agreement, dated December 21, 2015, between the Target and the Trustee.

“Estimated Cash Consideration” has the meaning set forth in Section 2.03.

“Estimated Closing Statement” means the statement delivered by the Target to Purchaser at least two (2) Business Days prior to the Closing Date setting forth: (a) the name of each Person to receive a payment at the Closing under Section 2.07, (b) the amount payable to each such Person, (c) in the case of each Seller, the Equity Percentage for each such Seller, and (d) wire instructions for each such Person.

“Estimated Statement” has the meaning set forth in Section 2.03.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Export Controls” has the meaning set forth in Section 4.13(e).

“Fairness Opinion” means an opinion, dated as of the Closing Date, of Stout Risius Ross, LLC, acting exclusively for the Share Seller with respect to the matters covered by this Agreement, concluding that: (i) the consideration to be received for the Shares pursuant to the terms of this Agreement is not less than the fair market value (as such term is used in determining “adequate consideration” under Section 3(18) of ERISA) of such Shares; and (ii) that the terms and conditions of the transactions contemplated by this Agreement, taken as a whole, are fair to the ESOP from a financial point of view.

“FDA” has the meaning set forth in Section 4.19(a).

“Final Cash Consideration” has the meaning set forth in Section 2.05.

“Financial Statements” has the meaning set forth in Section 4.05(a).

“Financing Sources” means the Persons that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing, including the parties to any commitment letters, engagement letters, joinder agreements, indentures or credit agreements (or similar definitive financing documents), or any amendments thereto, entered into pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and permitted assigns.

“Firm” has the meaning set forth in Section 2.04(b).

“Food Product Inventory” has the meaning set forth in Section 4.19(a).

“Fraud” means, with respect to any Person, the common law liability of such Person under the common law of the State of Delaware for fraud in the event such Person is finally determined by a court of competent jurisdiction to have willfully, intentionally or knowingly committed fraud against another Person, with the specific intent to deceive and mislead such other Person, regarding the representations and warranties contained in this Agreement or any certificate delivered hereunder, and upon which such other Person actually relied; provided, that a party asserting a claim for Fraud shall not be required to show that such reliance was justified, and a lack of justifiable reliance shall not be a defense to a claim for Fraud.

“GAAP” means United States generally accepted accounting principles in effect from time to time and consistently applied.

“GA Construction Costs Deficit” means $700,000, minus (ii) the amount of construction costs paid by the Companies for the first phase of the GA Facility during the period beginning on February 25, 2022 and ending at Closing.

“GA Construction Costs Excess” means (i) the amount of construction costs paid by the Companies for the first phase of the GA Facility during the period beginning on February 25, 2022 and ending at Closing, minus (ii) $700,000.

“GA Facility” means the facility to be constructed in Warren Robbins, Georgia.

“Georgia C-Corporation” has the meaning set forth in the Recitals.

“Georgia C-Corporation SPA” has the meaning set forth in the Recitals.

“Georgia Company” means Hollandia Produce GA, LLC, a Delaware limited liability company.

“Georgia Share Sellers” means, collectively, Brian Cook, Bill Farwell, Reed Howlett, George Hermosillo, Baltazar Garcia, Corrie Hutchens, Sonja Lopez, and Forrest Sawlaw.

“Georgia UPA” has the meaning set forth in the Recitals.

“Governmental Authority” means any foreign, federal, state, provincial, supranational, municipal or local government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator or arbitral body (public or private), court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, assessment, settlement, subpoena, verdict, certification, decision, determination or award made, issued or entered by or with any Governmental Authority (including any judicial or administrative interpretations, guidance, directives, policy statements or opinions).

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, a pollutant, a contaminant, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, toxic mold, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Immigration Laws” has the meaning set forth in Section 4.16(c).

“Indebtedness” means with respect to any Person, the aggregate amount of (a) all indebtedness for borrowed money (excluding, for the avoidance of doubt, any accounts payable to the extent included in the calculation of Closing Working Capital), minus any proceeds, or plus any disbursements, pursuant to unwinding any related interest rate protection agreements; (b) all indebtedness representing capital lease obligations (other than the Sonsray lease), as calculated in accordance with GAAP; (c) all liabilities for the deferred purchase price of any securities, other property or services (including all seller notes, post-closing purchase price adjustments and “earn-out” or other contingent payments calculated at the maximum amount payable thereunder whether contingent or otherwise) with respect to which such Person is liable, other than such liabilities that are current liabilities reflected as such in the calculation of Closing Working Capital; (d) any accrued and unpaid interest on and any prepayment premiums, penalties, fees, expenses or similar contractual charges in respect of any Indebtedness repaid at the Closing or that are triggered by the Closing; (e) the Specified Tax Amount, (f) all outstanding construction costs, as of the date hereof, for the first phase of the GA Facility in the amount of $2,312,371 as set forth on Section III to the Disclosure Schedule (regardless of the actual amount of construction costs and which shall not be subject to adjustment after Closing) plus the GA Construction Costs Deficit, or minus the GA Construction Costs Excess, as applicable, (g) any bank overdrafts, (h) accrued and unpaid employee bonusses, (i) any outstanding management fees payable to True West and Mosaic, and (j) without duplication, any direct or indirect guarantee or indemnity of any indebtedness, obligation or Liability of another Person of a type described in any of clauses (a) through (i) above; provided, that any of the foregoing shall not be considered Indebtedness to the extent accrued for in the calculation of the Closing Working Capital. For the avoidance of doubt, Indebtedness shall not include any (i) operating lease obligations, (ii) intercompany obligations owed by one Company solely to another Company, (iii) liabilities for deferred rents, (iv) deferred revenue, or (v) undrawn guarantees, letters of credit, performance bonds, bid bonds, or other securities of any kind or nature issued by or on behalf of any Company in connection with any custom Contracts, proposals or otherwise.

“Insperity 401(k) Plan” has the meaning set forth in Section 6.04(c).

“Insurance Policies” has the meaning set forth in Section 4.11.

“Intellectual Property” has the meaning set forth in Section 4.10(a).

“Interim Financial Statements” has the meaning set forth in Section 4.05(a).

“Inventory” means inventory, finished goods, raw materials, work in progress, packaging, supplies and parts.

“Investor Pay-Off Letters” means the Pay-Off Letters described in clauses (i) and (ii) of Section 6.12.

“IRS Approval” has the meaning set forth in Section 6.20(c).

“IT Systems” has the meaning set forth in Section 4.10(i).

“Key Employee” has the meaning set forth in the Recitals.

“Key Employee Offer Letters” has the meaning set forth in the Recitals.

“Law” means any foreign, federal, state, provincial, supranational, municipal or local statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other restriction or requirement or rule of law of any Governmental Authority, and all other provisions having the force or effect of law issued by any Governmental Authority.

“Liabilities” means any and all debts, liabilities, guarantees, claims, losses, damages, deficiencies, costs, expenses and obligations of any nature, whether direct or indirect, accrued or fixed, absolute or contingent, liquidated or unliquidated, matured or unmatured, asserted or unasserted or determined or determinable, including those arising under any Law, legal proceeding or Contract, whether or not required under GAAP to be accrued on any applicable financial statement.

“Loss” and “Losses” means losses, Liabilities, Taxes, damages, claims, interest, awards, judgments, settlement payments, penalties, fines, assessments, costs, fees and expenses, including costs of investigation, court filing fees, court costs, arbitrations fees or costs, witness fees and reasonable attorneys’ and accountants’ fees and expenses and the cost of mitigation; provided, however, that “Losses” shall not include any punitive damages or exemplary damages (other than to the extent any such damages are payable in connection with a Third Party Claim).

“Material Contracts” has the meaning set forth in Section 4.07(a).

“Material Customer” has the meaning set forth in Section 4.08(a).

“Material Supplier” has the meaning set forth in Section 4.08(b).

“Non-Recourse Party” has the meaning set forth in Section 11.14(a).

“Nonrefundable Advance Deposit” has the meaning set forth in Section 6.26.

“Objection Notice” has the meaning set forth in Section 2.04(b).

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the Laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the Laws of its jurisdiction of organization.

“Outside Date” has the meaning set forth in Section 9.01(b).

“Parent” has the meaning set forth in the preamble.

“Parent Benefit Plans” has the meaning set forth in Section 6.04(b).

“Parent Common Stock” means the common stock, par value $0.0001 per share, of Parent.

“Parent’s Knowledge” or any other similar knowledge qualification, means the actual knowledge, as of the date hereof, following reasonable inquiry, of Kathleen Valiasek.

“Parent Material Adverse Effect” means any event, occurrence, fact, condition, effect or change that, individually or in the aggregate, has had or would reasonably be expected to have materially adverse effect on (a) the assets, Liabilities, business, condition (financial or otherwise) or operating results of Parent and its subsidiaries, taken as a whole, or (b) the ability of Parent or Purchaser to perform their respective obligations under the Transaction Documents to which they are a party or to consummate the transactions contemplated by the Transaction Documents; provided, however, that with respect to clause (a) of this definition, “Parent Material Adverse Effect” shall not include (x) any event, occurrence, fact, condition, effect or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which Parent or any of its subsidiaries operates (including increases in competition); (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (v) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vi) any action required or contemplated by any Transaction Document; (vii) the identity of any Company or the announcement, pendency or completion of the transactions contemplated by the Transaction Documents; (viii) any natural disaster or acts of God; or (ix) any failure by Parent to meet any internal or published projections, forecasts or revenue or earnings predictions (provided, that the cause or basis for Parent failing to meet such projections or forecasts or revenue or earnings predictions may be considered in determining the existence of a Parent Material Adverse Effect unless such cause or basis is otherwise excluded by this definition), unless, in the case of clauses (i), (ii), (iii), (iv) and (v), such event, occurrence, fact, condition, effect or change materially disproportionately affects Parent and its subsidiaries, taken as a whole, relative to others in the same or similar industries; or (y) any adverse change in or effect on the business of Parent and its subsidiaries that is cured before the earlier of (i) the Closing Date or (ii) the date on which this Agreement is terminated pursuant to Article IX hereof.

“Parent Reference Date” has the meaning set forth in Section 5.09.

“Parent SEC Documents” has the meaning set forth in Section 5.07(a).

“Parent Share Consideration” has the meaning set forth in Section 2.02.

“Parent Share Value” means $5.3054150 (equal to the volume weighted average sale price of one Parent Share for the twenty consecutive trading days ending on and including the second trading day prior to February 28, 2022).

“Parent Shares” has the meaning set forth in Section 2.02.

“Partnership Audit Rules” means the provisions of Subchapter C of Subtitle F, Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015, P.L. 114-74.

“Pay-Off Letters” has the meaning set forth in Section 6.12.

“Pay-Off Recipient” has the meaning set forth in Section 2.07(a).

“Permits” means all permits, licenses, franchises, approvals, authorizations, and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means (a) statutory Encumbrances for Taxes not yet due and payable and for which appropriate reserves have been established in accordance with GAAP and are not, individually or in the aggregate, material in amount, (b) easements, covenants, conditions, rights of way and similar restrictions on Company Real Property that do not materially interfere with the Companies’ present uses or occupancy of or access to such property or otherwise materially impair the value of, or the business operations involving, such property, (c) zoning, building codes and other land use Laws, restrictions and easements of record, applicable to the use or occupancy of Company Real Property or the activities conducted thereon that, in each case, do not materially interfere with the Companies’ present uses or occupancy of or access to such property or otherwise materially impair the value of, or the business operations involving, such property, (d) any right, interest or Encumbrance of a licensor, sublicensor, licensee, or sublicensee, under any non-exclusive license, sublicense or similar agreement which was granted in the ordinary course of business and does not, individually or in the aggregate, impair the value or business operations of the Companies, and (e) Encumbrances in favor of lessors arising by statute under applicable Law or under the applicable Company Leases in accordance with the applicable provisions of applicable Law or such Company Leases, and (f) matters that would be disclosed by a current, accurate survey of the Company Real Property and that, in each case, does not materially interfere with the Companies’ present uses or occupancy of or access to such property, or otherwise materially impair the value of, or the business operations involving, such Company Real Property.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means a taxable period (or portion thereof) that begins after the Closing Date.

“PPP Loan” has the meaning set forth in Section 4.05(e).

“Pre-Closing Tax Period” means a taxable period (or portion thereof) that ends on or before the Closing Date.

“Pre-Closing Taxes” means (a) any Taxes imposed on, or payable by, any of the Companies for a Pre-Closing Tax Period (determined, in the case of any Straddle Period, in the manner set forth in Section 6.15(b)(iv)) (and, for the avoidance of doubt, including (1) any employment Taxes attributable to a Pre-Closing Tax Period that are deferred to a Post-Closing Tax Period pursuant to the CARES Act or any other corresponding or similar provision of state or local applicable Law and (2) any Taxes imposed on a Company pursuant to California Revenue and Tax Code Section 23802); (b) any Taxes of another Person imposed on any of the Companies as transferee or successor, by operation of Law, as a result of being, or ceasing to be, a member of a consolidated, combined affiliated, unitary or similar Tax group or by Contract (other than customary Tax indemnification provisions in ordinary commercial agreements or arrangements that are not primarily related to Taxes); (c) the portion of the Transfer Taxes that are the responsibility of the Sellers under Section 6.15(d); (d) any Taxes imposed on, or payable by any of the Companies arising from a breach of any representation or warranty made by the Target in Section 4.17 (Taxes) (disregarding all materiality and Company Material Adverse Effect qualifications for purposes of calculating the applicable Losses); and (e) any Taxes of a Seller for any taxable period that are imposed on Parent or any of its Affiliates as a result of the failure to withhold the correct amount of Taxes in connection with any payment made pursuant to this Agreement or the Georgia UPA; provided, however, that Pre-Closing Taxes shall not include (A) any Taxes to the extent that such Taxes were reflected in the calculation of Transaction Expenses, Closing Working Capital or Closing Indebtedness (including, for the avoidance of doubt, as a result of being included in the Specified Tax Amount) and (B) any Taxes imposed under (1) California Revenue and Tax Code Section 23802 (but only to the extent that the aggregate amount of such Taxes does not exceed nine hundred thousand dollars ($900,000)), and (2) California Revenue and Tax Code Section 23809 (but only to the extent that the aggregate amount of such Taxes does not exceed three million dollars ($3,000,000)), in each case, that arise solely as a result of the Section 338(h)(10) Election.

“Profits Interest Plan” means the Hollandia Produce GA, LLC Profits Interest Plan.

“Purchase Price” has the meaning set forth in Section 2.02.

“Purchase Price Adjustment Escrow Account” has the meaning set forth in the Escrow Agreement.

“Purchase Price Adjustment Escrow Amount” means $1,000,000.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Indemnified Parties” has the meaning set forth in Section 8.02.

“R&W Insurance Policy” means that certain buyer-side representation and warranty insurance policy, bound by Great American E&S Insurance Company (the “Insurer”) in favor of Parent on the date hereof and to be effective as of the Closing Date, having terms and conditions as set forth in the Binder Agreement dated March 14, 2022, with policy number BRWE795481 (as may be amended, modified or supplemented from time to time in accordance with this Agreement).

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Regulation D” means Regulation D promulgated under the Securities Act.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Released Claims” has the meaning set forth in Section 11.01.

“Released Parties” has the meaning set forth in Section 11.01.

“Releasing Parties” has the meaning set forth in Section 11.01.

“Restricted Cash” means any cash and cash equivalents that are not freely usable, distributable or transferable by the Companies (including customer deposits and investments, if any, in securities, including mutual funds, commercial paper, certificates of deposit, and other types of investments) or are otherwise subject to restrictions or limitations on the use or distribution thereof by Law, Contract or otherwise, including any restrictions or limitations on the repatriation or transfer thereof.

“Restrictive Covenant Agreements” has the meaning set forth in the Recitals.

“RWI Indemnity Escrow Account” has the meaning set forth in the Escrow Agreement.

“RWI Indemnity Escrow Amount” means $612,500.

“RWI Indemnity Escrow Funds” means, as of any date of determination, the excess (if any) of the RWI Indemnity Escrow Amount minus the sum of all distributions and other payments to any Person from the RWI Indemnity Escrow Account paid pursuant to the terms of the Escrow Agreement on or prior to such date of determination.

“Sanctions” has the meaning set forth in the Section 4.13(d).

“SARS Participant” means each holder of an outstanding stock appreciation right granted pursuant to the SARS Plan.

“SARS Plan” means the Hollandia Produce Group, Inc. Stock Appreciation Rights Plan.

“Section 338(h)(10) Allocation Schedule” has the meaning set forth in Section 6.15(a)(iii).

“Section 338(h)(10) Election” has the meaning set forth in Section 6.15(a)(ii).

“Section 338(h)(10) Election Forms” has the meaning set forth in Section 6.15(a)(ii).

“Section 409A” has the meaning set forth in Section 4.15(k).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Fundamental Representations” has the meaning set forth in Section 8.01(b).

“Seller Indemnified Parties” has the meaning set forth in Section 8.03.

“Seller Indemnifying Parties” has the meaning set forth in Section 8.02.

“Sellers” has the meaning set forth in the preamble.

“Sellers’ Representative” has the meaning set forth in the preamble.

“Sellers’ Representative Holdback Amount” means $250,000 or such other amount as Sellers’ Representative may designate in writing to Purchaser prior to Closing.

“Sexual Misconduct Allegation” has the meaning set forth in the Section 4.16(g).

“Share Percentage” means, with respect to any Seller, the percentage set forth opposite such Seller’s or name on Section II of the Disclosure Schedules for such Seller.

“Shares” has the meaning set forth in the Recitals.

“SOX” means Sarbanes – Oxley Act of 2002, as amended.

“Special Indemnity Escrow Account” has the meaning set forth in the Escrow Agreement.

“Special Indemnity Escrow Amount” has the meaning set forth on Schedule 8.02(e).

“Special Indemnity Escrow Funds” means, as of any date of determination, the excess (if any) of the Special Indemnity Escrow Amount minus the sum of all distributions and other payments to any Person from the Special Indemnity Escrow Account paid pursuant to the terms of the Escrow Agreement on or prior to such date of determination.

“Specified Tax Amount” means an amount, calculated as of the end of the day on the Closing Date, equal to the sum of (i) the unpaid employer portion of any payroll Taxes of any of the Companies that have been deferred as of the Closing until after the Closing under the CARES Act (or a corresponding provision of state or local Law), (ii) any current liabilities of the Georgia Company for amounts that the Georgia Company is required to deduct and withhold under applicable Law with respect to the income Taxes of one or more of its equityholders and (iii) an amount, not less than zero (0), equal to the aggregate amount of liabilities for unpaid income Taxes (or franchise Taxes imposed in lieu of income Taxes), including any Taxes imposed under California Revenue and Tax Code Section 23802, of each Company to the extent arising in a Pre-Closing Tax Period (in the case of a Straddle Period, as determined in accordance with Section 6.15(b)(iv)); provided, that the calculation of the Specified Tax Amount shall (A) exclude any deferred Tax liabilities established for GAAP purposes, (B) be prepared in accordance with the past practice (including reporting positions, elections and accounting methods) of the applicable Company in preparing Tax Returns, (C) include any estimated (or other prepaid) income Tax payments only to the extent that such payments have the effect of reducing (not below zero) the particular current income Tax liability in respect of which such payments were made, (D) include any Transaction Tax Deductions that have the effect of reducing (not below zero) a particular income Tax liability to which such Transaction Tax Deductions are relevant in the taxable period or portion thereof ending on the Closing Date, (E) exclude any liabilities for accruals or reserves for contingent income Taxes or with respect to uncertain income Tax positions, and (F) exclude any Taxes imposed under (1) California Revenue and Tax Code Section 23802 (but only to the extent that the aggregate amount of such Taxes does not exceed nine hundred thousand dollars ($900,000)) and (2) California Revenue and Tax Code Section 23809 (but only to the extent that the aggregate amount of such Taxes does not exceed three million dollars ($3,000,000)), in each case, that arise solely as a result of the Section 338(h)(10) Election.

“Store” has the meaning set forth in Section 7.02(j)(i).

“Store Capital Lease” has the meaning set forth on Section 4.04 of the Disclosure Schedules.

“Store Purchase Price” has the meaning set forth in Section 7.02(j)(i).

“Straddle Period” means any taxable period beginning before or on the Closing Date and ending after the Closing Date.

“Subsidiaries” means, collectively, (i) Hollandia Produce, L.P., a California limited partnership, (ii) Hollandia GP, LLC, a California limited liability company, (iii) Hollandia Flowers, LLC, a California limited liability company, (iv) Green Growth Consulting, LLC, a California limited liability company, (v) Advanced Sustain Ability, LLC, a California limited liability company, (vi) Hollandia Real Estate, LLC, a Delaware limited liability company, and (vii) the Georgia Company, and “Subsidiary” means any of the Subsidiaries.

“Target” has the meaning set forth in the Recitals.

“Tax Claim” has the meaning set forth in Section 6.15(c)(i).

“Tax Return” means any return, declaration, election, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means: all taxes, levies, imposts, duties, fees, assessments, or similar government charges, however denominated, including any interest, penalties, criminal sanctions or additions thereto (including any underpayment penalties for insufficient estimated payments) or other additional amounts that may become payable in respect thereof (or in respect of a failure to file any Tax Return when and as required), imposed by any Governmental Authority, which shall include, without limiting the generality of the foregoing, all income, any “imputed underpayment” within the meaning of Section 6225 of the Code (or any similar provision of any state or local Law), payroll and employment, withholding (including withholding in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holder or other Person), unemployment insurance taxes, social security (or similar), sales and use, excise, franchise, gross receipts, occupation, real and personal property, stamp, value added, transfer, profits or windfall profits, licenses in the nature of, estimated, severance, duties (custom and others), workers’ compensation taxes, premium, environmental (including under Section 59A of the Code), disability, registration, alternative or add-on minimum, estimated, and possessory taxes.

“Termination Fee” has the meaning set forth in Section 9.02(c).

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means, collectively, this Agreement, the Georgia C-Corporation SPA, the Georgia UPA, the Escrow Agreement, the Estimated Closing Statement and any and all other documents, instruments, certificates and agreements delivered in connection with the transactions contemplated hereby and thereby.

“Transaction Expense Recipient” has the meaning set forth in Section 2.07(b).

“Transaction Expenses” means (a) the third party fees, costs and expenses (whether or not accrued) incurred by or on behalf of, or payable by, any Company in connection with the drafting, negotiation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated herein and therein and in respect of the Companies’ sale process (including alternative transactions) (but, for the avoidance of doubt, not to include any fees and expenses incurred by or on behalf of Purchaser or any of its Affiliates) as determined immediately prior to the Closing, including (i) brokerage commissions, finders’ fees, and financial advisor’s fees, (ii) legal, accounting, tax, professional, advisory or consulting fees and expenses, and (iii) the cost of the Data Room, (b) any closing or other transaction fees paid or payable by or on behalf of any Company in connection with the transactions contemplated by the Transaction Documents, including the cost of a directors and officers insurance tail policy, (c) all bonus, retention, success fee, payments in connection with any stock appreciation rights, severance, change of control or other similar payments payable in connection with the consummation of the transactions contemplated by this Agreement (including the employer portion of any payroll or employment Taxes payable in connection with such payments), whether alone or together with any other event, but excluding any payment resulting from Contracts made by Parent, Purchaser or any Company following the Closing, and excluding $150,000 of management bonuses which shall be paid from the Escrow Amount (if any) upon release of such Escrow Amount after Closing and (d) any payroll, employment or similar Taxes incurred in connection with the purchase of the Class B Common Units. Transaction Expenses shall not include $200,000 of the premium for the ESOP Fiduciary Policy, which shall be paid by Purchaser pursuant to Section 2.07(i), or the payment of the Store Purchase Price, which shall be paid by Purchaser pursuant to Section 2.07(j).

“Transaction Tax Deductions” has the meaning set forth in Section 6.15(b)(ii).

“Transfer Taxes” has the meaning set forth in Section 6.15(d).

“Trustee” means GreatBanc Trust Company (trustee of the Share Seller).

“WARN Act” has the meaning set forth in the Section 4.16(d).

“Warrants” has the meaning set forth in the Recitals.

“Working Capital” means (a) Current Assets of the Companies, less (b) the Current Liabilities of the Companies. For illustrative purposes, the determination of Working Capital as of the end of each month commencing February 28, 2021 and ending January 31, 2022 and as of February 28, 2022 is set forth on Exhibit D.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, (a) the Share Seller shall sell to Purchaser, and Purchaser shall purchase from the Share Seller, all right, title and interest in and to the Shares and (b) the Warrant Sellers shall sell to Purchaser, and Purchaser shall purchase from the Warrant Sellers, all right, title and interest in and to the Warrants, in each case for the consideration specified in Section 2.02. The Target and the Warrant Sellers hereby waive the provisions of Section 6 of the Warrants in connection with the transactions contemplated by this Agreement.

Section 2.02 Purchase Price. The aggregate purchase price for the Shares and the Warrants (the “Purchase Price”) shall be an amount equal to (A) (a) $92,500,000 in cash, minus (b) the amount (if any) by which the Closing Working Capital is less than $2,732,000, plus (c) the amount (if any) by which the Closing Working Capital exceeds $2,732,000, minus (d) the Closing Indebtedness (net of amounts repaid with Parent Shares, valued at the Parent Share Value), minus (e) the Transaction Expenses (net of amounts repaid with Parent Shares, valued at the Parent Share Value), plus (f) the Closing Cash, minus (g) the Escrow Amount, minus (h) the Sellers’ Representative Holdback Amount (which shall be paid to the Sellers’ Representative as provided in Section 2.07(g)), minus (i) the Aggregate Warrant Exercise Price, minus (j) the amount of the cash purchase price paid pursuant to the Georgia UPA for the issued and outstanding Class B Common Units of the Georgia Company, minus (k) the amount of the cash purchase price paid pursuant to the Georgia C-Corporation SPA (before giving effect to any purchase price adjustment (including any adjustments for cash and cash equivalents or unpaid Taxes of the Georgia C-Corporation) under the Georgia C-Corporation SPA) for the issued and outstanding shares of capital stock of the Georgia C-Corporation, minus (l) the ESOP Fiduciary Escrow Amount (which shall be paid to the ESOP Fiduciary Escrow Agent pursuant to Section 2.07(h)) and held pursuant to the ESOP Fiduciary Escrow Agreement, in each case subject to further adjustment as provided in this Article II, and minus (k) the Nonrefundable Advance Deposit, if paid pursuant to Section 6.26 (the amount determined pursuant to this clause (A), the “Cash Consideration”), plus (B) (a) 5,654,600 (representing $30.0 million divided by the Parent Share Value) validly issued, fully paid and nonassessable shares of Parent Common Stock (“Parent Shares”), minus (b) the number of Parent Shares issued pursuant to the Georgia UPA for the issued and outstanding Class B Common Units of the Georgia Company, minus (c) the number of Parent Shares issued pursuant to the Georgia C-Corporation SPA for the issued and outstanding shares of capital stock of the Georgia C-Corporation (before giving effect to any purchase price adjustment (including any adjustments for cash and cash equivalents or unpaid Taxes of the Georgia C-Corporation) under the Georgia C-Corporation SPA), minus (d) the number of Parent Shares (which shall be valued at the Parent Share Value) issued to repay Closing Pay-Off Indebtedness, and minus (e) the number of Parent Shares (which shall be valued at the Parent Share Value) issued to repay Transaction Expenses (the number of Parent Shares determined pursuant to this clause (B), the “Parent Share Consideration”).

Section 2.03 Estimated Cash Consideration. No less than three (3) Business Days before the Closing Date, the Target will deliver a written statement (the “Estimated Statement”) to Purchaser setting forth in reasonable detail (a) the Target’s good faith estimate of (i) Closing Working Capital, (ii) Closing Indebtedness, (iii) Transaction Expenses, (iv) the Closing Cash, and

(v) the Aggregate Warrant Exercise Price, (b) the calculation of the Cash Consideration as a result of the estimates described in the foregoing clause (a) (the “Estimated Cash Consideration”), (c) work sheets or other reasonable supporting documentation showing the calculation of such estimates, (d) an estimated consolidated balance sheet of the Companies as of the Calculation Time, and (e) a certificate of the Target certifying that the Estimated Statement was prepared in accordance with the Accounting Principles.

Section 2.04 Post-Closing Determination.

(a) Within ninety (90) calendar days after the Closing Date, Purchaser will conduct a review of the Estimated Statement and will prepare and deliver to the Sellers’ Representative a statement (the “Closing Statement”) setting forth in reasonable detail (i) its calculation of the actual Closing Working Capital, Closing Indebtedness, Transaction Expenses and Closing Cash, (ii) Purchaser’s calculation of the actual Cash Consideration as a result of the calculations described in the foregoing clause (i), (iii) work sheets or other reasonable supporting documentation showing the calculation of such estimates, and (iv) a consolidated balance sheet of the Companies as of the Calculation Time. The Closing Statement shall be prepared in accordance with GAAP or the Accounting Principles, as applicable. The parties agree that the purpose of preparing the Closing Statement and determining the amount of Closing Working Capital, Closing Indebtedness, Transaction Expenses and Closing Cash is to measure changes in the amount of Closing Working Capital, Closing Indebtedness, Transaction Expenses and Closing Cash, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Statement or determining the amount of Closing Working Capital, Closing Indebtedness, Transaction Expenses and Closing Cash. During the Seller’s Representative’s review of the Closing Statement, Sellers’ Representative and/or its Agents shall have reasonable access to the books and records of the Companies, the personnel of, and work papers prepared by, Purchaser and/or Purchaser’s Agents to the extent that they relate to the Closing Statement as Sellers’ Representative and/or its Agents may reasonably request for the purpose of reviewing the Closing Statement and to prepare an Objection Notice (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Purchaser or the Companies.

(b) If Sellers’ Representative disagrees with the computation of the Cash Consideration reflected on the Closing Statement, Sellers’ Representative may, within thirty (30) calendar days after its receipt of the Closing Statement, deliver a notice (an “Objection Notice”) to Purchaser setting forth in reasonable detail the nature of any such disagreement, identifying those specific items and amounts that Sellers’ Representative disputes, to the extent practicable, and Sellers’ Representative calculation thereof. If no Objection Notice is delivered by Sellers’ Representative on or prior to the close of business on the last day of such thirty (30) day period, the Closing Statement and the calculations set forth therein shall be deemed accepted by Sellers’ Representative. If any Objection Notice is timely provided, Purchaser and Sellers’ Representative will use commercially reasonable efforts to resolve any disagreements set forth therein, but if they do not obtain a final resolution within fifteen (15) calendar days after Sellers’ Representative has delivered the Objection Notice (or such longer period as the parties may mutually agree to in writing), Purchaser and Sellers’ Representative will jointly retain Moss Adams LLP (the “Firm”) to resolve any remaining disagreements. Purchaser and Sellers’ Representative will direct the Firm to render a determination within thirty (30) calendar days of its retention, and Purchaser, Sellers’ Representative and their respective employees or Agents will cooperate with the Firm during its engagement. Purchaser and Sellers’ Representative agree to use commercially reasonable efforts to execute, if requested by the Firm, a reasonable engagement letter mutually agreed upon by the parties. Purchaser and Sellers’ Representative shall instruct the Firm to consider only those items and amounts in the Closing Statement that are set forth in the Objection Notice which Purchaser and Sellers’ Representative are unable to resolve. Purchaser and Sellers’ Representative shall each submit a binder to the Firm promptly (and in any event within fifteen (15) calendar days after the Firm’s engagement), which binder shall contain such party’s computation of the disputed items (calculated in accordance with GAAP or the Accounting Principles, as applicable) and information, arguments and support for such party’s position. The Firm shall review such binders and base its determination solely on such binders in accordance with GAAP or the Accounting Principles, as applicable, and the definitions of applicable components of the Cash Consideration set forth herein. In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Firm shall act as an arbitrator to determine such disputed items or amounts. All communications between a party and the Firm shall be in writing and shall be transmitted to the other party and neither Purchaser nor the Sellers’ Representative shall have ex parte communications with the Firm. The determination of the Firm shall be set forth in a written statement delivered to Purchaser and Sellers’ Representative and will be conclusive and binding upon Purchaser and Sellers’ Representative, absent fraud or manifest error. The date on which the Closing Statement and Cash Consideration are finally determined in accordance with this Section 2.04(b) is hereinafter referred to as the “Determination Date.”

(c) The cost of the determination of the disputed items by the Firm shall be borne by the Sellers’ Representative, on the one hand, and Purchaser, on the other hand, based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if closing accounts receivable is the only disputed item, Purchaser claims that closing accounts receivable is $1,000 less than the amount determined by the Sellers’ Representative, and the Sellers’ Representative contests only $500 of the amount claimed by Purchaser, and if the Firm ultimately resolves the dispute by awarding Purchaser $300 of the $500 contested, then the costs and expenses of the determination will be allocated 60% (i.e., 300 ÷ 500) to the Sellers’ Representative and 40% (i.e., 200 ÷ 500) to Purchaser.

Section 2.05 Post-Closing Adjustment. Promptly after the delivery of the Closing Statement and the determination of Closing Working Capital, Closing Indebtedness, Transaction Expenses and Closing Cash becomes final and binding on the parties under Section 2.04 above, the Cash Consideration shall be recalculated by giving effect to the final and binding Closing Working Capital, Closing Indebtedness, Transaction Expenses, Closing Cash, and the Aggregate Warrant Exercise Price (as recalculated, the “Final Cash Consideration”). If the Final Cash Consideration is greater than the Estimated Cash Consideration, within five (5) Business Days following the Determination Date, (a) Purchaser will pay to Sellers (by wire transfer of immediately available funds to the account(s) and in the amounts designated by the Sellers’ Representative) an aggregate amount equal to the Final Cash Consideration minus the Estimated Cash Consideration and (b) Purchaser and the Sellers’ Representative shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to make payment to Sellers from the

Purchase Price Adjustment Escrow Account the full Purchase Price Adjustment Escrow Amount (by wire transfers of immediately available funds to the accounts and in the amounts designated by the Sellers’ Representative). If the Final Cash Consideration is less than the Estimated Cash Consideration, within five (5) Business Days following the Determination Date, Purchaser and the Sellers’ Representative shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to (x) pay to Purchaser from the Purchase Price Adjustment Escrow Amount, an amount equal to the Estimated Cash Consideration minus the Final Cash Consideration, and (y) distribute the remaining balance of the Purchase Price Adjustment Escrow Amount, if any, to Sellers (by wire transfers of immediately available funds to the accounts and in the amounts designated by the Sellers’ Representative). For the avoidance of doubt, (i) Sellers shall have no liability pursuant to this Section 2.05 in excess of the Purchase Price Adjustment Escrow Amount, and (ii) neither Parent, Purchaser nor any of the Companies shall have any responsibility or Liability to any Seller with respect to the allocation of any amounts by the Sellers’ Representative pursuant to this Section 2.05.

Section 2.06 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares and Warrants contemplated hereby shall take place at a closing (the “Closing”) to be held on the second (2nd) Business Day following the satisfaction or waiver, if permissible, of the conditions set forth in Article VI (other than conditions which by their nature are to be satisfied or waived at the Closing and are expected to be satisfied at the Closing) (such date, the “Closing Date”), or at such other time or on such other date as the Sellers’ Representative and Purchaser may mutually agree upon in writing. Closing shall take place by exchange of executed documents by PDF or facsimile or in such other manner as the Sellers’ Representative and Purchaser may mutually agree upon. The effective time of the Closing shall be 12:01 a.m. Eastern Time on the Closing Date. At the Closing, (a) the Sellers’ Representative shall deliver to Purchaser the various certificates, instruments and documents referred to in Section 7.02, (b) Purchaser shall deliver to the Sellers’ Representative the various certificates, instruments and documents referred to in Section 7.03 and (c) Purchaser shall pay the amounts contemplated by, and in accordance with, Section 2.07.

Section 2.07 Closing Date Payments. At the Closing, Purchaser shall deliver the following payments by wire transfer of immediately available funds as follows and in accordance with the Estimated Closing Statement:

(a) on behalf of the Companies, to each Person to whom the Closing Pay-Off Indebtedness is owed (each, a “Pay-Off Recipient”), an amount equal to all Closing Pay-Off Indebtedness owing to such Pay-Off Recipient to the account(s) and in the amounts set forth in the Pay-Off Letters in respect of such Closing Pay-Off Indebtedness as delivered to Purchaser with the Estimated Statement pursuant to Section 2.03 and as specified in the Estimated Closing Statement;

(b) on behalf of the Companies and each Seller, to each Person (other than a Person specified in Section 2.07(c)) to whom Transaction Expenses are owed (each, a “Transaction Expense Recipient”), an amount equal to the Transaction Expenses owing to such Transaction Expense Recipient as specified in the Estimated Closing Statement, subject to the receipt of a final invoice and a properly executed IRS Form W-8 or W-9, as the case may be, from each such Transaction Expense Recipient;

(c) to the applicable Company’s payroll account, any compensatory payments included as Transaction Expenses that are payable to any current or former employee of any of the Companies upon the Closing, which amounts shall be paid by the applicable Company through its payroll system at Closing or the next possible payroll date if payment at Closing is not possible (net of applicable Taxes and other authorized deductions);

(d) to the Sellers (to the respective accounts designated by each of them), an aggregate amount of cash equal to the Estimated Cash Consideration, with each Seller to receive a portion of such aggregate amount equal to such Seller’s Equity Percentage; provided, however, that the Aggregate Warrant Exercise Price shall be paid on behalf of the Warrant Sellers to the Target;

(e) to the Sellers (to the respective accounts designated by each of them), an aggregate number of Parent Shares equal to the Parent Share Consideration, with each Seller to receive a portion of such Parent Shares equal to such Sellers’ Share Percentage (with fractional shares rounded up or down to the nearest whole Parent Share after aggregating all Parent Shares to be issued to each Seller under this Agreement); provided, that to the extent Parent reasonably determines that any recipient of Parent Share Consideration is not an Accredited Investor or that the issuance of Parent Shares to such recipient shall not qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act pursuant to Regulation D and the equivalent state “blue sky” Law, Parent shall be entitled to pay such amounts to each such recipient in cash rather than by issuing Parent Shares; provided, further, that any such payment of cash to any such recipient shall not increase the aggregate amount of Estimated Cash Consideration or decrease the aggregate amount of Parent Share Consideration payable under the Transaction Documents;

(f) to the Escrow Agent, the Escrow Amount;

(g) to an account designated by the Sellers’ Representative, the Sellers’ Representative Holdback Amount; and

(h) to the ESOP Fiduciary Escrow Agent, the ESOP Fiduciary Escrow Amount;

(i) to Executive Benefits & Consulting Group, $200,000 as a partial payment of the premium for the ESOP Fiduciary Policy (which shall be paid by Purchaser in addition to the Purchase Price and shall not constitute Transaction Expenses); and

(j) to Store, the Store Purchase Price, which shall be paid by Purchaser pursuant to Section 7.02(j)(i) (which shall be paid by Purchaser in addition to the Purchase Price and shall not constitute Transaction Expenses).

Section 2.08 Escrow Funds. To secure the obligations of Sellers set forth in Section 2.05 and Article VIII, at the Closing, Purchaser will deposit the Escrow Amount in immediately available funds in an escrow account with Citibank, N.A., a national banking association organized and existing under the laws of the United States of America, as escrow agent (the “Escrow Agent”), pursuant to the terms and conditions of an escrow agreement (the “Escrow Agreement”) in substantially the form attached hereto as Exhibit E.

(a) The Purchase Price Adjustment Escrow Amount shall be held in the name of the Escrow Agent solely to secure the rights of Purchaser under, and in accordance with the terms and conditions of, Section 2.05. For applicable Tax purposes, Purchaser shall be treated as the owner of the Purchase Price Adjustment Escrow Amount while such amount is held in the Purchase Price Adjustment Escrow Account.

(b) The RWI Indemnity Escrow Amount shall be held in the name of the Escrow Agent solely to secure the rights of the Purchaser Indemnified Parties under and subject to Section 8.02 for a period of time ending on the first Business Day after that date which is twelve (12) months after the Closing Date (the “Escrow Claim Period”). Within two (2) Business Days following the end of the Escrow Claim Period, Purchaser and the Sellers’ Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to Sellers (in the amounts designated by the Sellers’ Representative) any portion of the RWI Indemnity Escrow Amount still held in escrow (and any interest attributable thereto) and not subject to pending, unresolved claims of any Purchaser Indemnified Party pursuant and subject to Section 8.02. If prior to the expiration of the Escrow Claim Period, any Purchaser Indemnified Party has made a claim pursuant and subject to Section 8.02 that has not been resolved in accordance with Article VIII and the Escrow Agreement as of the expiration of the Escrow Claim Period, the Escrow Agent shall retain in the RWI Indemnity Escrow Account, after the expiration of the Escrow Claim Period, a portion of the RWI Indemnity Escrow Amount having an aggregate value equal to the asserted damages amount or contested portion of said amount, as the case may be, with respect to all such claims made prior to the expiration of the Escrow Claim Period which have not then been resolved. All funds retained in the RWI Indemnity Escrow Account after the Escrow Claim Period shall, as appropriate, be released to either Purchaser or Sellers (in the amounts designated by the Sellers’ Representative), as applicable, upon resolution of such disputed claims pursuant to this Agreement and the Escrow Agreement. For applicable Tax purposes, Purchaser shall be treated as the owner of the RWI Indemnity Escrow Amount while such amount is held in the RWI Indemnity Escrow Account. For the avoidance of doubt, neither Parent, Purchaser nor any of the Companies shall have any responsibility or Liability to any Seller with respect to the allocation of any amounts by the Sellers’ Representative pursuant to this Section 2.08(b).

(c) The Special Indemnity Escrow Amount shall be held in the name of the Escrow Agent solely to secure the rights of the Purchaser Indemnified Parties under and subject to Section 8.02(e) for a period of time ending on the first Business Day after that date which is sixty (60) months after the Closing Date (the “Special Escrow Claim Period”). The Special Indemnity Escrow Amount will be held in the Special Indemnity Escrow Account until released in accordance with the terms and conditions provided in the Escrow Agreement and Schedule 8.02(e). For applicable Tax purposes, Purchaser shall be treated as the owner of the Special Indemnity Escrow Funds while such amount is held in the Special Indemnity Escrow Account. For the avoidance of doubt, neither Parent, Purchaser nor any of the Companies shall have any responsibility or Liability to any Seller with respect to the allocation of any amounts by the Sellers’ Representative pursuant to this Section 2.08(c).

Section 2.09 Withholding Tax. Purchaser, the Companies and their respective Affiliates and authorized agents shall be entitled to deduct and withhold from the consideration payable (directly or indirectly) pursuant this Agreement all Taxes that Purchaser or any Company may be required to deduct and withhold under any provision of Law. In the event that any amount is so deducted and withheld, it shall be properly remitted or otherwise accounted for with the applicable Governmental Authority. All such withheld and remitted amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Prior to deducting or withholding from any amounts payable to any Person (other than payments in the nature of compensation), such Person shall be given a reasonable opportunity to provide (or cause to be provided) a properly completed certificate or other documentary evidence establishing an exemption or reduction of withholding or deduction.

Section 2.10 The Sellers’ Representative Holdback. On the Closing Date, the Sellers’ Representative Holdback Amount shall be deposited into an account designated and controlled by the Sellers’ Representative on behalf of the Sellers and the Georgia Share Sellers to satisfy any potential obligations related to the determination of the Final Cash Consideration as provided in Section 2.04, or the indemnification provisions of Section 8.02 or Section 8.03, or pursuant to the Sellers’ Representative’s duties under the Georgia C- Corporation SPA, and any expenses of the Sellers’ Representative that may be incurred in connection with serving in such capacity. The Sellers’ Representative Holdback Amount shall be retained in such account in whole or in part for such time as the Sellers’ Representative shall determine in its sole discretion. The Sellers’ Representative may distribute any or all of the Sellers’ Representative Holdback Amount from such account at any time in the manner directed by the Sellers’ Representative. For applicable Tax purposes, the Sellers’ Representative Holdback Amount shall be treated as having been received and voluntarily set aside by the Sellers at the time of the Closing. For the avoidance of doubt, neither Parent, Purchaser nor any of the Companies shall have any responsibility or Liability to any Seller with respect to the allocation of any amounts by the Sellers’ Representative pursuant to this Section 2.10.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As an inducement to Parent and Purchaser to enter into this Agreement, each Seller, severally and not jointly, hereby represents and warrants to Parent and Purchaser that, except as set forth in the applicable Sections or subsections of the Disclosure Schedules (with specific reference to the particular Section or subsection of this Agreement to which the information in the Disclosure Schedules relates, it being agreed that disclosure of any item in any Section or subsection of the Disclosure Schedules shall be deemed disclosed with respect to any other Section or subsection of this Agreement to which the applicability of such item is reasonably apparent on the face of such disclosure without investigation or reference to underlying documentation), the statements contained in Sections 3.01 through 3.07 (with respect to Sellers other than the Trustee) or Sections 3.01 through 3.08 (with respect to the Trustee) are true and correct as of the date hereof.

Section 3.01 Organization and Authority. Such Seller is duly organized, validly existing and in good standing under the Laws of the state in which it has been organized, and has all necessary trust, limited liability company or corporate power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Seller of this Agreement and the other

Transaction Documents to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite trust, limited liability company or corporate action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller and (assuming due authorization, execution and delivery by each other applicable party) this Agreement and the other Transaction Documents to which such Seller is a party constitute legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02 Ownership. Such Seller is the sole legal and beneficial owner of the Shares or Warrants being sold by it pursuant to this Agreement as set forth opposite their name on Section 4.02(a) and Section 4.02(b) of the Disclosure Schedules, and such Seller holds good and valid title to such Shares or Warrants, free and clear of any Encumbrances. The Share Seller has the sole right to vote or direct the voting, as applicable, of the Shares, at its discretion, on any matter submitted to a vote of the equityholders of the Target. Such Warrant Seller has the sole right to exercise or direct the exercise, as applicable, of any Warrants owned by such Warrant Seller, at its discretion. Other than as provided in this Agreement, the Georgia C-Corporation SPA and the Georgia UPA, there are no outstanding equity interests in any of the Companies or the Georgia C-Corporation held by such Seller, and there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any equity interests in any Company or the Georgia C-Corporation and held by such Seller or obligating such Seller to acquire or sell any equity interests (including the Shares), or any other interest (including the Warrants), in any Company or the Georgia C-Corporation. Other than the Organizational Documents of the Companies and the Georgia C-Corporation, such Seller is not a party to any voting trusts, proxies, registration rights agreements or other agreements or understandings in effect with respect to the voting, disposition, registration, dividends, distributions or transfer of any of the equity interests in any Company or the Georgia C-Corporation (including the Shares), or any other interest (including the Warrants), in any Company or the Georgia C-Corporation.

Section 3.03 No Conflict. The execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of any provision of the Organizational Documents of such Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller; (c) except as set forth in Section 3.03 of the Disclosure Schedules, require the consent of, notice to, waiver from, or other action by any Person under, conflict with, result in a violation or breach of, result in loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would become a default)under or result in the acceleration, termination, amendment, or cancellation of, or result in the creation of any Encumbrance on any Shares or Warrants pursuant to, any Contract, Permit or other instrument or obligation to which such Seller is a party or by which any such Seller or any Shares or Warrants are bound or affected; or (d) adversely impact the tax-qualified status of the ESOP, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not, individually or in the aggregate, be material to be such Seller’s ability to perform or comply with the covenants, agreements or obligations of such Seller herein or in any Transaction Document or to complete the transactions contemplated by this Agreement. Except as set forth in Section 3.03 of the Disclosure Schedules and other than filings as may be required under the HSR Act, no consent, approval, exemption, authorization, Permit, Governmental Order, registration, declaration or filing with, or notice to, any Governmental Authority or any other Person is required by or with respect to such Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by such Seller, except for such consents, approvals, exemptions, authorizations, Permits, Governmental Orders, registrations, declarations, filings or notices required by or with respect to the Companies that if not made or obtained would not be material to such Seller’s ability to perform or comply with the covenants, agreements or obligations of such Seller herein or in any Transaction Document or to consummate the transactions contemplated hereby and thereby by such Seller.

Section 3.04 Legal Proceedings. Except as set forth in Section 3.04 of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or, to the actual knowledge, as of the date hereof, following reasonable inquiry, of such Seller, threatened against or by such Seller affecting such Seller’s Shares or Warrants (as applicable) or seeking to restrain or enjoin the completion of the transactions contemplated by this Agreement or any other Transaction Document.

Section 3.05 Brokers. Except for Lincoln International LLC (“Lincoln”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Documents based upon arrangements made by or on behalf of such Seller.

Section 3.06 No Claims. Such Seller and its Affiliates have no claims (and have never asserted any claims) against any of the Companies or the Georgia C-Corporation or any other Seller or any of their respective Affiliates relating to any of the Companies, other than (a) undisputed claims for compensation or benefits or any other rights under any employment arrangement with or employee benefit program of any Company, or (b) unasserted rights to indemnification from any Company under its Organizational Documents.

Section 3.07 Investment Representations. Such Seller will acquire its Parent Shares under the terms of this Agreement for its own account for investment only and not with a view to or for sale in connection with any distribution thereof or with any present intention of selling or distributing all or any part thereof (other than to the final beneficial owners of such Seller in connection with the liquidation, dissolution or winding up of such Seller). Such Seller is not a party to any Contract with any other Person to sell or transfer, or to have any other Person sell, on behalf of such Seller, all or any portion of its Parent Shares. Such Seller acknowledges that the Parent Shares have not been and will not be registered under the Securities Act, and may not be reoffered or resold except pursuant to an exemption from the registration requirements of the Securities Act. Such Seller (a) is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act and (b) is sufficiently knowledgeable and experienced in making investments of this type as to be able to evaluate the risks and merits of its investment in the Parent Shares. Such Seller has made such independent investigation of Parent, its management and related matters as such Seller deems to be necessary or advisable in connection with its acquisition of Parent Shares pursuant to this Agreement.

Section 3.08 ESOP.

(a) The Trustee is a trust company duly organized, validly existing and in good standing under the Laws of the State of Illinois. The Trustee (as trustee for, and on behalf of, the Share Seller) has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document on behalf of the Share Seller and to which the Share Seller is or will be a party, to cause the Share Seller to perform the Share Seller’s obligations hereunder and thereunder and to cause the Share Seller to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each Transaction Document to which the Share Seller is or will be a party, and the consummation of the transactions contemplated hereby or thereby, have been duly and validly authorized by all requisite action of the Trustee, and no other actions on the part of the Trustee or the Share Seller are necessary to authorize this Agreement or Transaction Document to which the Share Seller is or shall become a party. This Agreement and each of the Transaction Documents to which the Share Seller is or shall become a party, when executed and delivered by the Trustee on behalf of the Share Seller and all other parties thereto, shall constitute the valid and legally binding obligation of the Share Seller enforceable against it in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) The execution, delivery and performance by the Share Seller of this Agreement and the other Transaction Documents to which the Share Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of any provision of the ESOP plan document and ESOP Trust Agreement, (ii) result in a violation or breach of any provision of any Law or Governmental Order applicable to the Trustee, (iii) require the consent of, notice to or other action by any Person, (iv) result in the creation or imposition of any lien (other than restrictions imposed on transfer under applicable federal and/or state securities Laws) on any Shares owned by the Share Seller, (v) constitute a default under, or give rise to any right of termination, amendment, cancellation or acceleration under (with or without notice or lapse of time or both), any agreement that the Trustee or the Share Seller is a party or (vi) result in a non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA).

(c) The Trustee (i) is the duly appointed fiduciary of the Share Seller, as described in Section 3(21) of ERISA, with the power and authority to act on behalf of the Share Seller with respect to all matters covered by this Agreement and any Transaction Documents to which the Share Seller is a party, (ii) is independent of all parties to this Agreement, (iii) has full and complete authority to act on behalf of the Share Seller to the extent specified in the ESOP plan document and ESOP Trust Agreement, (iv) has negotiated this Agreement and related Transaction Documents on behalf of the Share Seller, and (v) has been provided all information by the Sellers and the Target requested by the Trustee in order to permit the Trustee to make its determination to cause the Share Seller to enter into this Agreement and related Transaction Documents to which the Share Seller is a party and to engage in each of the transactions contemplated by this Agreement and the related Transaction Documents.

(d) Except for ordinary course payments with respect to participants’ accounts, neither the Share Seller nor the Trustee has any outstanding claims for Liabilities or indemnification against the Target pursuant to the ESOP, ESOP Trust Agreement, ESOP Pledge Agreement and the ESOP Loan Agreement. The ESOP Trust Agreement, ESOP Pledge Agreement, the Trustee’s engagement agreement dated December 21, 2015 (as amended November 18, 2021), and the ESOP Loan Agreement are the only Contracts between the Share Seller or the Trustee, on the one hand, and the Target or any other Company, on the other hand.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE TARGET

As an inducement to Parent and Purchaser to enter into this Agreement, the Target hereby represents and warrants to Parent and Purchaser that, except as set forth in the applicable Sections or subsections of the Disclosure Schedules (with specific reference to the particular Section or subsection of this Agreement to which the information in the Disclosure Schedules relates, it being agreed that disclosure of any item in any Section or subsection of the Disclosure Schedules shall be deemed disclosed with respect to any other Section or subsection of this Agreement to which the applicability of such item is reasonably apparent on the face of such disclosure without investigation or reference to underlying documentation), the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization, Authority and Qualification.

(a) The Target is a corporation duly organized, validly existing and in good standing under the Laws of the State of California and has all necessary corporate power and authority to own, lease and operate its properties and assets, to carry on its business as it is now being conducted and to enter into this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Target has made available to Parent and Purchaser in the Data Room true and complete copies of its Organizational Documents, each as amended to date. The Target is in compliance in all material respects with the provisions of its Organizational Documents. The execution and delivery by the Target of this Agreement and the other Transaction Documents to which the Target is a party, the performance by the Target of its obligations hereunder and thereunder and the consummation by the Target of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Target. This Agreement has been duly executed and delivered by the Target and (assuming due authorization, execution and delivery by each other applicable party) this Agreement and the other Transaction Documents to which the Target is a party constitute legal, valid and binding obligations of the Target, enforceable against the Target in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) Section 4.01(b) of the Disclosure Schedules sets forth the name, entity type and jurisdiction of organization of each Subsidiary. Each Subsidiary is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its Business as it is now being conducted. Each Subsidiary is in compliance in all material respects with the provisions of its Organizational Documents.

(c) Each of the Companies is duly licensed, registered, authorized or qualified to carry on business as a foreign corporation and in good standing (or its equivalent, to the extent such concept is applicable) in the respective jurisdictions set forth in Section 4.01(a) hereof or Section 4.01(b) of the Disclosure Schedules, as applicable, which are all of the jurisdictions where the ownership or leasing of properties by it or the operation of its Business makes such licensing, registration, authorization or qualification necessary, except where the failure to be so licensed, registered, authorized, qualified or in good standing would not, individually or in the aggregate, be material to the Companies.

(d) Section 4.01(d) of the Disclosure Schedule sets forth a complete and correct list of each officer and director of each of the Companies.

Section 4.02 Capitalization.

(a) The authorized, issued and outstanding shares of capital stock of the Target is set forth on Section 4.02(a) of the Disclosure Schedules. The Share Seller is the record owner of and has good and valid title to all of the Shares, free and clear of all Encumbrances. The Shares constitute 100% of the total issued and outstanding shares of capital stock of the Target. All of the Shares (i) have been duly authorized and are validly issued and, as applicable, fully paid and non-assessable, (ii) were offered, issued, sold and delivered in compliance in all material respects with all applicable Laws, and (iii) are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Organizational Documents of the Companies, as applicable, or any Contract to which the Companies are a party or bound.

(b) The Warrants, the exercise price of each Warrant and the number of shares of capital stock of the Target for which each such Warrant is exercisable, are set forth on Section 4.02(b) of the Disclosure Schedules. The Warrant Sellers are the record owners of and have good and valid title to all of the Warrants, free and clear of all Encumbrances. Other than the Warrants, there are no outstanding options, warrants, rights or subscriptions to purchase or otherwise acquire any shares of capital stock of the Target or securities or obligations of any kind convertible into or exchangeable or exercisable for any equity interest of the Target, nor has the Target entered into or incurred any other binding commitment, agreements, arrangements or obligation that remains enforceable to issue or sell any equity interest in the Target, or granted to any Person any right that remains enforceable to subscribe for or acquire from it any equity interest.

(c) Subject to the Warrant Sellers’ interests in the Warrants, the Target is a direct wholly owned subsidiary of the Share Seller and all of the outstanding capital stock or other equity interest in the Target are owned beneficially and of record by Share Seller. There are no outstanding equity appreciation, phantom stocks, profit appreciation or participation rights with respect to the Target. Other than the Organizational Documents of the Target, there are no voting trusts, proxies, registration rights agreements or other agreements or understandings in effect with respect to the voting, disposition, registration, dividends, distributions or transfer of any of the equity interests in the Target (including the Shares and the Warrants).

(d) There are no Liabilities for, or obligation with respect to, any dividends or distributions declared or accumulated but unpaid with respect to, or any other payment in respect of, or based on the value or appreciation in value of, any equity interest of the Companies. All equity interest of the Companies subject to issuance, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of the Companies to repurchase, redeem or otherwise acquire any equity interest of any Person, or to provide funds to, make any investment (in the form of a loan, capital contribution or otherwise) in, return capital to, or make any payment to, any Person. No bonds, debentures, notes or other Indebtedness of the Companies having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which equity holders of the Companies may vote are issued or outstanding.

(e) The authorized, issued and outstanding equity interests of the Georgia Company is set forth on Section 4.02(e) of the Disclosure Schedules. The Target, the Georgia C-Corporation and the Georgia Share Sellers are the record owners of all of the equity interests of the Georgia Company. The Target has good and valid title to all of the equity interests of the Georgia Company owned of record by the Target, free and clear of all Encumbrances. All equity interests of the Georgia Company (i) have been duly authorized and are validly issued and, as applicable, fully paid and non-assessable, (ii) were offered, issued, sold and delivered by the Target and the Georgia Company in compliance in all material respects with all applicable Laws, and (iii) are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Organizational Documents of the Georgia Company or any Contract to which the Georgia Company is a party or bound. There are no outstanding options, warrants, rights or subscriptions to purchase or otherwise acquire any direct or, to the Company’s Knowledge, indirect, equity interest of the Georgia Company or securities or obligations of any kind convertible into or exchangeable or exercisable for any direct or, to the Company’s Knowledge, indirect, equity interest of the Georgia Company, nor has the Georgia Company nor the Target nor, to the Company’s Knowledge, any other Person, entered into or incurred any other binding commitment, agreements, arrangements or obligation that remains enforceable to issue or sell any equity interest in the Georgia Company, or granted to any Person any right that remains enforceable to subscribe for or acquire from it any equity interest in the Georgia Company. Immediately following the Closing, and assuming closing of the transactions contemplated by the Georgia C-Corporation SPA and the Georgia UPA, Purchaser will directly or indirectly, own 100% of the issued and outstanding equity interests of the Georgia Company.

Section 4.03 Subsidiaries. Section 4.03 of the Disclosure Schedules sets forth: (i) the authorized equity interest (and type) of each of the Subsidiaries and (ii) the number of equity interests (and type) of each of the Subsidiaries that are issued and outstanding, all of which are owned (beneficially and of record) by the Persons and in the respective amounts as set forth on Section 4.03 of the Disclosure Schedules, free and clear of all Encumbrances. There are no outstanding options, warrants, rights or subscriptions to purchase or otherwise acquire any equity interest of any Subsidiary or securities or obligations of any kind convertible into or exchangeable or exercisable for any equity interest of any Subsidiary, nor has any Subsidiary entered into or incurred any other binding commitment, agreements, arrangements or obligation that remains enforceable to issue or sell any equity interest in any Subsidiary, or granted to any Person any right that remains enforceable to subscribe for or acquire from it any equity interest. Except as set forth on Section 4.03 of the Disclosure Schedules, no Company owns, or has any interest in, any shares of, or has an ownership interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any shares of, or ownership interest in, any other Person. Each entity that was a Subsidiary and is no longer in existence was dissolved, liquidated, merged or consolidated in accordance with its Organizational Documents and the Laws of the jurisdiction of its organization and there are no outstanding Liabilities, including Taxes, with respect to any such entity.

Section 4.04 No Conflicts; Consents. The execution, delivery and performance by the Target of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of any provision of the Organizational Documents of the Target; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Companies; or (c) except as set forth in Section 4.04 of the Disclosure Schedules, require the consent of, notice to, waiver from, or other action by any Person under, conflict with, result in a violation or breach of, result in loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would become a default) under or result in the acceleration, termination, amendment, or cancellation of, or result in the creation of an Encumbrance on any property or asset of the Companies pursuant to, any Contract, Permit or other instrument or obligation to which the Target or any of its Subsidiaries is a party or by which any such Person or any of its assets or properties is bound or affected, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not, individually or in the aggregate, be material to the Companies, taken as a whole. Except as set forth in Section 4.04 of the Disclosure Schedules and other than filings as may be required under the HSR Act, no consent, approval, exemption, authorization, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Companies in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, exemptions, authorizations, Permits, Governmental Orders, declarations, filings or notices required by or with respect to the Companies that if not made or obtained would not, individually or in the aggregate, be material to the Companies, taken as a whole.

Section 4.05 Financial Statements; Absence of Undisclosed Liabilities.

(a) Copies of (i) the unaudited consolidated balance sheets of the Target and its Subsidiaries as of December 31, 2021 (the “Balance Sheet,” and such date, the “Balance Sheet Date”), and the related consolidated statements of operations, statements of changes in owners’ investment and statements of cash flows for the period then ended (the “Interim Financial Statements”), (ii) the audited consolidated balance sheets of the Target and its Subsidiaries as of December 31, 2020, and the related consolidated statements of operations, statements of changes in owners’ investment and statements of cash flows for the period then ended, and (iii) the unaudited consolidated balance sheets of the Target and its Subsidiaries as of December 31, 2019, and the related consolidated statements of operations, statements of changes in owners’ investment and statements of cash flows for the period then ended, (collectively, the “Financial Statements”) have been delivered or made available to Parent and Purchaser in the Data Room. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of footnotes. The Financial Statements fairly present in all material respects the financial condition of the Companies as of the respective dates they were prepared and the results of the operations, changes in owners’ investment and cash flows of the Companies for the periods indicated (subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of footnotes). The Financial Statements (i) were prepared in good faith and in accordance with, and accurately reflect in all material respects, the books of account and financial records of the Companies, and (ii) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of the Companies and the results of the operations, changes in owners’ investment and cash flows of the Companies as of the dates thereof or for the periods covered thereby.

(b) The books of account and other financial records of the Companies relating to the periods covered by the Financial Statements: (i) reflect all items of income and expense and all assets and liabilities required to be reflected therein in accordance with GAAP applied on a basis consistent with the past practices of the Companies, in all material respects, and (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies.

(c) Except as set forth on Section 4.05(c) of the Disclosure Schedules, each of the accounts and notes receivable of the Companies (i) has arisen from a bona fide sales transaction in the ordinary course of business and is payable on the terms set forth in the applicable Contract relating thereto, (ii) is the legal, valid and binding obligation of the respective debtor, enforceable against such debtor in accordance with its respective terms, (iii) is properly reflected on the Companies’ books and records and financial statements in accordance with GAAP applied on a basis consistent with the past practices of the Companies, in all material respects, (iv) is not subject to any material set-off, counterclaim, credits or other offsets and is reasonably believed by the management of the Target to be collectable in full within sixty (60) days after billing, subject to any reserves for bad debts of the Companies set forth in the Interim Financial Statements, and (v) is not the subject of any material pending or threatened in writing legal proceeding brought by or on behalf of the Companies or any third party. There are no security arrangements or collateral securing the repayment or other satisfaction of receivables of the Companies.

(d) The Companies maintain, and have maintained for all periods reflected in the Financial Statements, proper internal accounting controls designed to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, and (ii) transactions are recorded as necessary to permit preparation of the Financial Statements in conformity with GAAP, consistently applied throughout the periods covered thereby (except as may be indicated in the notes thereto), in all material respects (except as set forth in Section 4.05(d) of the Disclosure Schedules), in each case except where the failure to maintain such controls would not reasonably be expected to be material to the Companies, taken as a whole. To the Company’s Knowledge, none of the Companies has received any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies, methods or controls of the Companies.

(e) The Companies have obtained forgiveness of the loan under Paycheck Protection Program as set forth in Section 4.05(e) of the Disclosure Schedules (the “PPP Loan”). Except as set forth on Section 4.05(e) of the Disclosure Schedules and other than the PPP Loan, neither the Target nor any of its Subsidiaries has applied for a loan under the Paycheck Protection Program or otherwise applied for or received any other direct assistance from any Governmental Authority in connection with the COVID-19 pandemic.

(f) No Company has any Liabilities, other than Liabilities: (i) reflected, reserved for or disclosed on the Balance Sheet; (ii) which have arisen since the Balance Sheet Date in the ordinary course of business (and none of which are Indebtedness or other Liabilities that have arisen in connection with or relate to breach of any Contract, breach of warranty, tort, infringement or misappropriation, or violation of Law, in each case by the Companies); (iii) contemplated by this Agreement; and (iv) reflected in Closing Working Capital as finally determined in Section 2.04.

Section 4.06 Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or except as set forth in Section 4.06 of the Disclosure Schedules, from the Balance Sheet Date until the date of this Agreement, each Company has operated in the ordinary course of business in all material respects and there has not been, with respect to any Company, any:

(a) event, occurrence or development that has had or would reasonably be expected to have a Company Material Adverse Effect;

(b) amendment of the Organizational Documents of any Company;

(c) split, reverse split, reorganization, recapitalization, subdivision, exchange, combination or reclassification of any equity interests in any Company;

(d) issuance, repurchase, redemption, sale or other disposition, acquisition, pledge of any equity interests, securities convertible into or exchangeable or exercisable for such capital stock or other equity interest in any Company, or grant of any options, stock appreciation rights, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any equity interests in any Company;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f) material change in any method of accounting, estimation methodologies, procedures, classifications or accounting practice of any Company, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(g) sale, assignment, transfer, license, lease, pledge, abandonment, permit to lapse or expiration, conveying, or other disposition of any of the properties or assets shown or reflected on the Balance Sheet, except in the ordinary course of business and except for any obsolete or surplus assets having an aggregate value of less than $100,000;

(h) except in the ordinary course of business or as required by applicable Law, the terms of any Benefit Plan, any Contract, or this Agreement, with respect to any Company Employee or independent contractor, (i) if such worker has an annualized base compensation rate over $70,000, grant of any bonus, incentive or similar payment or increase in any wages, bonus, bonus opportunity or fringe, salary, severance, pension, commission or other compensation or benefits, (ii) entering into of any termination, retention, incentive, severance or change of control agreement or arrangement, (iii) action to accelerate the vesting, funding or payment of any compensation or benefit under any Benefit Plan or otherwise, (iv) hiring any employee who will become a Company Employee, other than the hiring of employees who will become employees below the level of manager or director, (v) making any loan or advance any money or other property to any Company Employee or independent contractor of Companies in amounts in excess of $1,000 individually or $10,000 in the aggregate, (vi) payment of any bonus or incentive compensation to any worker with an annualized base compensation rate over $70,000 in excess of the amount earned based on actual performance in accordance with the applicable Benefit Plan, (vii) adoption, amendment or termination of any Benefit Plan or increased the benefits provided under any Benefit Plan or otherwise, or (viii) termination of employment, change of title, office or position, or material reduction of the responsibilities of, any management personnel of any Company;

(i) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or equity of, or by any other manner, any business or any Person or any division thereof;

(j) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(k) properties or assets becoming subject to any Encumbrances, except for Permitted Encumbrances;

(l) abandonment, disclaiming, sale, assignment, transfer, license or grant of any Encumbrances in, to or under any Company Intellectual Property that is material to the Companies or failure to maintain all the interests of Company in such Company Intellectual Property that is material to the Companies, in each case, except non-exclusive licenses granted to third parties in the ordinary course of business or with or to any other Company;

(m) commencement or settlement of any material legal proceeding by, against or involving the Companies, or any of their respective properties or assets;

(n) amendment or termination of any material rights under any Material Contract, or entry by any Company into any Contract that (A) if entered into prior to the date of this Agreement would have been a Material Contract; or (B) contains a change of control provision in favor of the other party or parties thereto that would be triggered by the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents or would otherwise require a material payment to or give rise to any material rights in favor of such other party or parties in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents;

(o) formation of a Subsidiary or entry into any new line of Business;

(p) action to incur, modify, or become liable in respect of any guarantee for, any Indebtedness, other than Indebtedness that is to be repaid in full at the Closing;

(q) action to authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $100,000 or capital expenditures which are, in the aggregate, in excess of $250,000 for the Companies that would be incurred after the Closing;

(r) action to terminate, let lapse or materially amend or modify any insurance policy maintained by any of the Companies, unless such policy is replaced by a reasonably comparable policy;

(s) action to cancel, forgive or otherwise compromise any material Indebtedness or claims;

(t) failure to pay any creditor any amount owed to such creditor when due (other than any amount as to which the validity or amount of which is being contested in good faith by appropriate proceedings or for which adequate reserves are maintained on the books of the Companies);

(u) acquisition, or entering into a Contract to acquire, any real property, other than in the ordinary course of business;

(v) discounting any accounts receivable of the Companies, or acceleration of the collection of any accounts receivable or delay the payment of any accounts payable, in each case other than in the ordinary course of business;

(w) incident of damage, destruction or loss of any property owned by any Company or used in the operation of their businesses, whether or not covered by insurance, having a replacement cost or fair market value in excess of $100,000;

(x) (i) action to make, change or revoke any material election in respect of Taxes, (ii) adoption or change in any material accounting method in respect of Taxes, (iii) settlement of any claim or assessment in respect of a material amount of Taxes, (iv) surrender of a right to a material credit or material refund of any Tax, (v) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of Taxes (other than as the result of extending the due date of a Tax Return), (vi) request to receive any Tax ruling, (vii) entry into any Tax sharing agreement (other than any such agreement the principal purpose of which is not Taxes) or (viii) filing of any amended Tax Return in a manner that is inconsistent with the past practice of the applicable Company; or

(y) agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07 Material Contracts.

(a) The Target has made available to Parent and Purchaser in the Data Room complete and correct copies (including all modifications, amendments and supplements thereto and waivers thereunder) of each of the following Contracts and other agreements to which any Company is currently subject or bound (together with all Company Leases listed in Section 4.09(b) of the Disclosure Schedules, collectively, the “Material Contracts”):

(i) each Contract or group of related Contracts, the performance of which, in calendar year 2021, resulted in, or in calendar 2022 is reasonably expected to result in, consideration or payment in excess of $100,000 to or from any Company, which, in each case, cannot be cancelled by such Company without penalty or without more than 90 days’ notice;

(ii) all Contracts since January 1, 2018 pursuant to which a Company sold assets, other than in the ordinary course of business;

(iii) all Contracts since January 1, 2018 pursuant to which a Company sold, acquired, or otherwise disposed of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), other than in the ordinary course of business;

(iv) all Contracts that require any Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(v) all Contracts that provide for the assumption of any Tax, environmental or other Liability of any Person;

(vi) all Contracts that (A) include a continuing indemnification or warranty (other than standard form Contracts entered into in the ordinary course of business), or (B) include an uncapped indemnification obligation on the Companies;

(vii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which any Company is a party and which payments exceed $25,000;

(viii) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which any Company is a party and, with respect to Contracts with independent contractors or consultants, that are not cancellable without material penalty or without more than 90 days’ notice;

(ix) except for Contracts relating to trade payables, all Contracts relating to Indebtedness (including guarantees) of any Company;

(x) all Contracts with any Governmental Authority to which any Company is a party;

(xi) all Contracts that result in any Person holding a power of attorney from the Companies that relate to the Companies or their respective businesses;

(xii) all Contracts that (A) limit or purport to limit the ability of any Company or any of their respective Affiliates to enter into, engage or compete in any line of business or with any Person or in any geographic area or during any period of time, (B) contain an express covenant not to compete or other similar restrictive covenant granted by the Companies in favor of a third party, or (C) restrict the ability of the Companies or any of their respective Affiliates to solicit the employment or hiring of any individual, in the case of this clause (C), other than pursuant to confidentiality or non-disclosure agreements entered into in the ordinary course of business or in connection with the process for the sale of all of the equity interest of the Companies;

(xiii) any Contracts to which any Company is a party that provide for any joint venture, partnership or similar arrangement by such Company;

(xiv) any Contracts entered into in connection with the acquisition (by merging or consolidation with, by purchasing a substantial portion of the assets of or equity in, or by any other similar transaction), of any Person, business or unit thereof, pursuant to which the Target or any of its Subsidiaries has any “earn out” or other contingent payment obligations;

(xv) all agreements between any Company, on the one hand, and any Seller, SARS Participant or Affiliate of a Seller or SARS Participant (other than a Company), on the other hand;

(xvi) all collective bargaining agreements or agreements with any labor organization, union or association to which any Company is a party;

(xvii) all license agreements, covenants not to sue, grants of rights to use and other agreements, in each case relating to Intellectual Property to which any Company is a party or to which its assets or properties are subject or bound (other than license agreements for “off-the-shelf” software widely available on generally standard terms and conditions).

(xviii) all Contracts containing a “most favored nation,” “minimum purchase requirement,” “exclusivity,” “rebate” or similar provision or that obligates the Companies to conduct business on an exclusive or preferential basis with any third party;

(xix) all Contracts granting rights of first refusal, rights of first offer or similar rights to any Person;

(xx) all Contracts relating to any capital expenditures and involving future payments in excess of $100,000, individually, or $250,000, in the aggregate;

(xxi) all Contracts involving any resolution or settlement of any actual or threatened legal proceeding with a value of greater than $100,000 or which imposes material continuing obligations on the Companies;

(xxii) all Contracts with (A) any Material Customer (other than purchase orders) or (B) any Material Supplier (other than purchase orders);

(xxiii) all Contract governing the ownership or voting of the equity interest of any Person, including any shareholders agreement, rights agreement or any other related or similar Contract;

(xxiv) any Contract relating to an interest rate cap, interest rate swaps, currency or commodity derivative or hedging transaction;

(xxv) other than the Organizational Documents of the Companies, all Contracts containing a put, call, or similar right pursuant to which the Companies could be required to purchase or sell, as applicable, any equity interest or assets of any Person;

(xxvi) all Contracts granting water rights and access to water supply;

(xxvii) all Contracts falling within a category for which the Target or any of its Subsidiaries has standard form agreements (as such form agreements existed on the date on which such Contract was entered, which form agreements have been made available by the Target to Parent and Purchaser in the Data Room) that deviates from such standard form agreements in a manner that (A) materially increases the actual or potential Liability of the Companies or (B) materially limits the actual or potential rights or benefits of the Companies, in each case as compared to those which would have arisen if there had been no such deviation from the relevant standard form agreement; and

(xxviii) any legally binding commitment to enter into any Contract of the type described in clauses (i) through (xxvii) of this Section 4.07(a).

(b) Each Material Contract is valid and binding on the Company that is a party to it in accordance with its terms and is in full force and effect. No Company is in material breach of, or default under, any Material Contract, and no event has occurred which (with or without notice, passage of time, or both) would constitute a breach, violation or default in any material respect under a Material Contract on the part of any Company. No Company has provided or received any written claim or written notice of any intention to terminate or cancel any Material Contract. To the Company’s Knowledge, no other party to any Material Contract is in breach of or default (or is alleged to be in breach of or default under) in any material respect, or has provided any written claim or written notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. For each Material Contract that has not been executed by either the applicable Company or the counterparty, the applicable Company and the counterparty have been operating under the version of the unsigned agreement made available to Parent and Purchaser in the Data Room as if it were signed and the unsigned version of such is legally binding on the parties.

Section 4.08 Customers and Suppliers.

(a) Section 4.08(a) of the Disclosure Schedules lists the top twenty (20) customers of the Business by sales volume during the fiscal year ended December 31, 2020 and December 31, 2021 (each, a “Material Customer”) and the total amount invoiced by the Companies to each Material Customer during each such period, as measured by the dollar amount of such invoices.

No Material Customer (i) has defaulted, cancelled, failed to renew or otherwise terminated or modified in any material respect its business relationship with any Company, (ii) has materially decreased the amount of business done with the Companies or (iii) has informed or threatened any Company in writing that it intends to terminate or modify in any material respect its business relationship with any Company, including any material modification of prices. The Companies have remediated or otherwise resolved any material deficiencies or other material violations identified in any audit by any of its Material Customers.

(b) Section 4.08(b) of the Disclosure Schedules lists the top twenty (20) suppliers of the Business by expenditure during the fiscal year ended December 31, 2020 and December 31, 2021 (each, a “Material Supplier”) and the total payments by the Companies to each Material Supplier during each such period, as measured by the dollar amount of such payments. No Material Supplier (i) defaulted, cancelled, failed to renew or otherwise has terminated or modified in any material respect its business relationship with any Company, (ii) has materially decreased the amount of business done with the Companies or (iii) has informed or threatened any Company in writing that it intends to terminate or modify in any material respect its business relationship with any Company, including any material modification of prices. Except as set forth on Section 4.08(b) of the Disclosure Schedules, there are no suppliers of products or services to the Companies that are material to its business with respect to which practical alternative sources of supply are not generally available on comparable terms and conditions in the marketplace. The Companies have, in all material respects, remediated or otherwise resolved any material deficiencies or other material violations identified in any audit by any of its Material Suppliers.

Section 4.09 Title to Assets; Company Real Property.

(a) Each Company has good and valid title to, or a valid leasehold interest in, all Company Real Property and tangible personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances.

(b) Section 4.09(b) of the Disclosure Schedules lists the street address of each parcel of leased Company Real Property, and a list, as of the date of this Agreement, of all leases, subleases, licenses, concessions and other binding agreements, including any amendment, renewal or extension with respect thereto, for each parcel of leased Company Real Property (collectively, “Company Leases”), including the identification of the lessee and lessor thereunder. The Companies, as applicable, have valid leasehold interests in the leased Company Real Property free and clear of any Encumbrances other than Permitted Encumbrances. The Company Leases constitute valid and binding obligations of the applicable Company, and each other party thereto, in each case, in accordance with their terms. The Company Leases are in full force and effect. Except as otherwise set forth on Section 4.09(b)(i) of the Disclosure Schedules, with respect to the Company Leases, as of the date hereof, none of the Companies nor, to the Company’s Knowledge, any other party to any Company Lease is in breach thereof or default thereunder (including any breach or default that would exist but for the giving of notice or passage of time, or both), which such breach or default remains uncured. The Target has made available to Parent and Purchaser in the Data Room true, complete and correct copies of the Company Leases. Except as otherwise set forth on Section 4.09(b)(ii) of the Disclosure Schedules, (i) no Company has subleased, licensed or otherwise granted any Person the right to use or occupy any of the leased Company Real Property, (ii) the applicable Company’s possession and quiet enjoyment of the Company Real Property has not been disturbed, and (iii) to the Company’s Knowledge, there are no disputes with any landlord to any Company Lease which disputes remain uncured.

(c) The Companies do not own any real property other than the improvements located at 1550 and 1595 Santa Monica Road, Carpinteria, CA and 6135 N Rose Avenue, Oxnard, CA.

(d) Except as otherwise set forth on Section 4.09(d) of the Disclosure Schedules, the property and assets of each Company are in good operating condition and repair, ordinary wear and tear and casualty excepted, and are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing. The Company Real Property constitutes all of the real property used in connection with the Business as currently conducted.

(e) Except as otherwise set forth on Section 4.09(e) of the Disclosure Schedules, the Companies’, as applicable, use and operation of the Company Real Property, for the various purposes for which it is presently being used, does not violate, in any material respect, any applicable urbanization, zoning, and other land use Law or any Encumbrance or Permit applicable to the Company Real Property. Except as otherwise set forth on Section 4.09(e) of the Disclosure Schedules, to the Company’s Knowledge, there are no actions pending or threatened against or affecting the Company Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain actions.

Section 4.10 Intellectual Property.

(a) “Intellectual Property” means any and all intellectual property in any jurisdiction throughout the world, whether registered or unregistered, including the following: (i) trademarks, service marks, trade names, trade dress and similar indicia of source or origin, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, copyrightable works of authorship (including computer software), databases, data collections and rights therein, moral rights, mask works, including all applications and registrations related to the foregoing; (iii) trade secrets, know-how and rights in confidential information and other non-public information (whether or not patentable), including such rights in ideas, formulas, compositions, inventor’s notes, discoveries and improvements, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, software code, business and marketing plans, market surveys, market know-how and customer lists and information; (iv) industrial designs, patents and patent applications (including divisions, continuations, continuations-in-part, revisions and reexaminations), and any renewals, extensions or reissues thereof; (v) internet domain name registrations and social media accounts and handles; and (vi) all actions and rights to sue at Law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom.

(b) Section 4.10(b) of the Disclosure Schedules lists all Intellectual Property owned (including jointly owned) by a Company that is registered, issued or subject to a pending application for registration or issuance, indicating for each such item, as applicable, the application or registration number, date and jurisdiction of filing, registration or issuance, the status, and the identity of the current applicant or registered owner. All Intellectual Property listed or required to be listed on Section 4.10(b) of the Disclosure Schedules has had all necessary registration, maintenance and renewal fees paid, and all necessary documents and articles filed, for the purposes of maintaining such Intellectual Property.

(c) Except as set forth in Section 4.10(c) of the Disclosure Schedules, the Companies own or have the right to use, including immediately following the Closing, all Intellectual Property necessary to conduct its Business as currently conducted (the “Company Intellectual Property”), free and clear of any Encumbrances other than Permitted Encumbrances. The Companies have good, valid and exclusive title to the Company Intellectual Property owned by the Companies and a valid right to use all other Company Intellectual Property in the operation of the Business.

(d) Except as set forth in Section 4.10(d) of the Disclosure Schedules: (i) the Companies and the conduct of the Business have not within the past three (3) years, and the Companies and the current conduct of the Business, do not infringe, violate or misappropriate the Intellectual Property of any Person; and (ii) to the Company’s Knowledge, no Person is infringing, violating or misappropriating any Company Intellectual Property that is owned by a Company. The Companies have not received any written or, to the Company’s Knowledge, threatened notice of any claim within the past three (3) years alleging that any Company or the conduct of the Business infringes, misappropriates, violates or otherwise conflicts with any Intellectual Property right of any other Person.

(e) The Companies are not the subject of any pending action, suit, claim, or other legal proceeding and to the Company’s Knowledge, no investigation is pending and no action, suit, claim, investigation or other legal proceeding is threatened against any Company involving the Company Intellectual Property. The Companies have not received any written notification in which any Person claims that any Company does not hold title in or have a right to use any Intellectual Property that is currently used to conduct its Business as currently conducted.

(f) Except as set forth on Section 4.10(f) of the Disclosure Schedule, to the extent that any Intellectual Property has been authored, developed, created, conceived, reduced to practice, or contributed to, in whole or in part, by any current or former manager, officer, employee or independent contractor of a Company or other Person, for a Company, such Company either owns such Company Intellectual Property by operation of Law or has a written agreement executed by such current or former manager, officer, employee or independent contractor or other Person (i) validly assigning to such Company all such Person’s right, title and interest therein, and (ii) such Company thereby has sole ownership of all of such Person’s Intellectual Property rights in such Intellectual Property.

(g) Each Company has taken reasonable steps to protect the Company Intellectual Property that is by its nature confidential Company Intellectual Property, and, without limiting the generality of the foregoing, each Company has enforced a policy requiring each of its managers, officers, employees and independent contractors that have access to such confidential Company Intellectual Property to execute a proprietary information/confidentiality agreement as deemed necessary by such Company and, except under confidentiality obligations, there has not been any disclosure by the Companies of any trade secrets or confidential information of the Companies.

(h) No Governmental Authority or academic institution has provided any funding, facilities or personnel for the development or creation of any Company Intellectual Property, or any other Intellectual Property owned by a Company.

(i) Any information technology equipment, including the systems, servers, network equipment, printers, storage devices, computers, computer equipment, phone equipment and systems and other information technology systems, including the software (source code and object code) therein and all documentation associated with the foregoing and the data stored therein, owned, leased, licensed or otherwise used or held for use by or on behalf of the Companies in connection with the Business (collectively, the “IT Systems”) are in all material respects adequate and sufficient (including with respect to working condition and capacity) for the conduct and operation of the Business as currently conducted. The Companies (i) have taken commercially reasonable measures to maintain the performance, security and integrity of the IT Systems, and (ii) maintain reasonable and appropriate organizational, administrative, technical and physical safeguards of the IT Systems that comply in all material respects with (A) applicable Laws and (B) applicable industry security standards with respect to preventing the unauthorized access, disclosure and use of the IT Systems and any data of the Companies. The Companies have reasonable back-up and disaster recovery arrangements in the event of a failure of the IT Systems. The Companies have not suffered any material business disruptions, or to the Company’s Knowledge, loss of data caused by (1) malfunction of any IT Systems or (2) unauthorized access to such IT Systems.

(j) None of the proprietary software owned by any of the Companies incorporates, is combined with, or distributed with any open source, community source, shareware, freeware, or other code that would result in such software being covered by the GNU General Public License or any other licensing regime, in each case as would (i) require any of the Companies to disclose or distribute its own source code (ii) require the licensing of any proprietary software to any other Person; (iii) impose any other limitation, restriction or condition on the right of the Companies to use or distribute any proprietary software. The Companies have not disclosed or delivered to any escrow agent or any other Person any of the source code for any of the proprietary software owned by any of the Companies, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. The proprietary software owned by any of the Companies, and to the Company’s Knowledge the third party proprietary software used by any of the Companies,(i) is free from any material defect, bug, or programming, design or documentation error, and (ii) does not constitute or contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “corruptant,” “worm,” “malware,” “spyware,” or “trackware” (as such terms are commonly understood in the software industry) or any other code that reasonably might be expected to disrupt, disable, or harm the operation of, or provide unauthorized access to, any computer, computer system or data.

(k) Each Company has at all times complied in all material respects with, and is presently in compliance with (i) all applicable Laws regarding privacy and data security, (ii) all of the policies, programs and procedures of each Company applicable to data privacy, data security, or personal information, and (iii) all contractual obligations that the Companies have entered into with respect to the use, storage, processing or transfer of personal information. The Companies have not received any notice of claims of, or been charged with the violation of, any Laws regarding privacy and data security, privacy policies, or contractual commitments with respect to personal information. To the Company’s Knowledge, the Companies have not experienced any incident in which personal information or other sensitive data was or may have been stolen or accessed by an unauthorized Person, and there are no facts reasonably suggesting the likelihood of the foregoing, including any breach of security or receipt of any notices or complaints from any Person regarding personal information or other data.

Section 4.11 Insurance(a) . Section 4.11 of the Disclosure Schedules sets forth a true and complete list, and the Target has made available to Parent and Purchaser in the Data Room, as of the date hereof, of all material insurance policies maintained by the Companies or with respect to which a Company is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been paid to date. None of the Target or any of its Subsidiaries is in material default with respect to its obligations thereunder. No written notice of cancellation or termination has been received with respect to any such Insurance Policies. There is no actual material claim by the Companies under any such Insurance Policies and no material claim made has been denied. Neither the Target nor any of its Subsidiaries has had its coverage under any Insurance Policy limited in any material respect by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. All such Insurance Policies comply with any requirements of any Contracts to which the Target or any of its Subsidiaries is party and are reasonable and customary for companies of similar size engaged in the Target and its Subsidiaries’ businesses.

Section 4.12 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.12(a) of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or, to the Company’s Knowledge, threatened against or by any Company or affecting any of its properties or assets, or against or by any manager, director, officer, employee or, to the Company’s Knowledge, other representative (in their capacities as such) of any of the Companies (or by or against a Seller or any Affiliate thereof and relating to any Company).

(b) Except as set forth in Section 4.12(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties, awards or settlements against or affecting any Company or any of their properties or assets.

Section 4.13 Compliance With Laws; Permits.

(a) Except as set forth in Section 4.13(a) of the Disclosure Schedules, each Company is, and during the past three (3) years has been, in compliance in all material respects with all Laws applicable to it or its Business, properties or assets.

(b) All Permits required for each Company to conduct its Business in all material respects have been obtained by it and are valid and in full force and effect.

(c) The ESOP is, and has been, in compliance with all applicable Laws, and all actions and transactions taken and approvals issued by the Trustee in connection with the ESOP, the Sellers or any of the Companies were in compliance in all material respects with all applicable Laws and the Trustee’s duties.

(d) Without limiting the generality of the foregoing, no Company, nor any of their respective directors, managers, or officers thereof or, to the Company’s Knowledge, any of their Affiliates or agents when acting on behalf of any Company (nor, to the Company’s Knowledge, any employee or Person acting for or on behalf of any of the foregoing), has (i) used any funds for unlawful contributions, gifts, gratuities, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment or offered, promised or authorized the compensation, gift, payment, or anything of value to any foreign or domestic government officials or employees or any foreign or domestic political parties or candidate for political office for the purpose of influencing any act or decision of such official or of the government to obtain or retain business or direct business to any Person in violation of Law, (iii) made any other payment in violation of Law to any official of any Governmental Authority, including bribes, gratuities, kickbacks, lobbying expenditures, political contributions or contingent fee payments, (iv) violated any applicable trade Laws, anti-money laundering or anti-terrorism financing Laws of all jurisdictions in which they operate, or regulation and rule promulgated thereunder, nor have any of them otherwise taken any action which would cause a Company to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect, (v) been a target of any sanctions, Laws, lists, regulations, embargoes or restrictive measures administered, enacted or enforced by the United States or other government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Kingdom, the European Union (and any of its member states) or the United Nations Security Council, or any other relevant authority or sanctions-administering body (collectively, the “Sanctions”), or (vi) been located, organized or resident in a country or territory that is the target of any such Sanctions (including Cuba, Iran, North Korea or Syria). No portion of the Purchase Price will be used, directly or indirectly, or lended, contributed or otherwise made available such proceeds, to any Person or country that is the target of Sanctions, or for the purpose of financing or facilitating the activities of any Person or country that is the target of any Sanctions.

(e) Within the last three (3) years, none of the Companies nor any directors, managers, officers thereof (nor, to the Company’s Knowledge, any employee or Person acting for or on behalf of any of the foregoing) have materially violated any applicable Laws, rules, or regulations governing exports, imports or re-exports to or from any country, including the export or re-export of goods, services or technical data from such countries or persons prohibited by trade embargo and/or economic sanctions (such legal prohibitions being collectively referred to as “Export Controls”). There is no pending investigation, inquiry or enforcement action against the Companies or any of their respective officers, directors or employees related to any violation or potential violation of any Export Controls.

Section 4.14 Environmental Matters.

(a) Except as set forth in Section 4.14(a) of the Disclosure Schedules, each Company is and for the past three years has been in compliance in all material respects with all Environmental Laws and has not received from any Person, with respect to any Company, any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Except as set forth in Section 4.14(b) of the Disclosure Schedules, each Company has obtained and is and for the past three years has been in material compliance with all Environmental Permits necessary for the ownership, lease, operation or use of the business or assets of such Company.

(c) None of the Companies have owned or operated any active or abandoned aboveground or underground storage tanks containing Hazardous Materials, except in material compliance with applicable Environmental Laws.

(d) Except as set forth in Section 4.14(d) of the Disclosure Schedules, the Companies have not Released any Hazardous Materials in material contravention of Environmental Laws or any term of any Environmental Permit, that would reasonably be expected to result in an Environmental Claim against any Company, or that requires any investigation, remediation, removal, cleanup, or remedial or corrective action pursuant to Environmental Law, including with respect to the business or assets of any Company or any Company Real Property currently operated or leased by any Company, and none of the Companies has received an Environmental Notice that any Company Real Property currently operated or leased by any Company, any real property formerly owned or leased by any Company, or any third-party site to which any Company sent Hazardous Materials for treatment, storage or disposal (including soils, sediment, groundwater, surface water, drinking water supply, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or term of any Environmental Permit by, any Company, or any requirement to conduct any investigation, remediation, removal, cleanup, or remedial or corrective action pursuant to Environmental Law.

(e) The Target has previously made available to Parent and Purchaser in the Data Room any and all environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the business or assets of the Companies including any currently operated or leased Company Real Property which are in the possession or control of any Company.

(f) All of the Company Real Property has water rights and water supply sufficient for the continuation of all existing operations as well as all permitted and conditionally permitted uses. None of the Companies nor, to the Company’s Knowledge, any previous owner or lessee of any Company Real Property, has sold, transferred, conveyed or entered into any agreement regarding water or water rights relating to any Company Real Property, except as otherwise expressly set forth in the Contracts referenced in Section 4.07(a)(xxvi) of the Disclosure Schedules.

Section 4.15 Employee Benefit Matters.

(a) Section 4.15(a) of the Disclosure Schedules contains a true and complete list of all “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and all pension, retirement, defined benefit, defined contribution, profit-sharing, deferred compensation, equity, stock appreciation right, stock option, phantom equity, profits interest, employee stock ownership, health and welfare, post-retirement health and welfare (including any retiree medical or retiree life benefits), employment, consulting, termination, retention, change-in-control, collective bargaining, employee loan, severance pay, vacation, bonus, commission, incentive or any other employee benefit plan, agreement, program, policy, trust, Contract or arrangement, whether or not subject to ERISA, in each case sponsored, maintained or contributed to, or required to be contributed to, by any Company and in which (i) any current, former or retired employee, director or consultant of the Companies (the “Company Employees”) (or any dependent or beneficiary thereof), has any present or future right to benefits or (ii) any Company has any present or future Liability (all such plans, agreements, programs, policies, trust and arrangements, collectively, the “Benefit Plans”). With respect to each Benefit Plan, the Target has made available to Parent and Purchaser in the Data Room each of the following documents, as applicable: (i) a true and complete copy of each Benefit Plan document (or, if no Benefit Plan document exist, a written description thereof) and any amendments thereto; (ii) any related administrative services agreement, trust agreement or other funding instrument; (iii) the most recent determination letter or opinion letter; (iv) any summary plan description, summary of material modifications and other written communications (or a description of any oral communications) by the Companies to any of the Company Employees concerning the extent of the benefits provided under a Benefit Plan; and (v) for the three (3) most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports, (D) nondiscrimination testing reports and (E) any material written communications with any Governmental Authority within the past three (3) years.

(b) With respect to each Benefit Plan, including any assets of any such Benefit Plan or any fiduciary to any such Benefit Plan: (i) such plan has been established, operated, administered and funded in compliance with its terms and all applicable Laws, including ERISA, the Code, and the Patient Protection and Affordable Care Act and the guidance issued thereunder; (ii) there are no claims pending or, to the Company’s Knowledge, threatened (other than routine claims for benefits) against any Company with respect to any Benefit Plan; (iii) no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) has occurred; and (iv) no breach of fiduciary duty (as determined under ERISA or the Code) has occurred. There is no pending or, to the Company’s Knowledge, threatened or anticipated action relating to (i) any trustee or fiduciary thereof or (ii) any of the assets of any trust of any Benefit Plan, including any audit or inquiry by the Internal Revenue Service or U.S. Department of Labor. Except as set forth on Section 4.15(b) of the Disclosure Schedules, no Benefit Plan has been the subject of an examination or audit by any Governmental Authority.

(c) With respect to each Benefit Plan, all contributions, premiums, reimbursements, distributions and other payments for any period ending on or before the Closing Date that are not yet due have been accrued to the extent required under GAAP.

(d) None of the assets of any Company or any ERISA Affiliate are subject to any lien arising under ERISA or Subchapter D of Chapter 1 of the Code, and to the Company’s Knowledge no condition exists that would reasonably be expected to result in any such lien arising.

(e) Neither the execution of this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will (either alone or together with any other event) result in (i) severance pay or any increase in severance pay upon any termination of employment or services with any Company after the date hereof pursuant to any Contract or Benefit Plan, (ii) the acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any Benefit Plan or otherwise, (iii) any Company to record additional compensation expense on its income statement with respect to any outstanding equity based award or (iv) result in any “excess parachute payment” under Section 280G of the Code. No Company has any obligation to “gross up” or otherwise make any payment to any Person for any Taxes under Section 409A or Section 4999 of the Code.

(f) No Benefit Plan provides for any retiree medical or other post-employment health or welfare benefits, other than COBRA continuation coverage as may be required under Section 4980B of the Code.

(g) Each Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code, and the trust (if any) forming a part thereof, is so qualified and, to the Company’s Knowledge, there are no circumstances or events that would reasonably be expected to adversely affect the qualified status for any such Benefit Plan.

(h) Other than the ESOP, no Benefit Plan subject to Title I of ERISA holds any “employer security” or “employer real property” (each as defined in Section 407(d) of ERISA).

(i) No Benefit Plan is subject to Title IV of ERISA and, in the last six (6) years, none of the Companies nor any ERISA Affiliate has sponsored, maintained or contributed to any plan that is or was subject to Title IV of ERISA. None of the Companies nor any ERISA Affiliate maintains, sponsors, contributes to or is obligated to contribute to, or has, within the last six (6) years, maintained, sponsored, contributed to or been obligated to contribute to a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA.

(j) Each Benefit Plan that is sponsored by a Company is by its terms able to be unilaterally amended or terminated (as permitted by applicable Law) by the applicable Company that sponsors the Benefit Plan.

(k) Each Benefit Plan that is a “nonqualified deferred compensation plan” has been operated in compliance with the applicable provisions of Section 409A of the Code or an available exemption therefrom, the regulations thereunder and other official guidance issued thereunder (collectively, “Section 409A”), and is in documentary compliance with the applicable provisions of Section 409A. With respect to each Benefit Plan that is not intended to be subject to Section 409A because it is not a nonqualified deferred compensation plan under Section 409A and the regulations thereunder or is otherwise exempt from its application, all the conditions required to retain such treatment remain in effect and are not expected to change so as to subject such Benefit Plan to Section 409A. No Company has been required to report to any Governmental Authority any corrections made or Taxes due as a result of a failure to comply with Section 409A. No award under the SARS Plan or any other “stock rights” (within the meaning of Section 409A) with respect to any Company stock has been granted with an exercise price that was less than the fair market value of the underlying equity as of the date such award or stock right was granted and no exercise price of any such award has been amended following the grant date of such award to an exercise price less than the fair market value on the date of such amendment.

(l) No individual classified as a non-employee, including any independent contractor, leased employee, intern or consultant, for purposes of receiving employee benefits, regardless of treatment for other purposes, is eligible to participate in, or receive benefits under, any Benefit Plan that does not specifically provide for his or her participation.

Section 4.16 Employment Matters.

(a) Except as set forth in Section 4.16(a) of the Disclosure Schedules, no Company is a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Company Employees. Except as set forth in Section 4.16(a) of the Disclosure Schedules, within the last three (3) years, there has not been, nor, to the Company’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting any Company.

(b) Each Company is in compliance with all applicable Laws pertaining to labor and employment practices, including provisions thereof related to terms and conditions of employment labor relations and wages and hours, overtime, equal opportunity, classification of employees and workers, pay equity, fair labor standards, employment harassment, retaliation and nondiscrimination, workers compensation, collective bargaining, labor relations, whistleblowing, health and safety disability rights or benefits, plant closure and layoffs, employee leave issues, affirmative action plan requirements, unemployment insurance, employee trainings and notices, COVID-19, termination of employment and the payment of social security and other Taxes, in each case, with respect to Company Employees. Except as set forth in Section 4.16(b) of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings against any Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of any Company, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(c) The Companies are in compliance with all applicable federal, state and local immigration laws, statutes, rules, codes, orders and regulations, including the Immigration Reform and Control Act of 1986, as amended, the Immigration and Nationality Act of 1990, as amended, and the Illegal Immigration Reform and Immigrant Responsibility Act of 1996, as amended, and any successor Laws thereto (“Immigration Laws”). The Companies have properly maintained all records required by the Department of Homeland Security and former Immigration and Naturalization Service, including a properly completed Form I-9 for each individual who is currently an employee of any Company to the extent required by applicable Law, and to the Company’s Knowledge, do not employ individuals lacking authorization to work in the United States. To the Company’s Knowledge, the Companies are not the subject of any inspection, complaint or investigation by or with any Governmental Authority relating to its compliance with or violation of the Immigration Laws. The Companies have not been fined, penalized, warned or received any other written notice regarding compliance with the Immigration Laws by or from any Governmental Authority. The Companies have properly classified all of its employees as exempt or non-exempt at all times in the three (3) years prior to the date hereof and is in compliance with the Fair Labor Standards Act or any other applicable Law regarding payment of wages and overtime. There are no pending or, to the Company’s Knowledge, threatened or anticipated claims or actions against any of the Companies under any worker’s compensation policy or long-term disability policy. All independent contractors engaged by the Companies have been properly classified as independent contractors under applicable Law and the Companies do not have any direct or indirect Liability with respect to any misclassification, at any time in the three (3) years prior to the date hereof, of any person as an independent contractor rather than as an employee.

(d) In the three (3) years prior to the date hereof, no Company has effectuated (i) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”) (or any similar state, local or foreign applicable Laws) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Companies or (ii) a “mass layoff” as defined in the WARN Act (or any similar state, local or foreign applicable Law) affecting any site of employment or facility of any of the Companies with respect to any site of employment or facility of any of the Companies.

(e) There are no outstanding citations, assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing as a result of any violation of any applicable Laws in respect of workplace safety applicable to the Company Employees.

(f) The Companies have obtained all necessary work Permits for the Company Employees currently employed by the Companies, and such work Permits are in full force and effect.

(g) No formal or, to the Company’s Knowledge, informal allegation, complaint, charge or claim of sexual harassment, sexual assault, sexual misconduct, or gender discrimination has been made in the past three (3) years against any Company or any Company Employee to or by any Governmental Authority (a “Sexual Misconduct Allegation”). No Company has entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any Contract or provision similar to any of the foregoing, relating to any Sexual Misconduct Allegation.

(h) Since March 1, 2020, the Companies have been in compliance in all material respects with applicable Law regarding COVID-19 health and safety protocols for employees. The Companies have also used commercially reasonable efforts to adhere in all material respects to applicable guidance related to employees from applicable Governmental Authority such as the U.S. Centers for Disease Control and Prevention and the federal Occupational Safety and Health Administration relating to COVID-19. Except as set forth on Section 4.16(h) of the Disclosure Schedules, no Company has had any material terminations, layoffs, furloughs, shutdowns, or any material changes to benefit or compensation programs, nor are any such changes currently contemplated, as a result of COVID-19.

(i) Section 4.16(i) of the Disclosure Schedules contains a complete and accurate list of all employees of the Companies, including, as applicable for each such individual: (i) title(s), (ii) date of hire, (iii) employing entity, (iv) work location, (v) full- or part-time status, (vi) Fair Labor Standards Act status (exempt or nonexempt), (vii) current base compensation or wage rate, (viii) whether such employee is absent from active employment (excluding vacations and similar time off in the ordinary course of business) and, if so, the date such employee became inactive, the reason for inactive status and, if applicable, the anticipated date of return to active employment, and (ix) visa and green card application status.

(j) Except for any temporary workers engaged through a third party staffing firm or temp agency, Section 4.16(j) of the Disclosure Schedules sets forth a true, complete and correct list of all third-party temporary employees, consultants, and independent contractors who are currently providing services to the Companies at the Company Real Property as of the date hereof and includes their name, work location, position description or service performed, date initially contracted, hours typically worked per week, term of assignment and fee structure.

(k) All salaries, wages, wage premiums, commissions, bonuses, fees, overtime pay, vacation pay, benefits, sick days, holiday pay, severance and termination payments and other amounts and compensation due to be paid to Company Employees have been fully and timely paid under applicable Law and Contract at all times in the three (3) year period prior to the date hereof.

(l) No Company Employee has a principal place of employment outside the United States or is subject to the labor and employment Laws of any country other than the United States.

Section 4.17 Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to each Company have been timely filed (taking into account any valid extensions), and are true, correct and complete in all material respects and all income and other material Taxes that have become due and payable by each Company have been timely paid (regardless of whether or not such Taxes were shown as due on a Tax Return).

(b) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any Company, which extension or waiver is still in effect.

(c) There are no ongoing actions, suits, claims, investigations or other proceedings threatened in writing or ongoing with respect to Taxes by any Governmental Authority against any Company. No unpaid or unresolved deficiencies or additions to Taxes have been assessed with respect to any Company.

(d) Each Company: (i) has complied in all material respects with all Laws relating to the payment, reporting and withholding of Taxes from payments made to any Person and (ii) has timely withheld and paid over to the appropriate Governmental Authority all material Taxes required to be withhold from amounts paid or owing to any employee, creditor or other third party under applicable Law.

(e) There are no Encumbrances with respect to Taxes upon any of the properties or assets of any of the Companies other than Permitted Encumbrances.

(f) No written claim has been made by a Governmental Authority in a jurisdiction in which any Company does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction or that it must file Tax Returns in such jurisdiction.

(g) The Balance Sheet reflects all liabilities for unpaid Taxes of the Companies for all taxable periods (or portions of any periods) through the Balance Sheet Date. No Company has incurred any material Liability for unpaid Taxes after the Balance Sheet Date, except for Taxes arising in the ordinary course of business.

(h) No Company has any Liability for the Taxes of another Person (i) as a result of being a party to or bound by any Tax sharing agreement (other than a Contract entered into in the ordinary course of business that is not primarily related to Taxes), (ii) as a result of being, or ceasing to be, a member of any consolidated, combined, unitary, affiliated or similar Tax group (including under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of Law)), (iii) as a transferee or successor or (iv) by operation of Law.

(i) No private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into, or issued by any Governmental Authority with respect to material Taxes by any Company. No Company has entered into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or foreign Law).

(j) No Company has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b).

(k) No Company will be required to include any item of income or gain in, or exclude any item or deduction or loss from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) the use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(iii) any installment sale or open transaction of the applicable Company occurring on or prior to the Closing Date;

(iv) any intercompany transactions of the applicable Company occurring on or prior to the Closing Date; or

(v) a deposit, prepaid amount or advance payment received by the applicable Company on or before the Closing Date.

(l) None of the assets of any Company are (i) “tax-exempt use property” (within the meaning of Section 168(h) of the Code), (ii) “tax-exempt bond-financed property” (within the meaning of Section 168(g)(5) of the Code), (iii) limited use property under IRS Revenue Procedure 2001-28, or (iv) treated as owned by any other Person under Section 168 of the Code.

(m) No Company is a resident for Tax purposes, nor has a branch or permanent establishment in any country other than the United States.

(n) There is no material property of any Company that is escheatable to any state, province or municipality under any applicable escheatment Laws as of the date hereof, including uncashed checks to vendors, customers, or employees, non-refunded over payments, or credits.

(o) Section 4.17(o) of the Disclosure Schedule lists all Tax exemption, Tax holiday, or other Tax reduction Contract or Governmental Order to which any Company is currently the beneficiary. Each Company is in compliance in all material respects with all terms and conditions of any such Tax exemption, Tax holiday or other Tax reduction Contract or Governmental Order, and no submission to any Governmental Authority in connection with obtaining any such Tax exemption, Tax holiday or other Tax reduction Contract or Governmental Order contained any material misstatement or omission.

(p) Within the past two (2) years, no Company has distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was purported or intended to be governed under Section 355 of the Code.

(q) No Company has deferred any (a) “applicable employment taxes” under Section 2302 of the CARES Act, the American Rescue Plan Act or similar law or executive order of the President of the United States, or (b) “applicable taxes” under IRS Notice 2020-65. To the extent applicable, each Company has properly complied with all requirements of applicable Law relating to, and has duly accounted for, any available Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act (or a corresponding or similar provision of state or local Law) and Section 2301 of the CARES Act (or a corresponding or similar provision of state or local Law).

(r) At all times since January 1, 2016, the Target has had in effect a valid election in effect under Section 1362 of the Code and any corresponding or similar provision of state or local Tax Law to be treated as an S corporation within the meaning of Sections 1361 and 1362 of the Code, and such election (i) has never been terminated or revoked and (ii) is respected under the income Tax Laws of every state or local jurisdiction in which the Target is required to file income Tax Returns.

(s) At all times since its formation, the Georgia Company has been treated as a partnership for federal and applicable state income Tax purposes.

(t) All of the Companies (other than the Georgia Company and the Target) have, at all times since formation, been entities disregarded from their owner within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii) and have not elected pursuant to Treasury Regulation 301.7701-3(c) to be classified as corporations for U.S. federal income tax purposes.

(u) The Georgia Company: (i) has, at all times since formation until the Closing Date, been treated, for federal and applicable state income Tax purposes, as a partnership, (ii) has not made an election under section 754 of the Code that is currently in effect, (iii) has not made an election to cause the Partnership Audit Rules to apply to any taxable period lending prior to January 1, 2018, including an election under Section 1101(g)(4) of the Bipartisan Budget Act of 2015, P.L. 114-74, Treasury Regulations Section 301.9100-22 (or any similar provision of state or local Law), and (iv) is not responsible for any “imputed underpayment” within the meaning of Section 6225 of the Code.

Section 4.18 Product Warranty.

(a) Within the past three (3) years no Company has grown, produced, manufactured, marketed, distributed or sold any product that was not in compliance in all material respects with all applicable Laws or not in conformity in all material respects with all specifications and warranties made or deemed made with respect to such product, (b) initiated or been required to initiate a product recall with respect to any products grown, produced, manufactured, marketed, distributed or sold by any Company, or (c) notified or been required to notify, any Governmental Authority of any adulteration or misbranding or potential adulteration or misbranding in any product grown, produced, manufactured, marketed, distributed or sold by any Company.

(b) There are no outstanding material customer complaints, incident reports, or other reports that suggest that any products grown, produced, manufactured, marketed, distributed or sold by any Company were adulterated or misbranded at the time of the Companies’ distribution.

Section 4.19 Applicable Food Laws.

(a) Except as set forth on Section 4.19 of the Disclosure Schedules, at all times within the last three (3) years, each of the Companies have complied in all material respects with any applicable Law relating to the farming, harvest, transport, processing, use, manufacture, government issued licenses, packaging, labeling, distribution or sale of any food products grown, produced, manufactured, marketed, distributed or sold by or on behalf of the Companies (such food products being the “Food Product Inventory”), including: the federal Food Drug and Cosmetic Act (21 U.S.C. § 301 et seq.) and all regulations issued by the U.S. Food and Drug Administration (“FDA”) thereunder or under other applicable Laws, including the Food Safety Modernization Act and applicable Good Manufacturing Practices as set forth in 21 CFR Part 110 or otherwise and applicable labeling regulations set forth in 21 CFR Part 101 or otherwise; all applicable Laws related to pesticide use, handling, and disposal; all applicable Laws issued by the California Department of Public Health; the Organic Foods Production Act of 1990 (7 U.S.C. § 6501 et seq.) and all U.S. Department of Agriculture (“USDA”) regulations issued under applicable Laws, including regulations pertaining to the USDA National Organic Program standards, as set forth in 7 CFR Part 205, the California Department of Food and Agriculture Organic Program and Market Enforcement Branch; all applicable Laws relating to food packaging, including all applicable regulations issued by the FDA; the Perishable Agricultural Commodities Act of 1930, as amended (7 U.S.C. § 499a et seq.); Agricultural Marketing Agreement Act of 1937 and all applicable regulations issued thereunder and the Agricultural Marketing Act of 1946 and all applicable regulations issued thereunder (all such applicable Laws, “Applicable Food Laws”).

(b) The Food Product Inventory is (i) not adulterated or misbranded within the meaning of any Applicable Food Laws, and specifically, are not articles that are in violation of any Laws applicable to the formulation, manufacture, labeling, or sale of food for human consumption, (ii) not articles which may not, under the provisions of any Applicable Food Laws, be introduced into interstate commerce; and (iii) not adulterated or misbranded within the meaning of Laws of the jurisdiction to which such articles are shipped or the jurisdictions in which such articles are to be held for sale.

(c) No Company has received any written notice from the FDA, the USDA, the California Department of Food and Agriculture, the California Department of Public Health or equivalent Governmental Authority alleging material noncompliance with any Laws, including any Applicable Food Laws. No Company is a party to any enforcement, regulatory or administrative proceedings by the FDA or USDA, the California Department of Food and Agriculture, the California Department of Public Health or equivalent Governmental Authority and, to the Company’s Knowledge, no such proceedings are currently threatened. There are no civil, criminal or administrative suits, actions or proceedings pending against any of the Companies or, to the Company’s Knowledge, any supplier, which involve or are related to the compliance of any Food Product Inventory with Applicable Food Laws.

(d) To the extent required by a Governmental Authority, all labeling used on any Food Product Inventory has been filed or registered with and/or approved by each Governmental Authority that requires such filing, registration and/or approval. To the extent any Food Product Inventory is labeled or otherwise marketed as being “Non-GMO” or “Organic” or any similar claim, the Companies possess either (i) any certification related to the farming, harvest, transport, processing, use, manufacture, packaging, labeling, distribution or sale of any Food Product Inventory, including any certification required by Applicable Food Laws or which is required or customary for labeling or designating any Food Product Inventory as “Non-GMO,” “Organic,” or other similar designation customarily used within the food industry, including organic certification in accordance with the USDA’s National Organic Program (NOP) standards and 7 CFR Part 205 or (ii) scientifically appropriate and reliable materials to substantiate claims regarding any Food Product Inventory, whether such claims are set forth on a label or packaging or otherwise made by the Companies or its Affiliates in connection with a label, packaging or otherwise with respect to any Food Product Inventory.

Section 4.20 Inventory. All Inventory of the Companies reflected on the Balance Sheet is of a quality and quantity substantially usable or saleable in the ordinary course of business, is maintained in all material respects in accordance with the regular business practices of the Companies and is commercially salable at not substantially less than cost in the ordinary course of business, except for any items of obsolete material or material below standard quality, substantially all of which have been written down to realizable market value. All such inventory is owned by the Companies, free and clear of all Encumbrances other than Permitted Encumbrances, and no inventory is held on a consignment basis. The present quantities of all Inventory are reasonable in the present circumstances of the Companies and consistent with the average level of Inventory in the past 24 months. At the Closing, the Inventory of the Companies will be at levels sufficient for the Companies to conduct their respective business as currently conducted in the ordinary course of business.

Section 4.21 Accounts Receivable. The Target has made available to Parent and Purchaser in the Data Room an aging schedule with respect to the billed accounts receivable of the Companies as of the Balance Sheet Date, indicating a range of days elapsed since invoice. All accounts receivable reflected on the Balance Sheet arose from sales actually made or services actually performed by the Companies in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis and are not subject to any other repurchase or return arrangement. Except as set forth in Section 4.21 of the Disclosure Schedules, no Person has any Encumbrance on any accounts receivable of any of the Companies and no written request or agreement for deduction or discount has been made with respect to any accounts receivable of any of the Companies. The allowance for collection losses on the Balance Sheet was established by the Companies in the ordinary course of business consistent with past practice. Except as set forth in Section 4.21 of the Disclosure Schedules, the Companies have not received (a) any security, customer or other deposits, or (b) written notice from any obligor of any accounts receivable that such obligor is refusing to pay or contesting payment which has not been resolved prior to the date hereof.

Section 4.22 Brokers. Except for Lincoln, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Documents based upon arrangements made by or on behalf of any Company.

Section 4.23 Indebtedness. Except as described in Section 4.23 of the Disclosure Schedules, none of the Companies have any Indebtedness outstanding.

Section 4.24 Affiliated Transactions. Except as set forth on Section 4.24 of the Disclosure Schedules, no Seller or any officer, director, manager, member, equity holder, employee or Affiliate of the Companies or any Seller or, to the Company’s Knowledge, any individual in such officer’s, director’s, manager’s, member’s, equity holder’s or employee’s immediate family or any other Affiliate of any of the foregoing (other than the Target and its Subsidiaries) (a) is a party to any Contract or transaction with the Companies (other than any Contract, commitment or transaction which relates to such Person’s employment, consultant position, independent contractor position or position as a director, manager or officer with the Companies, in each case, entered into in the ordinary course of business) or (b) possesses, directly or indirectly, any financial interest in, or is a director, manager or officer of, any Person (other than the Companies) that is a material client, supplier, customer, lessor, lessee, or competitor of any of the Companies; provided, that ownership of less than five percent (5%) of any class of securities of a company whose securities are registered under the Exchange Act shall not be deemed to be a financial interest for purposes of this Section 4.24.

Section 4.25 No Other Representations and Warranties. Except for the specific representations and warranties expressly made by Sellers in Article III and by the Target in this Article IV and the certificates delivered pursuant to Article VII, the specific representations and warranties expressly made in Articles III and IV of the Georgia C-Corporation SPA and the certificates delivered pursuant to Article VII of the Georgia C-Corporation SPA and the specific representations and warranties expressly made in Article III of the Georgia UPA and the certificates delivered pursuant to Article VI of the Georgia UPA, (a) neither the Target, Sellers, nor any other Person has made or makes, and the Target and Sellers, on behalf of themselves and each Subsidiary, expressly disclaims any other express or implied representation or warranty, either written or oral, on behalf of the Target, Sellers, or any Subsidiary, including any representation or warranty as to the accuracy or completeness of any information regarding any Company’s business, affairs, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of any Company’s business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding any Company made available to Parent and Purchaser in the Data Room and its Agents (including in the Data Room management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by the Transaction Documents, or in respect of any other matter or thing whatsoever), and (b) no officer, agent, representative or employee of any Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth therein and subject to the limited remedies herein provided.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

As an inducement to Sellers and the Target to enter into this Agreement, Parent and Purchaser hereby jointly and severally represent and warrant to Sellers and the Target that, except as disclosed in any Parent SEC Documents filed or furnished by Parent with the SEC and publicly available prior to the date hereof (including any exhibits and other information incorporated by reference therein and any amendments and supplements thereto, but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections (in each case, other than factual information contained therein) or any other similar disclosure of risks contained therein to the extent similarly predictive, cautionary or forward looking in nature (other than factual information contained therein)), the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01 Organization and Authority of Parent and Purchaser.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Parent is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent of this Agreement and the other Transaction Documents to which Parent is a party, the performance by Parent of its obligations hereunder and thereunder and the consummation by Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent. This Agreement and the other Transaction Documents to which Parent is a party have been duly executed and delivered by Parent, and (assuming due authorization, execution and delivery by the Target and each Seller) this Agreement and the other Transaction Documents to which Parent is a party constitute legal, valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Purchaser is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents to which Purchaser is a party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Purchaser. This Agreement and the other Transaction Documents to which Purchaser is a party have been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by the Target and each Seller) this Agreement and the other Transaction Documents to which Purchaser is a party constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.02 No Conflicts; Consents. The execution, delivery and performance by Parent and Purchaser of this Agreement and the other Transaction Documents to which either of them is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the Organizational Documents of Parent or Purchaser; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Purchaser; or (c) require the consent of, notice to, waiver from, or other action by any Person under, conflict with, result in a violation or breach of, constitute a default (or an event which, with notice or lapse of time or both, would become a default) under or result in the acceleration, termination, amendment, or cancellation of any Contract, Permit or other instrument or obligation to which Parent or Purchaser is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Parent’s or Purchaser’s ability to consummate the transactions contemplated hereby and by the other Transaction Documents. Except for filings as may be required under the HSR Act, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Purchaser in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices that if not made or obtained would not have a material adverse effect on Parent’s or Purchaser’s ability to consummate the transactions contemplated hereby and thereby.

Section 5.03 Investment Purpose. Purchaser is acquiring the Shares and Warrants solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser acknowledges that none of the issuance, offer or sale of the Shares or the Warrants are registered under the Securities Act, or any state securities Laws, and that the Shares and Warrants may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations, as applicable. Purchaser is able to bear the economic risk of holding the Shares and Warrants for an indefinite period (including total loss of its investment) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents based upon arrangements made by or on behalf of Parent or Purchaser.

Section 5.05 Sufficiency of Funds; Solvency. Purchaser has or, at the Closing, will have sufficient funds, to make the payments required pursuant to this Agreement and to perform its obligations with respect to the transactions contemplated hereby. Purchaser acknowledges that its obligations set forth in this Agreement are not contingent or conditioned upon any Person’s ability to obtain or have at the Closing sufficient funds necessary to make the payments required pursuant to this Agreement or for Purchaser to perform its obligations with respect to the transactions contemplated hereby. After giving effect to all of the transactions contemplated hereby, Purchaser will (a) be solvent, (b) be able to pay its debts as they become due; (c) own property having a fair saleable value greater than the amounts required to pay debts (including a reasonable estimate of the amount of all contingent liabilities); and (d) have adequate capital to carry on its business.

Section 5.06 Legal Proceedings.

(a) There are no actions, suits, claims, investigations or other legal proceedings pending or, to Parent’s Knowledge, threatened against or by Parent or Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement and the other Transaction Documents.

(b) There are no actions, suits, claims, investigations or other legal proceedings pending or, to Parent’s Knowledge, threatened against Parent or any of its subsidiaries or affecting any of its or their respective properties or assets that would reasonably be expected to have a Parent Material Adverse Effect.

(c) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties, awards or settlements against or affecting Parent or any of its subsidiaries or any of their respective properties or assets that would reasonably be expected to have a Parent Material Adverse Effect.

Section 5.07 SEC Reports and Financial Statements.

(a) Since November 24, 2021, Parent has timely filed or furnished all forms, reports, statements, schedules and other documents (including all exhibits, amendments and supplements thereto) required to be filed or furnished by it with the SEC (all such forms, reports, statements, schedules, certifications, exhibits and other information incorporated therein, and other documents, as amended and supplemented from time to time, collectively, the “Parent SEC Documents”). As of their respective filing dates, the Parent SEC Documents (i) complied in all material respects with the requirements of the Securities Act and the Exchange Act and the applicable rules and regulations promulgated thereunder applicable to such Parent SEC Documents, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements of Parent and its consolidated subsidiaries (including any related notes thereto) that are included in the Parent SEC Documents or included or incorporated by reference into any documents filed pursuant to the Securities Act (i) comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or as permitted by the SEC under the Securities Act or the Exchange Act, as applicable) and (iii) fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries at the respective dates thereof and the consolidated statements of income, cash flows and stockholders’ equity for the periods indicated. The unaudited consolidated financial statements of Parent and its consolidated subsidiaries (including any related notes thereto) that are included in the Parent SEC Documents or included or incorporated by reference into any documents filed pursuant to the Securities Act (x) comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (y) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or as permitted by the SEC under the Securities Act or the Exchange Act, as applicable) and (z) fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated statements of income, cash flows and stockholders’ equity for the periods indicated (and except that the unaudited financial statements may not contain all footnotes and are subject to normal and recurring year-end adjustments).

(c) Parent has taken no action intended to, or which to its actual knowledge is likely to have the effect of, terminating the registration of the Parent Common Stock under the Exchange Act nor has Parent received any written notification that the SEC is threatening terminating such registration.

(d) Parent is in compliance in all material respects with all listing and maintenance requirements of the New York Stock Exchange and Parent has taken no action intended to, or which to its actual knowledge is likely to have the effect of, causing the delisting of the Parent Common Stock from the New York Stock Exchange nor has Parent received any written notification that the New York Stock Exchange is threatening such delisting.

(e) There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Documents and, to the knowledge of Parent, none of the Parent SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. To the knowledge of Parent, there are no SEC inquires or investigations or other governmental inquires or investigations pending or threatened in writing, in each case, regarding any accounting practices of Parent.

(f) Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in conformity with GAAP. Parent has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure. Parent’s management has completed an assessment of the effectiveness of Parent’s internal controls over financial reporting in compliance with the requirements of Section 404 of SOX, and based on the most recent such assessment concluded that such controls were effective. Parent has disclosed, based on its most recent evaluation, to Parent’s outside auditors and the audit committee of the board of directors of Parent (i) any significant deficiencies and material weaknesses in the design or operation of such internal control over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Since November 24, 2021, Parent has not identified any significant deficiency or material weakness in the design or operation of its internal control over financial reporting or fraud, whether or not material, that involved management or other employees who have a significant role in Parent’s internal control over financial reporting.

(g) Since November 24, 2021, (i) the Chief Executive Officer and the Chief Financial Officer of Parent have signed, and Parent has furnished to the SEC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, and (ii) the statements contained in such certifications are accurate.

(h) From the Parent Reference Date until the date of this Agreement, Purchaser and Parent have operated in the ordinary course of business in all material respects and there has not been, with respect to Purchaser or Parent, any event, occurrence or development that has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 5.08 Stock Consideration. The Parent Shares to be issued pursuant to the terms of this Agreement have been duly authorized, and upon consummation of the Closing and the issuance of such Parent Shares pursuant to and in accordance with the terms hereof, will be validly issued, fully paid and non-assessable. The holders of the Parent Shares are not and will not be subject to personal liability by reason of being such holders and the Parent Shares are not and will not be subject to the preemptive rights of any holders of any security of Parent or similar contractual rights granted by Parent; and all corporate action required to be taken for the authorization, issuance and sale of the Parent Shares has been duly and validly taken.

Section 5.09 Title to Assets. Parent and its subsidiaries have good and valid title to, or a valid leasehold interest in, all real property and tangible personal property reflected in the Parent SEC Documents or acquired after the most recent filing date thereof (the “Parent Reference Date”), other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Parent Reference Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances.

Section 5.10 Compliance with Laws; Permits.

(a) Parent and its subsidiaries are, and during the past three (3) years have been, in compliance with all Laws applicable to them or their respective its business, properties or assets, except as would not reasonably be expected to have a Parent Material Adverse Effect.

(b) All Permits required for Parent and its subsidiaries to conduct their respective business as currently conducted have been obtained and are valid and in full force and effect, except as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.11 Environmental Matters.

(a) Parent and its subsidiaries are, and for the past three (3) years have been, in compliance with all Environmental Laws applicable to them or their respective its business, properties or assets, except as would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent and its subsidiaries have obtained and are and for the past three (3) years have been in compliance with all Environmental Permits necessary for the ownership, lease, operation or use of the business or assets of Parent or such subsidiary, except as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.12 Product Warranty. Within the past three (3) years, Parent and its subsidiaries have not (a) grown, produced, manufactured, marketed, distributed or sold any product that was not in compliance with all applicable Laws or not in conformity with all specifications and warranties made or deemed made with respect to such product, (b) initiated or been required to initiate a product recall with respect to any products grown, produced, manufactured, marketed, distributed or sold by Parent or any of its subsidiaries, or (c) notified or been required to notify any Governmental Authority of any adulteration or misbranding or potential adulteration or misbranding in any product grown, produced, manufactured, marketed, distributed or sold by Parent or any of its subsidiaries, except in each case as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.13 Non-Reliance. Purchaser and Parent have conducted their own independent investigation, review and analysis of the Business, results of operations, prospects, condition (financial or otherwise) and assets of the Companies, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Companies for such purpose. Purchaser and Parent each acknowledge and agree that: (a) in making its decision to enter into this Agreement, the Georgia C-Corporation SPA and the Georgia UPA and to consummate the transactions contemplated hereby and thereby, Purchaser and Parent have relied solely upon their own investigation and the express representations and warranties of Sellers and the Target set forth in Article III and Article IV, respectively, of this Agreement (including the related portions of the Disclosure Schedules) and the certificates delivered pursuant to Article VII and the representations and warranties of Mosaic and True West and the Georgia C-Corporation in the Georgia C-Corporation SPA (including the related portions of the disclosure schedules to the Georgia C-Corporation SPA) and the certificates delivered pursuant to the Georgia C-Corporation SPA and the representations and warranties of the Georgia Share Sellers in the Georgia UPA (including the related portions of the disclosure schedules to the Georgia UPA) and the certificates delivered pursuant to the Georgia UPA and expressly disclaim any reliance on any other information or the absence thereof in entering into this Agreement, the Georgia C-Corporation SPA and the Georgia UPA; and (b) none of the Sellers, the Companies, Affiliates of any Seller or any other Person has made any representation or warranty as to any Seller, any Company or this Agreement, except as expressly set forth in Article III or Article IV of this Agreement (including the related portions of the Disclosure Schedules) and the certificates delivered pursuant to Article VII and the representations and warranties of Mosaic and True West and the Georgia C-Corporation in the Georgia C-Corporation SPA (including the related portions of the disclosure schedules to the Georgia C-Corporation SPA) and the certificates delivered pursuant to the Georgia C-Corporation SPA and the representations and warranties of the Georgia Share Sellers in the Georgia UPA (including the related portions of the disclosure schedules to the Georgia UPA) and the certificates delivered pursuant to the Georgia UPA.

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business Until Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Target shall, and shall cause each of the Companies to: (a) conduct the Business in the ordinary course of business; (b) use commercially reasonable efforts to (1) maintain their respective assets and properties in their current condition (normal wear and tear and damage excepted), (2) preserve substantially intact their respective business organization, goodwill and ongoing operations of their respective businesses, (3) keep available the services of their respective current employees and service providers, (4) maintain and preserve intact their respective current relationships with their Company Employees, customers, lenders, suppliers, regulators and others having business relationships with the Companies, (5) pay all Taxes on a timely basis as they become due and payable, and (6) comply in all material respects with applicable Law, and (c) make capital expenditures, including construction of the facility being constructed in Warner Robbins, Georgia, in accordance with the capital expenditure budget set forth in Section 6.01(c) of the Disclosure Schedules. From the date hereof until the Closing Date, (x) except as consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Target shall not cause or permit any of the Companies to take any action that would frustrate the purpose of this Agreement or cause any of the changes, events or conditions described in Section 4.06 (other than clauses (a) or (w) of Section 4.06) to occur, and (y) except as consented to in writing by the Target (which consent shall not be unreasonably withheld, conditioned or delayed), neither Parent nor Purchaser shall take any action that would frustrate the purpose of this Agreement. Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement will give Parent or Purchaser, directly or indirectly, rights to control or direct the business or operations of the Companies prior to the Closing. Prior to the Closing, the Companies will exercise, consistent with the terms and conditions of this Agreement, control of their respective business and operations.

Section 6.02 Access to Information. From the date hereof until the Closing, the Target shall, and shall cause the Companies to: (a) other than in connection with negotiating this Agreement, the Transaction Documents, or any amendment hereto or thereto, afford Purchaser and its Agents reasonable access to and the right to inspect all of the properties, assets, premises, books and records, Contracts, agreements and other documents and data related to the Companies; (b) furnish Purchaser and its Agents with such financial, operating and other data and information related to the Companies as Purchaser or any of its Agents may reasonably request; and (c) instruct the Agents of the Companies to cooperate with Purchaser in its investigation of the Companies; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to the Target, under the supervision of the Target’s personnel and in such a manner as not to interfere with the normal operations of the Companies. Notwithstanding anything to the contrary in this Agreement, neither Sellers nor any Company shall be required to disclose any information to Purchaser if such disclosure would, in the Target’s sole discretion: (x) cause significant competitive harm to the Companies or their respective businesses if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law or binding agreement entered into prior to the date of this Agreement. From the date hereof until the Closing, Parent and Purchaser may, in coordination with the Target and to the extent permitted under the HSR Act, contact suppliers to and customers of the Companies as may be mutually agreed between Purchaser and the Target. Parent and Purchaser shall abide by the terms of the Confidentiality Agreement with respect to any access or information provided to Parent, Purchaser or any of their Agents pursuant to this Section 6.02.

Section 6.03 Resignations. The Target shall deliver to Purchaser written resignations, effective as of the Closing Date, of the officers and directors of the Companies set forth on Schedule 6.03 attached hereto at least five (5) Business Days prior to the Closing.

Section 6.04 Employees; Benefit Plans.

(a) Each Employee who remains employed with the any Company immediately following the Closing (each such Employee individually, a “Company Continuing Employee” and collectively, the “Company Continuing Employees”) shall, while employed by Parent, Purchaser, any Company, or any of their Subsidiaries or Affiliates during the one year period following the Closing Date, be provided with: (i) a base salary or hourly wage that is no less than the base salary or hourly wage provided to the Company Continuing Employee immediately prior to the Closing Date; (ii) target bonus opportunities (excluding equity-based compensation) that are substantially comparable in the aggregate to the target bonus opportunities (excluding equity-based compensation) provided to the Company Continuing Employee immediately prior to the Closing Date; and (iii) retirement, health and welfare, severance and other employee benefits (other than nonqualified deferred compensation, equity or equity-based, retention, change of control or long-term incentive compensation, defined benefit pension benefits, employee stock ownership, or post-termination or retiree health or welfare benefits) that are no less favorable in the aggregate than those provided by the Companies immediately prior to the Closing.

(b) With respect to the employee benefit plans, policies, and arrangements maintained by Parent or its Subsidiaries and Affiliates (excluding the Companies) (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees may participate after the Closing, Parent shall, or shall cause its applicable subsidiary or Affiliate to, use commercially reasonable efforts to cause the Parent Benefit Plans to recognize all service of the Company Continuing

Employees with the Companies and any predecessors as if such service were with Parent for all purposes (other than for benefit accrual purposes under any Parent Benefit Plan that is a defined benefit pension plan); provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or funding thereof or (y) such service was not recognized under the analogous Benefit Plan in which the applicable Continuing Company Employee was participating immediately prior to the Closing.

(c) The Target shall, or shall cause its applicable Affiliate to, (i) take all necessary actions to terminate the Company 401(k) Plan, effective no later than the day immediately preceding the Closing Date and (ii) provide Parent with evidence that the Company 401(k) Plan has been terminated, with the termination of the Company 401(k) Plan effective no later than the day immediately preceding the Closing Date, pursuant to a duly adopted resolution of the Target or its applicable Affiliate (the form and substance of which shall be subject to review and approval by Parent, which approval shall not be unreasonably conditioned, withheld, conditioned or delayed) no later than the day immediately preceding the Closing Date. Parent shall, or shall cause one of its Affiliates to, use commercially reasonable efforts to provide each eligible Company Continuing Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from the Company 401(k) Plan, if any, with the ability to roll such eligible rollover distribution (excluding any associated plan loans) into an account under the tax qualified defined contribution plan maintained by Parent through Insperity, Inc. or an affiliate thereof (the “Insperity 401(k) Plan”), in accordance with, and subject to, the terms of the Insperity 401(k) Plan and the Code.

(d) It is the intent of the parties that nothing contained in this Agreement shall, after the Closing Date, (i) impose on Parent or any of its Affiliates (including, following the Closing, any Company) any obligation to continue to employ any Company Continuing Employee after the Closing Date or (ii) subject to the provisions of Section 6.04(a), prevent Parent or any of its Affiliates (including, following the Closing, any Company) from amending or terminating any employee benefit plan in accordance with its terms.

(e) This Section 6.04 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.04, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever.

(f) Nothing contained in this Section 6.04, express or implied, shall prohibit Parent or any of its Affiliates or any Company, as applicable, from, subject to applicable Law, adding, deleting or changing providers of benefits, changing, increasing or decreasing co-payments, deductibles or other requirements for coverage or benefits (e.g., utilization review or pre-certification requirements), and/or making other changes in the administration or in the design, coverage and benefits provided to Company Continuing Employees. No provision of this Agreement shall be construed as a limitation on the right of Parent to suspend, amend, modify or terminate any employee benefit plan. Further, (i) no provision of this Agreement shall be construed as an amendment to any employee benefit plan and (ii) no provision of this Agreement shall be construed as limiting Parent’s or any Company’s discretion and authority to interpret the respective employee benefit and compensation plans, agreements arrangements, and programs, in accordance with their terms and applicable Law.

Section 6.05 Director and Officer Indemnification and Insurance.

(a) Purchaser agrees that, to the maximum extent permitted by applicable Laws, all rights to indemnification, advancement of expenses and exculpation by the Companies now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Companies, as provided in the Organizational Documents of the Companies, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 6.05 of the Disclosure Schedules, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b) The Companies shall obtain as of the Closing Date “tail” insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Companies, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement). The cost of such tail policy shall constitute a Transaction Expense.

(c) It is the intent of the parties that with respect to all obligations with respect to indemnification and advancement of expenses under this Section 6.05 that the Companies shall be the indemnitors of first resort and accordingly shall be the source of advancement, reimbursement and indemnification. Except as provided in Article VIII, neither Purchaser nor any Company shall have any right to seek contribution, indemnity or other reimbursement for any of its obligations under this Section 6.05 from any Seller (or any Person that is or was an Affiliate of any Seller, other than any Company).

(d) The obligations of Purchaser and the Companies under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 6.05 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 6.05 applies shall be third-party beneficiaries of this Section 6.05, each of whom may enforce the provisions of this Section 6.05).

(e) In the event Purchaser, the Companies or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, unless such assumption occurs by operation of law, proper provision shall be made so that the successors and assigns of Purchaser or the Companies, as the case may be, shall assume all of the obligations set forth in this Section 6.05.

Section 6.06 Non-Solicitation.

(a) As an inducement to cause Purchaser to enter into this Agreement and purchase the Shares and the Warrants from Sellers, for a period of twelve (12) months commencing on the Closing Date, each Seller shall not, directly or indirectly, hire or otherwise engage the services or solicit any employee of the Companies or encourage any such employee to leave such employment, except in each case pursuant to a general solicitation which is not directed specifically to any such employees.

(b) The parties hereto acknowledge that the covenants set forth in this Section 6.06 are an essential element of this Agreement and that, but for these covenants, the parties hereto would not have entered into this Agreement. The parties hereto acknowledge that this Section 6.06 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement or any other document contemplated by this Agreement.

(c) It is the intention of the parties hereto that if any of the restrictions or covenants contained in this Section 6.06 is held to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such restrictions or covenants shall not be held to be null, void and of no effect, but to the extent such restrictions or covenants would be valid or enforceable under any applicable Law, if modified, a court of competent jurisdiction shall construe and interpret or modify this Section 6.06 to provide for a covenant having the maximum enforceable time period and scope that would be valid and enforceable under such applicable Law.

Section 6.07 Confidentiality.

(a) In addition to, and without limitation of, the terms, provisions and covenants of the Confidentiality Agreement, which remains in full force and effect, Parent and Purchaser acknowledge that, in the course of their investigation of the Business, Parent, Purchaser and their Agents have and will become aware of confidential information and documents of the Business, and that their use of such confidential information and documents, or communication of such information to third parties, could be detrimental to the Business. Parent and Purchaser covenant that prior to Closing all information and documents concerning the Business reviewed by Parent, Purchaser or their Agents in connection with this Agreement or the transactions contemplated hereby shall be maintained in confidence and shall not be disclosed or used by Parent, Purchaser or their Agents without the Target’s prior written consent, unless such information is (i) otherwise publicly available without fault of Parent, Purchaser or their Affiliates, (ii) permitted to be disclosed or used pursuant to the Confidentiality Agreement, or (iii) required to be disclosed pursuant to any Law or Governmental Order applicable to Parent or Purchaser.

(b) Following the Closing, each Seller shall maintain, and shall cause its Affiliates to maintain, in confidence any information it or they may have in relation to the Business and such information shall not be disclosed or used by such Seller or its Affiliates without Purchaser’s prior written consent, unless such information is (i) otherwise publicly available through no breach by such Seller or its Affiliates of this Section 6.07(b) or (ii) required to be disclosed pursuant to any Law or Governmental Order applicable to such Seller or its Affiliates.

Section 6.08 Governmental Approvals and Other Third-Party Consents.

(a) Each party hereto shall, as promptly as possible, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated hereby and by the other Transaction Documents, including using reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders, approvals and other confirmations from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders, approvals and other confirmations. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders, approvals and other confirmations.

(b) Without limiting the generality of the parties’ undertakings pursuant to subsection (a) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Documents;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or other Transaction Documents; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or other Transaction Documents has been issued, to have such Governmental Order vacated or lifted.

(c) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Sellers or the Companies with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(d) Notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing in this Section 6.08 or Section 6.01 shall require, or be construed to require, Parent, Purchaser or any of their Affiliates to (i) agree to (A) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent, Purchaser, any of the Companies or any of their respective Affiliates; (B) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to materially impact the economic or business benefits to Parent or Purchaser of the transactions contemplated by this Agreement and other Transaction Documents;

or (C) any material modification or waiver of the terms and conditions of this Agreement; or (ii) litigate, pursue, defend, contest or otherwise resist any administrative or judicial action or order, by any Governmental Authority or private party, challenging the transactions contemplated by this Agreement or other Transaction Documents as violative of any applicable Laws.

(e) Sellers, the Target, Parent and Purchaser shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.04 of the Disclosure Schedules; provided, however, that Sellers, the Target, Parent and Purchaser shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

Section 6.09 Books and Records.

(a) Purchaser agrees (i) to hold all of the books and records of the Companies existing on the Closing Date and not to destroy or dispose of any thereof for a period of six (6) years from the Closing Date, or such longer period as may be relevant under any applicable Law and the relevant statute of limitations, and, thereafter, if it is proposed to destroy or dispose of any of such books and records, to offer first in writing at least sixty (60) days prior to such proposed destruction or disposition to surrender them to the Sellers’ Representative and (ii) at any time and from time to time following the Closing Date, to afford the Sellers’ Representative, its Affiliates and their respective Agents, during normal business hours, upon reasonable request, reasonable access to such books, records and other data (including the right to photocopy the same, at the expense of the Sellers’ Representative) and to appropriate employees; provided, that the Sellers’ Representative shall reimburse Purchaser promptly upon demand for all reasonable out-of-pocket expenses incurred by Purchaser in connection therewith; and provided, further, that nothing herein will limit any of the Sellers’ Representative’s rights of discovery in any event.

(b) For a period of six (6) years after the Closing, or such longer period as may be relevant under any applicable Law and the relevant statute of limitations, Sellers shall (i) retain the books and records of such Seller which relate to the Companies for periods prior to the Closing and which shall not otherwise have been delivered to Purchaser and (ii) upon reasonable notice, afford the employees, agents and Agents of Purchaser reasonable access (including the right to make photocopies, at the expense of Purchaser), during normal business hours, to such books and records, solely as they relate to the Companies; provided, that Purchaser shall reimburse any such Seller promptly upon demand for all reasonable out-of-pocket expenses incurred by such Seller in connection therewith; and provided, further, that nothing herein will limit any of Purchaser’s rights of discovery in any event.

Section 6.10 Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Sellers shall cause the Companies to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.11 R&W Insurance Policy. Prior to the Closing, Purchaser shall cause the Insurer to effectuate the R&W Insurance Policy (without any amendments, modifications or supplements to, or waivers of, the subrogation provisions thereof or any other provision that would have the effect of increasing the liability of any Seller under this Agreement). From and after the effectiveness of the R&W Insurance Policy, Purchaser shall not amend, modify, supplement or waive any provisions of the R&W Insurance Policy in a manner adverse to any Seller without the prior written consent of the Sellers’ Representative.

Section 6.12 Satisfaction of Indebtedness. The Closing Pay-Off Indebtedness shall be paid pursuant to Section 2.07(a) by Purchaser on the Closing Date out of the payments due hereunder. In furtherance thereof, the Sellers’ Representative shall deliver to Purchaser, no less than two (2) Business Days prior to the Closing Date, one (1) or more customary pay-off letters and releases of Encumbrances, in each case in form reasonably satisfactory to Purchaser (provided, that (i) the pay-off letters for the Investor Structured Equity Notes (as defined in Section 4.04 of the Disclosure Schedules), including the pay-off of the management fees payable to Mosaic and True West and the termination of that certain Investment Agreement, dated as of December 31, 2015, by and among Mosaic, True West, 358 Capital, LLC, Dominic Engels and HFSN LLC, shall be substantially in the form attached hereto as Exhibit F-1, (ii) the pay-off letters for the earn-out payable to HFSN LLC shall be substantially in the form attached hereto as Exhibit F-2, and (iii) the pay-off letter for the Store Mortgage (as defined in Section 4.04 of the Disclosure Schedules), any releases or terminations necessary to release or terminate any and all Encumbrances related thereto and any and all other mortgage Encumbrances on Store’s interest in the Company Real Property, and the termination of the Store Mortgage and all agreements ancillary thereto, shall be in form reasonably acceptable to the Financing Sources), executed by the administrative agents, the lenders and secured parties, as applicable, under any Closing Pay-Off Indebtedness, in each case, setting forth all amounts necessary to be paid in order to fully discharge each such Closing Pay-Off Indebtedness (collectively, the “Pay-Off Letters”).

Section 6.13 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such announcement; provided, that the foregoing will not restrict or prohibit any party from making any announcement concerning this Agreement or the transactions contemplated hereby that consists of information consistent with the scope and substance of information previously disclosed in press releases, announcements or public filings made by Parent, Purchaser, or any of the Companies in compliance with this Section 6.13.

Section 6.14 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.15 Tax Matters.

(a) Intended Tax Treatment; Section 338(h)(10) Election.

(i) Purchaser and the Sellers agree that, for U.S. federal and applicable state and local income Tax purposes, the purchase and sale of the Shares and the Warrants are, in each case, intended to be treated as a taxable exchange described in Section 1001 of the Code that qualifies as a “qualified stock purchase” of the Shares within the meaning of Section 338(d)(3) of the Code.

(ii) Purchaser and the Share Seller shall make a joint election pursuant to Section 338(h)(10) of the Code on the Closing Date and any similar or corresponding election for U.S. state or local Tax purposes (the “Section 338(h)(10) Election”) with respect to the sale of the Shares. Purchaser shall prepare a draft IRS Form 8023 and any similar state or local forms required in connection with the Section 338(h)(10) Election (the “Section 338(h)(10) Election Forms”) and shall deliver drafts of the Section 338(h)(10) Election Forms to the Target no fewer than five (5) Business Days prior to the Closing Date. The Target shall deliver original, properly completed and executed Section 338(h)(10) Election Forms to Purchaser on or prior to the Closing Date. The Share Seller shall execute (or cause to be executed) and deliver to Purchaser such additional or substitute documents or forms as are reasonably requested by Purchaser to complete the Section 338(h)(10) Election Forms at least ten (10) days prior to the date such documents or forms are required to be filed. Purchaser shall timely file or cause to be timely filed the Section 338(h)(10) Election Forms with the appropriate Governmental Authority. The Share Seller, Purchaser and the Target agree to cooperate (and cause their respective Affiliates to cooperate) in all respects for the purpose of effectuating a timely and effective Section 338(h)(10) Election, including the execution and filing of any Section 338(h)(10) Forms. Purchaser and the Share Seller agree that neither of them shall, or shall permit any of their Affiliates to, take any action on any Tax Return to modify or revoke the Section 338(h)(10) Election following the filing of the Tax Returns that implements the Section 338(h)(10) Election, without the prior written consent of the Share Seller or Purchaser, as the case may be.

(iii) Consistent with the Section 338(h)(10) Election, Purchaser shall prepare and deliver to the Sellers’ Representative within sixty (60) days after the determination of the Final Cash Consideration pursuant to Section 2.05, a draft allocation of the Final Cash Consideration (including assumed liabilities and any other amounts treated as taxable consideration for U.S. federal income Tax purposes) among the assets of the Target and its Subsidiaries in accordance with the principles of Section 338 and Section 1060 of the Code and the applicable Treasury Regulations promulgated thereunder, and, in the case of the Georgia Company, Section 755 of the Code and the applicable Treasury Regulations promulgated thereunder (the “Section 338(h)(10) Allocation Schedule”). The Sellers’ Representative shall deliver its objections (if any), to Purchaser in writing no later than thirty (30) days after the Sellers’ Representative’s receipt thereof; provided, that if the Sellers’ Representative does not provide any objections to Purchaser in witting within such thirty (30) day period, the Section 338(h)(10) Allocation Schedule prepared by Purchaser shall be deemed accepted by the Sellers’ Representative and shall become final. In the event that the Sellers’ Representative delivers any written objections during such thirty (30) day period, Purchaser and the Sellers’ Representative shall negotiate in good faith to resolve such dispute, and, if agreed, Purchaser shall deliver to the Sellers’ Representative a copy of the final agreed Section 338(h)(10) Allocation Schedule. If, after good faith negotiations, Purchaser and the Sellers’ Representative are unable to resolve any such dispute, the parties shall submit such dispute for resolution by the Firm, whose determination shall be final and binding on Purchaser and the Share Seller. The fees, costs, and expenses of the services of the Firm shall be allocated between Purchaser, on the one hand, and the Share Seller, on the other hand, by the Firm in inverse proportion to the respective percentages of the dollar value of the disputed items determined in favor of Purchaser, on the one hand, and the Sellers, on the other hand. Any adjustments to the Final Cash Consideration shall be allocated in a manner consistent with the finally determined Section 338(h)(10) Allocation Schedule.

(iv) The Share Seller, Purchaser and the Target shall, and shall cause their respective Affiliates to, file all Tax Returns, including IRS Form 8883, in a manner consistent with this Section 6.15(a) except as otherwise required by a final determination within the meaning of Section 1313 of the Code; provided, that nothing in this Section 6.15(a) shall impede the ability of the Share Seller, Purchaser, the Target or any of their respective Affiliates to negotiate, compromise and/or settle any Tax audit, claim or similar proceeding relating to the Section 338(h)(10) Allocation Schedule.

(b) Tax Returns; Straddle Period Allocation; Cooperation.

(i) Purchaser shall prepare and timely file all Tax Returns that are filed after the Closing Date with respect to the Companies, and shall duly and timely pay all Taxes shown to be due and owing on such Tax Returns; provided, that all such Tax Returns shall be prepared in a manner consistent with past practice of the Companies, except as otherwise required by applicable Law or an intervening change in facts. With respect to any income Tax Return of any of the Companies for a Pre-Closing Tax Period (including a Straddle Period) that is filed prior to the finalization of the calculation of Closing Indebtedness pursuant to Section 2.04 and which shows an amount due and owing thereon, Purchaser shall provide a copy of any such Tax Return to the Sellers’ Representative’s for its review and comment at least ten (10) days prior to the due date for filing such Tax Return (after taking into account extensions therefor), and Purchaser shall incorporate any reasonable comments provided by the Sellers’ Representative with respect to any such Tax Return.

(ii) Purchaser and the Sellers hereby agree that the taxable year of the Target shall terminate for U.S. federal income tax purposes at the end of the day on the Closing Date under Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) as a result of the purchase of the Shares hereunder. To the extent permitted at a “more-likely-than-not” (or greater) level of comfort under applicable Law, any and all deductions for (i) expenses with respect to the Indebtedness being paid by or on behalf of Sellers or the Companies in connection with the Closing, and (ii) all Transaction Expenses being paid by or on behalf of Sellers or the Companies prior to or in connection with the Closing (such deduction described in clauses (i) and (ii), the “Transaction Tax Deductions”) shall be treated for income Tax purposes as having been incurred by Sellers or the Companies in, and reflected as a deduction on the income Tax Returns of Sellers or the Companies for the taxable period (or portion thereof) ending on or prior to the Closing Date.

(iii) With respect to the preparation of any income Tax Returns of the Georgia Company for its taxable year that includes the Closing Date, the parties agree (A) to use the “interim closing method” (and the “calendar day convention”) pursuant to Section 706 of the Code (and any similar provision of state, local or foreign Law) to account for any varying interests in the Georgia Company and (B) to make timely elections under Section 754 of the Code (and any similar provision of state, local or foreign Law) on the income Tax Returns of the Georgia Company (if such election is not already in effect, in which case, such election shall be maintained).

(iv) For purposes of allocating any Taxes (other than Transfer Taxes) arising in a Straddle Period between the Pre-Closing Tax Period and the Post-Closing Tax Period for purposes of this Agreement, (i) in the case of any Taxes based upon or related to income, receipts or payroll, such Taxes of any Company shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period by closing the books as of the effective time on the Closing Date and (ii) in the case of any Taxes other than Taxes based upon or related to income, receipts or payroll, be deemed to be the amount of such Tax for the entire taxable period, the amount of such Taxes that are allocated to a Pre-Closing Tax Period or Post-Closing Tax Period, as the case may be, shall be determined by multiplying (A) the amount of such Taxes for the entire Straddle Period by (B) a fraction, the numerator of which is the number of calendar days in the Pre-Closing Tax Period or Post-Closing Tax Period, as the case may be, and the denominator of which is the number of calendar days in the entire Straddle Period.

(v) Each of Purchaser, the Sellers’ Representative and the Sellers shall provide the other party with such assistance as may reasonably be requested by the other party in connection with the preparation of any Tax Return, any audit or other Tax examination by any Governmental Authority, any Tax refund claim (including in respect of employee retention credits), or any judicial or administrative proceedings related to liability for Taxes, and each will retain and provide the requesting party with any records or information which may be relevant to such return, audit or examination, refund claim, proceedings or determination. Any information obtained pursuant to this Section 6.15(b)(v) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto, except as necessary to be disclosed in connection with such return, audit or examination, refund claim, proceedings or determination.

(c) Tax Claims.

(i) After the Closing and until the RWI Indemnity Escrow Funds are released in accordance with this Agreement and the Escrow Agreement, Purchaser, the Companies and their respective Affiliates shall promptly notify the Sellers’ Representative in writing upon receiving notice from any Governmental Authority of the commencement of any claim, audit, examination, or administrative or court proceeding relating to any Taxes of the Companies or any Tax Return filed by any of the Companies (a “Tax Claim”) for a Pre-Closing Tax Period or a Straddle Period; provided, that no failure or delay in notifying the Sellers’ Representative shall relieve the Sellers from any obligation hereunder except to the extent that they are actually and materially prejudiced as a result of such failure to delay.

(ii) Purchaser shall control the conduct of any Tax Claim; provided, that, solely with respect to any Tax Claim that relates to a Pre-Closing Tax Period and only until the earlier of (1) the time that the RWI Indemnity Escrow Funds are released in accordance with this Agreement and the Escrow Agreement and (2) the time that the amount of outstanding claims for indemnification under Section 8.02 exceed the remaining RWI Indemnity Escrow Funds, Purchaser shall: (A) permit the Sellers’ Representative to participate (at the Sellers’ own expense) in such Tax Claim, (B) provide the Sellers’ Representative with a timely and reasonably detailed account of each phase of such Tax Claim, (C) reasonably consult with the Sellers’ Representative and offer the Sellers’ Representative a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Claim and (D) not settle such Tax Claim with first obtaining the Sellers’ Representative’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

(iii) In connection with a Tax Claim that relates to an income Tax Return of the Georgia Company, Purchaser, the Sellers and the Sellers’ Representative agree to: (A) cause either the “partnership representative” or “designated individual” (within the meaning of Section 6223 of the Code and the Treasury Regulations promulgated thereunder or any similar provision under any state or local Law), to make the election provided for in Section 6226 of the Code (or any similar state or local Law), (B) file any statements or take any other actions required by applicable Law in order to make any such election with respect to any “imputed underpayment” within the meaning of Section 6225 of the Code (or any similar provision of any state or local Law) arising in connection with any such Tax Claim, (C) provide each other with any information necessary to make the election described in clause (A) or file any statements or take any actions contemplated by the preceding clause (B), and (D) not make, or permit the Georgia Company to make, any election to cause the Partnership Audit Rules to apply to any taxable period of the Georgia Company ending prior to January 1, 2018, including by making an election under Treasury Regulations Section 301.9100-22 (or any similar provision of state or local Law).

(iv) Notwithstanding anything in this Agreement to the contrary, this Section 6.15(c) shall control with respect to any Tax Claim.

(d) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, including the transfer of the Shares, the actual or deemed sale of any assets, the payment or transfer of any Liabilities (including any lease obligations) and the other Transaction Documents (other than the Georgia C-Corporation SPA), including any real property transfer Tax and any other similar Tax (collectively, “Transfer Taxes”), shall be borne and paid equally by Purchaser, on the one hand, and the Sellers, on the other hand; provided, that Purchaser’s sole recourse for the Sellers’ share of any such Transfer Taxes shall be the indemnification provided by Section 8.02(c). Purchaser, the Sellers and the Sellers’ Representative shall (i) cooperate in the timely filing of any Tax Return with respect to Transfer Taxes, or other document with respect to such Taxes or fees, and (ii) take any actions to mitigate, reduce or eliminate any Transfer Taxes.

(e) Pre-Closing Tax Matters. Without the prior written consent of the Sellers’ Representative (not to be unreasonably withheld, conditioned or delayed) and until the earlier of (1) the time that the RWI Indemnity Escrow Funds are released in accordance with this Agreement and the Escrow Agreement and (2) the time that the amount of outstanding claims for indemnification under Section 8.02 exceed the remaining RWI Indemnity Escrow Funds, neither Purchaser nor the Companies or any of their Affiliates shall, with respect to the Companies, (i) file or amend or otherwise modify any Tax Return that relates to a Pre-Closing Tax Period (other than to file Tax Returns in accordance with Section 6.15(b)), (ii) make or change any election for, or that has retroactive effect to, any Pre-Closing Tax Period (other than the Section 338(h)(10) Election or any other elections specifically contemplated by this Agreement), (iii) settle, voluntarily approach, enter into voluntary disclosure agreement with, or file any ruling request with any taxing authority with respect to any Pre-Closing Tax Period, (iv) extend or waive the statute of limitations with respect to any Pre-Closing Tax Period (other than as a result of obtaining an extension of time to file a Tax Return) or (v) cause any Company to engage in a transaction on the Closing Date, but after the Closing, that is outside the ordinary course of business, in each case, if such action would (A) increase the amount of Taxes payable by any of the Sellers or (B) create or increase any indemnification obligation hereunder.

(f) Adjustments for Tax Purposes. Any payments made pursuant to Article II and any indemnification payments made pursuant to Article VIII shall, in each case, be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless a different treatment is otherwise required by applicable Law.

Section 6.16 No Solicitation of Other Bids. From the date hereof until the earlier of the Closing Date or the date that this Agreement is terminated, Sellers shall not, and Sellers shall not authorize or permit any of their Affiliates or Agents to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause their Affiliates and all Agents of any Seller or any Affiliate thereof to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any proposal or offer from any Person (other than Parent, Purchaser or any of their Affiliates) concerning a merger, consolidation, share exchange or other business combination transaction involving the Target, or the sale, exchange or other disposition of all or substantially all of the Target’s properties or assets.

Section 6.17 Affiliate Agreements. Effective as of immediately prior to the Closing, Sellers shall cause all Contracts or other transactions between any Seller or its Affiliates (other than any Company or the Georgia C-Corporation), on the one hand, and any Company or the Georgia C-Corporation, on the other set forth in Section 6.17 of the Disclosure Schedules to be settled or terminated prior to the Closing without any liability on the part of Parent, Purchaser or any of their Affiliates including the Companies and the Georgia C-Corporation (including liability arising from such termination), except for this Agreement and the other Transaction Documents.

Section 6.18 Conflicts; Privilege. It is acknowledged by each of the parties hereto that certain Sellers and the Companies have retained McGuireWoods LLP (“McGuireWoods”) to act as their counsel in connection with the transactions contemplated hereby and that McGuireWoods has not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other party to this Agreement has the status of a client of McGuireWoods for conflict of interest or any other purposes as a result thereof. Parent and Purchaser hereby agree that, in the event that a dispute arises between Parent, Purchaser or any of their Affiliates (including, after the Closing, any Company), on the one hand, and any Seller or any of its Affiliates, on the other hand, McGuireWoods may represent such Seller or any such Affiliate in such dispute even though the interests of such Seller or such Affiliate may be directly adverse to Parent, Purchaser or any of their Affiliates (including, after the Closing, any Company), and even though McGuireWoods may have represented the Companies in a matter substantially related to such dispute, or may be handling ongoing matters for the Companies, Parent, Purchaser and the Companies, on behalf of themselves and each of their Affiliates, (a) hereby waive any claim they have or may have that McGuireWoods has a conflict of interest in connection with or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a dispute arises after the Closing between Parent, Purchaser or any of their Affiliates (including, after the Closing, the Companies) and any Seller, McGuireWoods may represent any such party in such dispute even though the interests of any such party may be directly adverse to Parent, Purchaser or any of their Affiliates (including, after the Closing, the Companies), and even though McGuireWoods may have represented the Companies in a matter substantially related to such dispute, or may be handling ongoing matters for Parent, Purchaser or the Companies. Parent and Purchaser further agree that, as to all communications among McGuireWoods and any Seller that relate in any way to the transactions contemplated hereby, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to such Seller and may be controlled by such Seller and shall not pass to or be claimed by Parent, Purchaser or any Company. Notwithstanding the foregoing, if a dispute arises between Parent, Purchaser or any Company and a third party other than a party to this Agreement after the Closing, such Company may assert the attorney-client privilege to prevent disclosure of confidential communication by McGuireWoods to such third party; provided, however, that such Company may not waive such privilege without the prior written consent of Sellers. Sellers, Parent and Purchaser further agree that McGuireWoods and its partners and employees are third-party beneficiaries of this Section 6.18.

Section 6.19 Certain Privileged and/or Confidential Communications.

(a) For purposes of this Section 6.19, the term “Privileged and/or Confidential Communications” means any communication, whether written or oral, electronic or otherwise:

(i) to or from any Seller or any officer, director, employee or agent of any Company, McGuireWoods, the Companies’ and any Seller’s accountants, the Companies’ and any Seller’s financial advisors, or any other advisor to any Company or any Seller, on the one hand, and any of the foregoing Persons, on the other hand, in all cases, to the extent that such communication (A) is not also to or from any officer, director, employee or agent of Parent or Purchaser, legal counsel to Parent or Purchaser, or any other advisor to Parent or Purchaser, and (B) arises out of or relates to (1) the preparation, negotiation and execution of this Agreement or any other agreement or document executed in connection with the transactions contemplated hereby, or (2) any transaction that any Seller or any Company may have considered as an alternative transaction to the transactions contemplated hereby; or

(ii) to or from any Seller or any officer, director, employee or agent of any Seller or any Company, McGuireWoods, the Companies’ or any Seller’s accountants, the Companies’ or any Seller’s financial advisors, or any other advisor to any Company or any Seller, on the one hand, and any officer, director, employee, financial advisor, legal advisor, other advisor or Agents of any Person that any Seller or any Company may have considered in connection with an alternative transaction to the transactions contemplated hereby, on the other hand.

(b) Notwithstanding that the transactions contemplated hereby constitute a sale of the equity interests of the Companies, neither any Company, Parent nor Purchaser shall succeed to the Privileged and/or Confidential Communications. Sellers shall succeed to the Privileged and/or Confidential Communications.

(c) Sellers, Parent and Purchaser each acknowledge and agree that Sellers and Companies, through their directors, officers, employees and other agents, engaged in the Privileged and/or Confidential Communications using the Companies’ resources and that the Privileged and/or Confidential Communications may be present in the Companies’ information systems or hard-copy files that, after Closing, continue to be owned or leased by the Companies (and thereby indirectly are controlled by Parent and Purchaser). Sellers, Parent and Purchaser each acknowledge and agree that:

(i) if Parent or Purchaser discovers, has in its possession or otherwise becomes aware of any Privileged and/or Confidential Communication by virtue of the Privileged and/or Confidential Communications being present in Companies’ information systems or hard-copy files that, after Closing, are controlled by the Companies (and thereby indirectly controlled by Parent or Purchaser), then Parent and Purchaser shall be precluded from using, and shall not use or permit to be used, whether by Parent, Purchaser or any Company, any Privileged and/or Confidential Communication against any Seller in connection with any claim that may arise out of or relate to any this Agreement, any other Transaction Document, or any other agreement or document executed in connection with the transactions contemplated hereby; and

(ii) Parent and Purchaser acknowledge that after the Closing, neither any Company, Parent nor Purchaser may unilaterally waive the attorney-client privilege with respect to any Privileged and/or Confidential Communications without the prior written consent of Sellers.

Section 6.20 Treatment of ESOP.

(a) Effective as of immediately prior to the Closing, the Target will adopt amendments to the ESOP, in form and substance satisfactory to Purchaser, to the effect that, contingent upon the completion of the Closing and effective as of the Closing Date, (i) the ESOP shall be terminated; (ii) the ESOP shall be re-classified as a tax-qualified profit-sharing plan, (iii) no new participants shall be admitted to the ESOP as participants, (iv) no contributions shall be made to the ESOP for periods commencing on and after the Closing, (v) all ESOP accounts of participants as of the Closing Date shall be fully (100%) vested, (vi) all allocations of proceeds received at the Closing by the Share Seller in accordance with this Agreement following the Closing shall be made in a manner that is in accordance with the terms of the ESOP and consistent with the requirements of the Code and ERISA and without regard to any hours of service requirement for allocation of the contribution for the allocation period ending on the Closing Date, (vii) the Trustee shall have the discretion, subject to the terms of any applicable lock-up agreement, the Registration Rights Agreement, the terms of the ESOP Trust Agreement and its fiduciary duties under ERISA and the Code, to sell any Parent Shares held by the ESOP, (viii) upon the later of the release of the Escrow Amount or the receipt of the IRS Approval, the balance of any participant accounts remaining in the ESOP shall be distributed in accordance with the terms of the ESOP and consistent with the requirements of the Code and ERISA, (ix) allocations for 2022 reflecting the contribution required by Section 6.20(b) will be made immediately prior to the Closing and (x) all liabilities, costs and expenses arising from or in connection with the operation, administration, maintenance and termination of the ESOP (and the profit-sharing plan into which the ESOP is re-classified), including the Target’s performance or its obligations pursuant to Section 6.20(c), shall be paid with ESOP assets or by the Target on behalf of the ESOP; provided, that the ESOP shall promptly reimburse the Target for all such amounts paid by it on behalf of the ESOP, unless such payment or reimbursement by the ESOP is prohibited by ERISA.

(b) No later than immediately prior to the Calculation Time, the Target shall make a contribution to the ESOP that is equal to the ESOP Loan Receivable amortization amount due for 2022. Effective as of the Closing, the Target and the Share Seller shall settle the ESOP Loan Receivable and terminate the ESOP Pledge Agreement after accounting for all contributions and loan payments that are made prior to or coincident with the Closing (including the loan payment described in the immediately preceding sentence) by the Share Seller’s surrender to the Target of all the Shares held in the “Suspense Account” under the ESOP.

(c) As soon as reasonably practicable after the Closing Date, the Target shall submit an application to the Internal Revenue Service in a form satisfactory to Purchaser requesting a favorable determination with respect to the ESOP amendments and the termination of the ESOP described in Section 6.20(a) (the “IRS Approval”). The Target shall be responsible for, take all actions, and assume all obligations arising from or in connection with the operation, administration, maintenance and termination of the ESOP, including any Tax reporting obligations of the ESOP (including the filing of the application for the IRS Approval, Form 5500 or other Tax filings), and any fees, costs and expenses of the independent trustee and any other advisors to the ESOP.

(d) For the avoidance of doubt, the Target acknowledges and agrees that, subject to Section 7.02(e)(ix), the Target shall, subject to applicable Law, continue to honor all obligations owing to the Trustee under, and in accordance with, any and all agreements between the Target and the Trustee set forth in Section 6.20(d) of the Disclosure Schedules, including any obligations to indemnify the Trustee thereunder.

Section 6.21 Termination of Equity Incentive Plans. Prior to the Closing, and subject to the prior review and approval of Purchaser, the Target shall, or shall cause its applicable Subsidiary to, take all actions to terminate the SARS Plan and the Profits Interest Plan and any awards issued thereunder effective as of immediately prior to the Closing, including by delivering all required notices, obtaining all necessary approvals and consents, delivering evidence reasonably satisfactory to Purchaser that all necessary determinations by the board of directors of the Target or its applicable Subsidiary or applicable committee thereof to terminate the such plans and all outstanding awards thereunder have been made. Without limiting the foregoing, prior to the Closing the Target shall deliver a written notice to the SARS Participants, in form and substance reasonably acceptable to Purchaser, informing them that their stock appreciation right awards have been terminated without payment of any consideration in accordance with the terms of the SARS Plan and their individual award agreements thereunder.

Section 6.22 Parent Shares.

(a) The Parent Shares to be issued pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D and therefore may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. All recipients of such Parent Shares shall be “accredited investors” as such term is defined in Regulation D. The Parent Shares to be issued pursuant to the terms of this Agreement will be “restricted securities” within the meaning of Rule 144 and may not be offered, sold, pledged, assigned or otherwise transferred unless (i) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws or (ii) an exemption from such registration exists and Parent receives an opinion of counsel to the holder of such Parent Shares, which counsel and opinion are reasonably satisfactory to Parent, that such Parent Shares may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws. Parent Shares issued pursuant to the terms of this Agreement will bear an appropriate legend and restriction on the books of Parent’s transfer agent to that effect.

(b) The Parent Shares issued by Parent to the Sellers pursuant to the terms of this Agreement shall be reflected in Parent’s books and records in book entry only, and shall be placed in a restrictive class with appropriate notations reflecting the following restrictive legend:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY U.S. STATE OR OTHER COUNTRY’S SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE OR OTHER COUNTRY’S SECURITIES LAW, OR AN EXEMPTION FROM SUCH REGISTRATION UNDER THE ACT. NO HEDGING TRANSACTIONS MAY BE CONDUCTED WITH RESPECT TO THESE SHARES UNLESS DONE IN COMPLIANCE WITH SAID ACT.”

(c) The Parent Shares to be issued pursuant to this Agreement shall be issued via direct registration with Parent’s transfer agent. No Parent Shares will be issued to any Seller until such Seller shall provide Parent with such Seller’s taxpayer identification number and address pursuant to the terms of this Agreement.

Section 6.23 Title Insurance. Sellers shall reasonably cooperate with Purchaser to obtain, at Purchaser’s sole expense, title insurance policies or similar insurance policies with extended coverage insuring the applicable Company’s interest in the Company Real Property or any portion thereof, free and clear of all Encumbrances other than Permitted Encumbrances, issued by a recognized title insurance company or similar insurance company of Purchaser’s choosing and issued as of a date reasonably proximate to the Closing and in amounts determined by Purchaser. Sellers’ obligations with respect to this Section 6.23 shall include providing reasonable and customary title affidavits and indemnities as may be reasonably requested by such title insurance company or similar insurance company chosen by Purchaser and in a form reasonably acceptable to Sellers. Prior to the Closing, Sellers shall also reasonably cooperate with Purchaser, at Purchaser’s sole expense, in Purchaser’s efforts to obtain an as-built ALTA survey (or updates to existing ALTA surveys, if available) or a similar land survey from one or more licensed surveyors selected by Purchaser of any Company Real Property. Prior to the Closing, Sellers shall also reasonably cooperate with Purchaser, at Purchaser’s sole expense, in Purchaser’s efforts to obtain a zoning report from a source that is reasonably acceptable to Purchaser concerning any Company Real Property.

Section 6.24 Financing Cooperation.

(a) Prior to the earlier of the Closing and the termination of this Agreement, the Target shall, shall cause each other Company to, and shall use reasonable best efforts to cause its and their respective officers, directors, employees, agents and representatives to, provide such cooperation as is reasonably required and customary in connection with the Debt Financing, at Purchaser’s expense, including (x) taking such action as may be reasonably requested by Purchaser to facilitate the attachment or perfection on the Closing Date substantially simultaneously with or immediately after the Closing of the Financing Sources’ security interest in the equity interests of the Companies and of the Georgia C-Corporation and in the assets of the Companies (including the assets acquired pursuant to the transactions contemplated by Section 7.02(j)), (y) using commercially reasonable efforts to assist Purchaser with lien terminations in connection with the payment or discharge of Indebtedness contemplated by the Pay-Off Letters and the consummation of the transactions contemplated by Section 7.02(j), and (z) delivering to Purchaser such documentation and other information requested by the Financing Sources in connection with applicable “beneficial ownership,” “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and 31 C.F.R. §1010.230; provided, that the Companies shall not be required in connection with the Debt Financing to (A) pay any amount of any kind arising from or with respect to the Debt Financing, including any commitment or other similar fee, (B) incur any liability of any kind prior to the Closing, (C) enter into any binding agreement or commitment in connection with the Debt Financing that is effective prior to the consummation of the Closing on the Closing Date or (D) take any action that would (i) interfere with the ongoing operations of the Companies, (ii) cause any representation, warranty, covenant or other obligation of the Companies in this Agreement or in any other existing contract, document, agreement or arrangement to be breached, or (iii) cause any director, officer or employee of the Companies to incur or purport to incur any personal liability or to take any action or refrain from taking any action the taking or failure to take which is reasonably believed by such director, officer or employee to violate such person’s fiduciary or other duties.

(b) Purchaser shall (i) reasonably promptly upon written request, reimburse the Target for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorney’s fees and expenses) incurred by the Companies in connection with performing the Target’s obligations under Section 6.24(a) and (ii) indemnify, defend and hold harmless the Companies and their respective officers, directors, employees, agents and representatives from and against any and all liabilities, losses, damages, claims, documented out-of-pocket costs and expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Financing, except to the extent such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties are a result of the bad faith, gross negligence or willful misconduct of any such indemnified person, as determined by a court of competent jurisdiction in a final, non-appealable decision.

Section 6.25 Regional Board Notice. The Target shall cause Advanced Sustain Ability, LLC and Hollandia Produce, LLC, to: (1) on or before March 20, 2022, provide Purchaser for review and approval, such approval not to be unreasonably withheld or delayed, the proposed complete response to the Regional Board (as defined in Section 4.13 of the Disclosure Schedule) in connection with the matter referred to in Item 8 of Section 4.13 of the Disclosure Schedule that fully complies with the requirements of the Regional Board Notice (as defined in Section 4.13 of the Disclosure Schedule); and (2) timely submit the Purchaser-approved response (or if Purchaser’s approval is not received by March 29, 2022, the proposed complete response) to the Regional Board on or before March 30, 2022. In addition, the Target shall reasonably cooperate with Purchaser and take all actions reasonably directed by Purchaser which are necessary to resolve the noncompliance issues identified in the Regional Board Notice.

Section 6.26 Nonrefundable Advance Deposit. If (i) Purchaser shall have failed to consummate the transactions contemplated hereby on or before April 6, 2022, (ii) all of the conditions set forth in Section 7.01 and Section 7.02(a)-(i) have been satisfied at such time (other than those conditions that by their terms are to be satisfied by actions taken at the Closing provided such conditions would have been able to be satisfied as of such date, and other than those conditions which would be satisfied if the conditions in Section 7.02(j) were satisfied) or irrevocably waived, (iii) none of the conditions set forth in Section 7.02(j) have been satisfied at such time (other than (x) those conditions that by their terms are to be satisfied by actions taken at the Closing provided such conditions would have been able to be satisfied as of such date, (y) the condition to deliver the Pay-Off Letters including the pay-off letter for the Store Mortgage and any releases or terminations necessary to terminate any and all related Encumbrances pursuant to and in accordance with Section 6.12 and (z) the Termination Statements) or irrevocably waived, and (iv) the Sellers’ Representative shall have given written notice to Purchaser no later than April 5, 2022 that the Sellers’ Representative, the Target and each Seller stands ready, willing and able to consummate the transactions contemplated hereby, then on April 6, 2022, Purchaser shall pay to the Target, as a non-refundable advance deposit, an amount in cash equal to $ 5,818,750 (the “Nonrefundable Advance Deposit”), by wire transfer of immediately available funds to an account designated in writing by the Target. The payment of the Nonrefundable Advance Deposit shall be irrevocable and nonrefundable. In the event the Closing shall occur, the Nonrefundable Advance Deposit shall be credited against the Cash Consideration pursuant to Section 2.02. In the event this Agreement is terminated pursuant to Section 9.01(i), the Nonrefundable Advance Deposit shall automatically be forfeited by Purchaser and retained by the Target as the Termination Fee pursuant to Section 9.02(c).

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) All required filings of Sellers and Parent pursuant to the HSR Act or other antitrust, competition or merger control Laws, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b) No Governmental Order or Law shall have been enacted, issued, promulgated, enforced or entered by any court or Governmental Authority which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02 Conditions to Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Purchaser’s waiver, at or prior to the Closing, of each of the following conditions:

(a) (i) The Seller Fundamental Representations shall be true and correct in all material respects as of the Closing Date (except to the extent any such representations and warranties are expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such specified date), without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein; and (ii) the other representations and warranties of Sellers and the Target contained in Article III and Article IV, respectively, other than those described in the immediately preceding clause (i), shall be true and correct in all respects (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein) as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein) as of that specified date), except where the failure of such representations and warranties referenced in this clause (ii) to be true and correct would not have a Company Material Adverse Effect.

(b) Sellers and the Target shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Sellers and the Target prior to or on the Closing Date.

(c) Closing of the purchase by Purchaser of all of the issued and outstanding shares of Georgia C-Corporation shall have occurred (or shall be occurring contemporaneously with or immediately after the Closing) as contemplated by the Georgia C-Corporation SPA.

(d) Closing of the purchase by Purchaser of all of the issued and outstanding Class B Common Units of the Georgia Company shall have occurred (or shall be occurring contemporaneously with or immediately after the Closing) as contemplated by the Georgia UPA.

(e) The Target or the Sellers’ Representative shall have made or tendered, or caused to be made or tendered, delivery to Purchaser of the following documents:

(i) all stock certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, in proper form for transfer and with any required stock transfer tax stamps affixed, if any (or in lieu thereof, an affidavit of loss and indemnity satisfactory to Parent);

(ii) a duly executed counterparty signature page to each of the Transaction Documents to which any Seller or the Sellers’ Representative is a party (including the Escrow Agreement);

(iii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller and the Target, dated as of the Closing Date, certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of such Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby, (B) that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) applicable to such Seller and the Target have been satisfied, (C) that each of the conditions set forth in Section 7.02(f) and Section 7.02(g) have been satisfied, and (D) the names and signatures of the officers of such Seller and the Target authorized to sign this Agreement and the other documents to be delivered hereunder;

(iv) resignations of the managers, partners, directors and officers of the Companies pursuant to Section 6.03;

(v) the Pay-Off Letters;

(vi) an IRS Form W-9 from each Seller;

(vii) an original IRS Form 8023 executed by the Share Seller;

(viii) evidence of the purchase by the Target, at the Sellers’ sole cost and expense, of a directors and officers insurance tail policy;

(ix) a certified statement, in a form reasonably acceptable to Purchaser, shall have been delivered to Purchaser by the Trustee setting forth the Trustee’s determination that: (A) the consideration to be received for the Shares pursuant to the terms of this Agreement is not less than the fair market value (as such term is used in determining “adequate consideration” under Section 3(18) of ERISA) of such Shares, (B) the transactions contemplated by this Agreement, taken as a whole, are fair to the ESOP from a financial point of view and (C) the transactions contemplated by this Agreement are prudent and in the interest of the participants and beneficiaries of the ESOP;

(x) copies of all necessary consents, waivers and approvals of parties to any Contract, and the making of all filings with all Governmental Authorities, set forth on Schedule 7.02(e)(x);

(xi) release of all termination statements in connection with the release of all Encumbrances set forth on Schedule 7.02(e)(xi) (the “Termination Statements”); provided, however, that for the avoidance of doubt, those termination statements securing Indebtedness to be satisfied at the Closing shall be filed after the Closing in accordance with the terms and conditions set forth in the Pay-Off Letters; and;

(xii) Purchaser shall have received a copy of the Fairness Opinion.

(f) No Company Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(g) The Trustee and the Target shall have negotiated the settlement of the ESOP Loan Receivable and terminated the ESOP Pledge Agreement such that the ESOP Loan Receivable is, as of the Closing Date, cancelled or otherwise paid in full, and all Share Seller suspense account shares are, as of the Closing Date, either cancelled or allocated to ESOP participants (or some combination thereof) as agreed to by the Trustee and the Target.

(h) There shall be no pending or threatened Governmental Order or proceeding by any Governmental Authority which Purchaser in good faith reasonably believes could result in the transactions contemplated by this Agreement being restrained or prohibited or the award of damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

(i) April 1, 2022 shall have occurred prior to or concurrent with the Closing.

(j) The following transactions shall have occurred:

(i) the purchase by Hollandia Real Estate, LLC, a Delaware limited liability company, of the properties (land only excluding improvements) located at 1550 (also known as 1540) and 1595 Santa Monica Road, Carpinteria, CA 93013, and 6135 N Rose Avenue, Oxnard, CA 90066, and the property (land and improvements) located at 201 Pete’s Way, Byron, GA 31008, from Store Master Funding XVIII, LLC, a Delaware limited liability company (“Store”), for a purchase price not to exceed $25,812,500 (the “Store Purchase Price”); and

(ii) the termination of the Store Capital Lease (as defined in Section 4.04 of the Disclosure Schedules), that certain Unconditional Guaranty of Payment and Performance, dated as of June 30, 2020, by and between the Target and Store, each mortgage issued by a Company or Store to Citibank, N.A. in connection with the Store Capital Lease or otherwise which encumbers any interest in the Company Real Property, and any other agreements delivered by a Company in connection with the Store Capital Lease or the Store Mortgage.

Section 7.03 Conditions to Obligations of Sellers and the Target. The obligations of Sellers and the Target to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ or the Target’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Parent and Purchaser contained in Article V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Parent’s and Purchaser’s ability to consummate the transactions contemplated hereby.

(b) Parent and Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c) Parent and Purchaser shall have made or tendered, or caused to be made or tendered, delivery of the amounts required by, and in accordance with, Section 2.07 and the following documents:

(i) a duly executed counterparty signature page to each of the Transaction Documents to which Parent or Purchaser is a party (including the Escrow Agreement);

(ii) a duly executed counterparty signature page to the Registration Rights Agreement; and

(iii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent authorizing the execution, delivery and performance of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby, (B) that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied, and (C) the names and signatures of the officers of Parent and Purchaser authorized to sign this Agreement and the other documents to be delivered hereunder.

(d) The Trustee shall have approved the transactions contemplated by this Agreement.

(e) The Trustee shall have received, and Sellers shall have received a copy of, the Fairness Opinion.

(f) Purchaser shall have obtained the R&W Insurance Policy and the R&W Insurance Policy shall be in full force and effect as of the Closing Date.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

Section 8.01 Survival of Representations, Warranties and Covenants.

(a) Except as set forth below in this Section 8.01, the representations and warranties of the Sellers, the Target, Parent and Purchaser contained in this Agreement or in any certificates or documents delivered hereunder shall survive for a period of time ending at 11:59 p.m. Eastern Time, on that date which is twelve (12) months after the Closing Date.

(b) The representations and warranties of Sellers and the Target contained in Sections 3.01 (Organization and Authority), 3.02 (Ownership), 3.05 (Brokers), 4.01 (Organization, Authority and Qualification), 4.02 (Capitalization), 4.03 (Subsidiaries) and 4.22 (Brokers) (collectively, the “Seller Fundamental Representations”) shall survive for a period of time ending at 11:59 p.m. Eastern Time on the date on which is 60 days after the longest relevant statute of limitations period expires (including any extensions thereof) (as such statute of limitations period pertains to the underlying subject matter of such representation and warranty, or to the ability of Parent, Purchaser or any third party to make a claim relating to a breach of such representation and warranty, as the case may be, whichever is later).

(c) The representations and warranties of Parent and Purchaser contained in Sections 5.01 (Organization and Authority of Parent and Purchaser), 5.04 (Brokers), and 5.08 (Stock Consideration) (collectively, the “Purchaser Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations.

(d) For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties.

(e) Any covenant or agreement contained in this Agreement that is to be performed after the Closing shall survive the Closing and remain in full force and effect until fully performed in accordance with its terms. Any claim for a failure of a party hereto to perform or comply with any of its covenants or agreements contained herein that are to be performed on or prior to the Closing shall not survive the Closing.

(f) Notwithstanding anything herein to the contrary, any claim made under and in accordance with this Article VIII prior to the expiration of the applicable period set forth above shall survive until such claim is finally resolved.

(g) This Section 8.01 shall not limit any claim or recovery available to Purchaser (or any additional insured) under the R&W Insurance Policy.

Section 8.02 Indemnification by Sellers. Subject to the provisions of this Article VIII, from and after the Closing, each Seller (the “Seller Indemnifying Parties”) shall, severally (but not jointly) up to its Equity Percentage, indemnify, defend and hold harmless Parent, Purchaser, their Affiliates (including the Companies and the Georgia C Corporation) and their respective officers, directors, employees, attorneys, accountants, representatives and agents (the “Purchaser Indemnified Parties”) for, from and against all Losses that any Purchaser Indemnified Party may suffer, sustain or incur and that result from, arise out of, relate to, or are caused by, any of the following:

(a) any breach or inaccuracy of (i) any representation or warranty (other than any Seller Fundamental Representation, which shall be indemnifiable pursuant to Section 8.02(b), and any representation or warranty contained in Section 4.17 (Taxes), which shall be indemnifiable pursuant to Section 8.02(c)) of such Seller or the Target made in Article III or Article IV or the certificates delivered pursuant to Article VII, or (ii) any representation or warranty of any Georgia Share Seller made in Article III of the Georgia UPA or the certificate delivered pursuant to Article VI of the Georgia UPA (in each case, disregarding all materiality and Company Material Adverse Effect qualifications for purposes of calculating the applicable Losses; except, however, the foregoing proviso shall not apply for purposes of Section 4.07(a));

(b) any breach or inaccuracy of any Seller Fundamental Representations of such Seller or the Target (disregarding all materiality and Company Material Adverse Effect qualifications for purposes of calculating the applicable Losses) contained in this Agreement;

(c) any Pre-Closing Taxes;

(d) any failure by such Seller, the Target or the Sellers’ Representative to perform or comply with any of its covenants or agreements set forth in this Agreement; and

(e) the matters set forth on Schedule 8.02(e).

Section 8.03 Indemnification by Parent and Purchaser. Subject to the provisions of this Article VIII, from and after the Closing, Parent and Purchaser shall indemnify, defend and hold harmless each Seller and each Seller’s respective officers, directors, employees, attorneys, accountants, representatives and agents (the “Seller Indemnified Parties”) for, from and against all Losses that any Seller Indemnified Party may suffer, sustain or incur and that result from, arise out of, relate to, or are caused by any of the following:

(a) any breach or inaccuracy of any representation or warranty (other than any Purchaser Fundamental Representation, which shall be indemnifiable pursuant to Section 8.03(b)) of Parent or Purchaser (disregarding all materiality and Parent Material Adverse Effect qualifications for purposes of calculating the applicable Losses) contained in this Agreement or the certificates delivered pursuant to Article VII;

(b) any breach or inaccuracy of any Purchaser Fundamental Representations (disregarding all materiality and Parent Material Adverse Effect qualifications for purposes of calculating the applicable Losses) contained in this Agreement; and

(c) any failure by Parent or Purchaser to perform or comply with any covenant or agreement contained in this Agreement.

Section 8.04 Limits on Indemnification. Notwithstanding anything in this Agreement to the contrary, in the absence of a showing of Fraud or intentional breach, the indemnification obligations of each party hereto hereunder shall be subject to the following limitations:

(a) The Purchaser Indemnified Parties shall not be entitled to Losses claimed under Section 8.02(a) unless the aggregate amount of Losses incurred by the Purchaser Indemnified Parties under this Agreement, and the aggregate amount of Losses incurred by the Purchaser Indemnified Parties under the Georgia C-Corporation SPA and the Georgia UPA, respectively, exceeds $612,500 (the “Deductible Amount”), in which event the Purchaser Indemnified Parties shall be entitled, subject to the other limitations in Article VIII, to receive indemnification for all Losses in excess of the Deductible Amount. Except in the case of Fraud or intentional breach, the aggregate amount of Losses for which the Sellers shall be required to indemnify the Purchaser Indemnified Parties pursuant to Sections 8.02(a), 8.02(c) and 8.02(d) of this Agreement, and to indemnify the applicable indemnified parties under Sections 8.02(a), 8.02(c) and 8.02(d) of the Georgia C-Corporation SPA and Sections 7.02(a), 7.02(c) and 7.02(d) of the Georgia UPA, and to indemnify the applicable indemnified parties under Section 9(b)(i)(1) and 9(b)(i)(3) of the Investor Pay-Off Letters, together shall not exceed the RWI Indemnity Escrow Funds (the “Cap”). For the avoidance of doubt, the limitations set forth in this Section 8.03(a) shall not apply to any indemnification claim under Sections 8.02(b) or 8.02(e).

(b) Except in the case of Fraud or intentional breach, the aggregate amount of Losses for which the Sellers shall be required to indemnify the Purchaser Indemnified Parties pursuant to Section 8.02(b) shall be limited, in the aggregate, to the portion of the Purchase Price received by such Seller (including any portion thereof contributed to the Escrow Amount and any Taxes deducted or withheld therefrom) (with each Parent Share issued to such Seller being valued at the Parent Share Value), and in no case will the aggregate liability of the Sellers for claims for indemnification under Section 8.02(b) exceed, in the aggregate and without duplication, the Purchase Price.

(c) Except in the case of Fraud or intentional breach, the aggregate amount of Losses for which the Sellers shall be required to indemnify the Purchaser Indemnified Parties pursuant to Section 8.02(e) shall be limited, in the aggregate, to the Special Indemnity Escrow Funds, and in no case will the aggregate liability of the Sellers for claims for indemnification under Section 8.02(e) exceed the Special Indemnity Escrow Funds.

(d) Except in the case of Fraud or intentional breach, (i) the aggregate amount of Losses for which Parent and Purchaser shall be required to indemnify the Seller Indemnified Parties pursuant to Sections 8.03(a) and 8.03(c) of this Agreement, and to indemnify the applicable indemnified parties under Sections 8.03(a) and 8.03(c) of the Georgia C-Corporation SPA and Sections 7.03(a) and 7.03(c) the Georgia UPA, and to indemnify the applicable indemnified parties under Section 9(b)(ii)(1) and 9(b)(ii)(3) of the Investor Pay-Off Letters, together shall not exceed an amount equal to the Cap, and (ii) the aggregate amount of Losses for which Parent and Purchaser shall be required to indemnify the Seller Indemnified Parties pursuant to Section 8.03(b) shall be limited, in the aggregate, to the Parent Share Consideration (including any Taxes deducted or withheld therefrom) (with each Parent Share included in the Parent Share Consideration being valued at the Parent Share Value).

(e) As used in this Article VIII, an “intentional breach” means an intentional action or intentional failure to act where the breaching party had actual knowledge that such action or failure to act was not permissible under this Agreement or other applicable Transaction Document. An “intentional breach” shall not apply to breaches of representations or warranties set forth in this Agreement.

Section 8.05 Procedures for Indemnification.

(a) No Seller Indemnifying Party shall be liable for any claim for indemnification under this Article VIII unless written notice of a claim for indemnification is delivered by the Purchaser Indemnified Party seeking indemnification to the Seller Indemnifying Party from whom indemnification is sought prior to the expiration of any applicable survival period set forth in Section 8.01 (in which event the claim shall survive until finally and fully resolved). If any third party notifies the Purchaser Indemnified Party with respect to any matter which may give rise to a claim for indemnification (a “Third Party Claim”) against the Seller Indemnifying Party under this Article VIII, then the Purchaser Indemnified Party shall notify the Seller Indemnifying Party reasonably promptly thereof in writing; provided, that no delay on the part of the Purchaser Indemnified Party in notifying the Seller Indemnifying Party shall relieve the Seller Indemnifying Party from any obligation hereunder except to the extent that the Seller Indemnifying Party is actually and materially prejudiced thereby. All notices given pursuant to this Section 8.05(a) shall describe with reasonable specificity the nature of the claim, the amount of the claim (to the extent then known) and the basis of the Purchaser Indemnified Party’s claim for indemnification.

(b) Following receipt of notice in accordance with Section 8.05(a) (other than a notice of a Third Party Claim against the Purchaser Indemnified Party, in which case Section 8.05(c) below shall apply), the Seller Indemnifying Party shall have thirty (30) days from the date it receives such notice (the “Dispute Period”) to make such investigation of the claim as the Seller Indemnifying Party deems necessary or desirable. For purposes of such investigation, the Purchaser Indemnified Party shall make available to the Seller Indemnifying Party all the material information related to such claim relied upon by or in possession or control of, the Purchaser Indemnified Party; provided, that such Purchaser Indemnified Party shall not be required to violate any Governmental Order or any applicable Law to which it is subject or to waive any attorney-client privilege or work product doctrine which any of them may possess or that may otherwise apply to such information. If the Seller Indemnifying Party disagrees with the validity or amount of all or a portion of such claim made by the Purchaser Indemnified Party, the Seller Indemnifying Party shall deliver to the Purchaser Indemnified Party written notice thereof (the “Dispute Notice”) prior to the expiration of the Dispute Period. If no Dispute Notice is received by the Purchaser Indemnified Party within the Dispute Period or the Seller Indemnifying Party provides notice that it does not have a dispute with respect to such claim, such claim shall be deemed approved and consented to by the Seller Indemnifying Party (such claim, an “Approved Indemnification Claim”). If a Dispute Notice is received by the Purchaser Indemnified Party within the Dispute Period and the Purchaser Indemnified Party and the Seller Indemnifying Party do not agree to the validity and/or amount of such disputed claim, no payment shall be made until such disputed claim is resolved, whether by adjudication of such matter, agreement between the Purchaser Indemnified Party and the Seller Indemnifying Party, or otherwise (and upon any such resolution, such claim shall be deemed to be an Approved Indemnification Claim). Each Approved Indemnification Claim shall be paid by Sellers or Parent and Purchaser, as applicable, no later than five (5) Business Days after the date on which the subject claim became an Approved Indemnification Claim, in each case by wire transfer of immediately available funds to the account designated in writing by the party entitled to such payment.

(c) After the Purchaser Indemnified Party has given notice of a Third Party Claim to the Seller Indemnifying Party pursuant to Section 8.05(a), the Seller Indemnifying Party may, at its election, undertake and conduct the defense of such Third Party Claim at its own expense; provided, that the Seller Indemnifying Party fully acknowledges in writing its indemnification obligations to the Purchaser Indemnified Party. In such case, the Purchaser Indemnified Party may continue to participate in the defense of such Third Party Claim. If the Seller Indemnifying Party assumes the defense of any Third Party Claim, and unless (i) such settlement or consent to judgment does not impose or purport to impose any obligation or restriction on such Purchaser Indemnified Party or any of its Affiliates or any action or restrictions upon the conduct of the businesses of the Purchaser Indemnified Party or any of its Affiliates, (ii) the Purchaser Indemnified Party receives a full release of and from any other claims that may be made against the Purchaser Indemnified Party in connection with such Third Party Claim, (iii) the sole relief provided is monetary damages that are paid in full by the Seller Indemnifying Party, and (iv) there is no finding or admission of any violation by the Purchaser Indemnified Party of any applicable Law or any rights of any Person, the Seller Indemnifying Party shall not settle or consent to judgment with respect to such Third Party Claim without the written consent of the Purchaser Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary, the Seller Indemnifying Party shall not be entitled to assume the administration and defense of any Third Party Claim that involves any Material Customer or Material Supplier or if: (i) the Seller

Indemnifying Party has failed to assume the defense of such Third Party Claim within thirty (30) days of the Purchaser Indemnified Party’s delivery of notice of such Third Party Claim to the Seller Indemnifying Party, (ii) the aggregate amount reasonably expected to be incurred in connection with such Third Party Claim and all other outstanding claims on the RWI Indemnity Escrow Funds exceeds 150% of the remaining amount of the RWI Indemnity Escrow Funds, (iii) such Third Party Claim involves criminal or quasi-criminal allegations, (iv) the Third Party Claim includes a claim for injunctive relief, or (v) any Seller is the Seller Indemnifying Party and (A) Purchaser or the Insurer is required to assume the defense of the Third Party Claim pursuant to the terms thereof or (B) any Seller’s assumption of the defense of the Third Party Claim would reasonably be expected to cause a Purchaser Indemnified Party to lose coverage under the R&W Insurance Policy. The Purchaser Indemnified Party and the Seller Indemnifying Party shall render to each other such assistance as may reasonably be required of each other in order to ensure proper and adequate defense of any Third Party Claim subject to this Section 8.05. To the extent that the Purchaser Indemnified Party or the Seller Indemnifying Party does not participate in the defense of a particular Third Party Claim, the Person so proceeding with such Third Party Claim shall keep the other Person informed of all material developments and events relating to such Third Party Claim. No Purchaser Indemnified Party shall settle or consent to judgment with respect to any Third Party Claim for which the Seller Indemnifying Party has provided a written acknowledgement of its indemnification obligations to the Purchaser Indemnified Party without the written consent of the Seller Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 8.06 Sources of Recovery.

(a) Subject to the other applicable limitations of liability set forth in this Article VIII, all amounts payable by any Seller to any of the Purchaser Indemnified Parties pursuant to Sections 8.02(a) – (d) shall be paid first through distributions from the then remaining balance of RWI Indemnity Escrow Funds (if any) in accordance with this Agreement and the Escrow Agreement until the full deductible/retention amount applicable to the R&W Insurance Policy is satisfied in full; provided, that if a Purchaser Indemnified Party is entitled to be indemnified for Losses in the case of Fraud or intentional breach or pursuant to Section 8.02(b), such Purchaser Indemnified Party may elect to defer claiming such amounts from the RWI Indemnity Escrow Funds until the last day of the Escrow Claim Period, and second from the R&W Insurance Policy (if and to the extent covered thereby), and third directly from the Seller Indemnifying Parties pursuant to Section 8.06(c).

(b) All amounts payable by any Seller to any of the Purchaser Indemnified Parties pursuant to Section 8.02(e) shall be paid solely through distributions from the then remaining balance of the Special Indemnity Escrow Funds (if any) in accordance with this Agreement and the Escrow Agreement.

(c) The RWI Indemnity Escrow Funds shall be available to indemnify, compensate, and reimburse the Purchaser Indemnified Parties for any Losses for which they are entitled to recover in accordance with the terms of Sections 8.02(a) – 8.02(d), by release of funds to the Purchaser Indemnified Parties from the RWI Indemnity Escrow Account by the Escrow Agent pursuant to the procedures set forth in the Escrow Agreement.

(d) The Special Indemnity Escrow Funds shall be available to indemnify, compensate, and reimburse the Purchaser Indemnified Parties for any Losses for which they are entitled to recover in accordance with the terms of Section 8.02(e), by release of funds to the Purchaser Indemnified Parties from the Special Indemnity Escrow Account by the Escrow Agent pursuant to the procedures set forth in the Escrow Agreement.

(e) If a Purchaser Indemnified Party is entitled to be indemnified for Losses in the case of Fraud of the Target or intentional breach by the Target, or pursuant to Section 8.02(b) for a breach of a Seller Fundamental Representation by the Target, then such Purchaser Indemnified Party shall, subject to Section 8.06(a), be entitled to recover such Losses directly from the Seller Indemnifying Parties, and each Seller Indemnifying Party shall, subject to Section 8.04 and this Section 8.06, be liable for such Seller Indemnifying Party’s Equity Percentage of such Losses. If a Purchaser Indemnified Party is entitled to be indemnified for Losses in the case of Fraud of a Seller or intentional breach by a Seller, or pursuant to Section 8.02(b) for a breach of a Seller Fundamental Representation by a Seller, then such Purchaser Indemnified Party shall, subject to Section 8.06(a), be entitled to recover such Losses directly from such Seller, and such Seller shall, subject to Section 8.04 and this Section 8.06, be liable for the full amount of such Losses.

Section 8.07 Determination of Losses.

(a) Parent and Purchaser acknowledge and agree that no Seller shall have any Liability under this Article VIII for any Losses to the extent that such Losses are caused by or otherwise arise from any action (other than an action that is expressly permitted or required by this Agreement) taken by Parent, Purchaser or any of their Affiliates (including any Company) after the Closing. Parent, Purchaser and each Company, as the case may be, shall mitigate any Loss for which Parent and Purchaser could be entitled to indemnification under this Article VIII upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto to the extent required by applicable Law, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Losses (which costs shall constitute Losses).

(b) Each Seller acknowledges and agrees that Parent and Purchaser shall not have any liability under this Article VIII for any Losses to the extent that such Losses are caused by or otherwise arise from any action (other than an action that is expressly permitted or required by this Agreement) taken by such Seller after the Closing. Each Seller shall mitigate any Losses for which such Seller could be entitled to indemnification under this Article VIII upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto to the extent required by applicable Law, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to such Losses (which costs shall constitute Losses).

(c) The amount of any Losses for which indemnification is provided by the Seller Indemnifying Party to the Purchaser Indemnified Party under this Article VIII shall be net of (i) any accruals or reserves related to such Loss reflected on the Financial Statements, (ii) any amount for which a liability related to such Losses has been taken into account for purposes of the calculation of the Final Cash Consideration, (iii) any amounts that may be available to a Purchaser Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party and (iv) any insurance proceeds or other cash receipts or sources of reimbursement that may be available to the Purchaser Indemnified Party in connection with such Losses, including the R&W Insurance

Policy (each source of recovery referred to in clauses (iii) and (iv), a “Collateral Source”), if any, attributable to such Losses; provided, that recovery from Collateral Sources other than the R&W Insurance Policy and shall be net of (x) any reasonable and documented out-of-pocket expenses (including Taxes) incurred by the Purchaser Indemnified Party, (y) any deductibles associated with the collection of such amounts and (z) any increases in insurance premium or other costs associated with collecting such amount; provided, that the Purchaser Indemnified Parties shall have no obligation to seek any such recovery, other than under the pre-Closing insurance policies of the Companies. If the amount to be netted hereunder in connection with a Collateral Source from any payment required under this Article VIII is determined after payment by the Seller Indemnifying Party of any amount otherwise required to be paid to a Purchaser Indemnified Party pursuant to this Article VIII, then the Purchaser Indemnified Party shall repay to the Seller Indemnifying Party, promptly after such determination, any amount that the Seller Indemnifying Party would not have had to pay pursuant to this Article VIII had such determination been made at the time of such payment.

Section 8.08 Election of Claims. In the event that any Purchaser Indemnified Party alleges that they are entitled to indemnification hereunder, and that Purchaser Indemnified Party’s claim is covered under more than one provision of this Agreement, such Purchaser Indemnified Party shall be entitled to elect the provision or provisions under which it may bring a claim for indemnification. In the case the state of facts giving rise to indemnification allows a Purchaser Indemnified Party to seek recovery for Losses under both Section 8.02(a), Section 8.02(b) or Section 8.02(c) of this Agreement and another subsection of Section 8.02 for which recovery under the R&W Insurance Policy is not available, such Purchaser Indemnified Party shall first bring such claim under Section 8.02(a), Section 8.02(b), or Section 8.02(c) and after exhaustion of the RWI Indemnity Escrow Funds, use commercially reasonable efforts to recover its Losses to the extent provided under the R&W Insurance Policy.

Section 8.09 Remedies Exclusive. Except (a) for remedies that cannot be waived as a matter of Law, (b) for specific performance, injunctive relief or other equitable remedies, or (c) in respect of claims based on Fraud or intentional breach, and without limiting any rights of the Purchaser Indemnified Parties under the R&W Insurance Policy, from and after the Closing, the indemnification provisions of this Article VIII shall be the sole and exclusive remedy with respect to any and all claims arising under this Agreement. For purposes of clarity, as between Purchaser, on the one hand, and the insurer under the R&W Insurance Policy, on the other hand, none of the terms, limitations, conditions and restrictions (including time for asserting claims) on indemnification set forth in this Article VIII shall affect the rights of the Purchaser Indemnified Parties under the R&W Insurance Policy, which rights shall be governed solely thereby.

Section 8.10 Claims Unaffected by Investigation. The rights of the Purchaser Indemnified Parties to indemnification or reimbursement available to any Purchaser Indemnified Party under this Article VIII shall not be impacted or limited by any investigation conducted or knowledge obtained by or on behalf of any Purchaser Indemnified Party. The parties hereby acknowledge that, regardless of any such investigation or diligence or knowledge, Parent and Purchaser have entered into this Agreement in express reliance upon the representations, warranties, covenants or agreements of the Sellers and the Target in this Agreement.

ARTICLE IX

TERMINATION

Section 9.01 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual written consent of the Sellers’ Representative and Purchaser;

(b) unless Section 9.01(i) is applicable and Sellers’ Representative provides notice to Purchaser pursuant to Section 9.01(i), by the Sellers’ Representative or Purchaser, upon written notice to the other party, if the transactions contemplated by this Agreement have not been consummated on or prior to the date that is 60 days following the date hereof (the “Outside Date”), unless such failure of consummation is due to the failure of the party (including, in the case of the Sellers’ Representative, the Target and each Seller) seeking such termination to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party (including, in the case of the Sellers’ Representative, the Target and each Seller);

(c) by the Sellers’ Representative or Purchaser, upon written notice to the other party, if a Governmental Authority or court of competent jurisdiction has issued a Governmental Order or other order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Governmental Order or order has become final and non-appealable; provided, however, that the party (including, in the case of the Sellers’ Representative, the Target and each Seller) seeking to terminate this Agreement pursuant to this Section 9.01(c) has used its reasonable best efforts to remove such Governmental Order or order;

(d) by the Sellers’ Representative or Purchaser if any condition to such party’s (including, in the case of the Sellers’ Representative, the Target and each Seller) obligations to consummate the transactions contemplated hereby is incapable of being satisfied on or prior to the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(d) is not available to any party (including, in the case of the Sellers’ Representative, the Target and each Seller) whose breach of its obligations under this Agreement has been the cause of, or resulted in, the inability of such condition to be satisfied; and, provided, further, that the right to terminate this Agreement pursuant to this Section 9.01(d) is not available to Purchaser if such condition is set forth in Section 7.02(j);

(e) by Purchaser, if since the date hereof any event has occurred or failed to occur, the result of which constitutes a Company Material Adverse Effect;

(f) by Purchaser (by notice to the Sellers’ Representative), if any Seller, the Target or the Sellers’ Representative shall have breached any representation, warranty, covenant or other agreement contained in this Agreement that would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), which breach either (i) is not cured within thirty (30) days following the Sellers’ Representative’s receipt of written notice of such breach, (ii) by its nature, cannot be cured prior to the Outside Date or (iii) by its nature, is incapable of being cured; provided, that the right to terminate this Agreement under this Section 9.01(f) shall not be available to Purchaser if Purchaser is in material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(g) by the Sellers’ Representative (by notice to Purchaser), if Purchaser shall have breached any representation, warranty, covenant or other agreement contained in this Agreement that would give rise to the failure of a condition set forth in Section 7.03(a) or Section 7.03(b), which breach either (i) is not cured within thirty (30) days following Purchaser’s receipt of written notice of such breach, (ii) by its nature, cannot be cured prior to the Outside Date or (iii) by its nature, is incapable of being cured; provided, that the right to terminate this Agreement under this Section 9.01(g) shall not be available to the Sellers’ Representative if any Seller, the Target or the Sellers’ Representative is in material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(h) by the Sellers’ Representative (by notice to Purchaser), if (i) Purchaser shall have failed to consummate the transactions contemplated hereby within five (5) Business Days after the date on which the Closing should have occurred pursuant to Section 2.06, (ii) all the conditions set forth in Section 7.01 and Section 7.02 have been satisfied at such time (other than those conditions that by their terms are to be satisfied by actions taken at the Closing provided such conditions would have been able to be satisfied as of such date) or irrevocably waived and (iii) thereafter, the Sellers’ Representative shall have given written notice to Purchaser at least five (5) Business Days prior to the termination of this Agreement pursuant to this Section 9.01(h) (which notice may be given on the date the Closing should have occurred) that the Sellers’ Representative, the Target and each Seller stands ready, willing and able to consummate the transactions contemplated hereby; or

(i) by the Sellers’ Representative, by notice to Purchaser, if (i) Purchaser shall have failed to consummate the transactions contemplated hereby by the Outside Date, (ii) all of the conditions set forth in Section 7.01 and Section 7.02(a)-(i) have been satisfied at such time (other than those conditions that by their terms are to be satisfied by actions taken at the Closing provided such conditions would have been able to be satisfied as of such date, and other than those conditions which would be satisfied if the conditions in Section 7.02(j) were satisfied) or irrevocably waived, (iii) all of the conditions set forth in Section 7.02(j) have not been satisfied at such time (other than (x) those conditions that by their terms are to be satisfied by actions taken at the Closing provided such conditions would have been able to be satisfied as of such date, (y) the condition to deliver the Pay-Off Letters including the pay-off letter for the Store Mortgage and any releases or terminations necessary to terminate any and all related Encumbrances pursuant to and in accordance with Section 6.12 and (z) the Termination Statements) or irrevocably waived, and (iv) thereafter, the Sellers’ Representative shall have given written notice to Purchaser pursuant to this Section 9.01(i) (which notice may be given on the date the Closing should have occurred) that the Sellers’ Representative, the Target and each Seller stands ready, willing and able to consummate the transactions contemplated hereby.

Section 9.02 Effect of Termination. In the event of any termination of the Agreement as provided in this Article IX, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of the Target, any Seller, the Sellers’ Representative, Parent or Purchaser, except that:

(a) the provisions of Section 6.07 (Confidentiality), this Article IX and Article XI (including the right to seek specific performance and other equitable remedies pursuant to Section 11.12) shall survive any such termination of this Agreement; and

(b) nothing herein shall relieve any party hereto from liability for any breach of any provision hereof.

(c) If this Agreement is terminated pursuant to Section 9.01(i), then the Nonrefundable Advance Deposit shall automatically be forfeited by Purchaser and retained by the Target as a termination fee (the “Termination Fee”).

(d) Notwithstanding anything to the contrary in this Agreement, but subject to the Target’s rights set forth in Sections 6.24(b) and 11.12, other than for fraud or intentional breach by Purchaser or Parent, (i) the Target’s right to retain the Nonrefundable Advance Deposit as the Termination Fee shall be the sole and exclusive remedy of Target and the Sellers against Parent, Purchaser and the Non-Recourse Parties for any loss suffered as a result of the failure of the transactions contemplated hereby to be consummated or for a breach or failure to perform hereunder or under the Debt Financing or otherwise and (ii) upon the automatic forfeiture of the Nonrefundable Advance Deposit as the Termination Fee, none of Parent, Purchaser nor any Non-Recourse Party shall have any further liability or obligation relating to or arising out of this Agreement and the other Transaction Documents or the transactions contemplated hereby or thereby. For the avoidance of doubt, other than for fraud or intentional breach by Purchaser or Parent, (1) under no circumstances will Parent or Purchaser be liable to any Person for monetary damages in excess of the Termination Fee (and any amounts payable to Target pursuant to Section 6.05(b)) in circumstances where the Nonrefundable Advance Deposit is automatically forfeited as the Termination Fee, and (2) while the Target may pursue both a grant of specific performance in accordance with Section 11.12 and the automatic forfeiture of the Nonrefundable Advance Deposit as the Termination Fee under Section 9.02(c), under no circumstances shall both the Sellers be permitted or entitled to receive a grant of specific performance pursuant to this Section 11.12 and the Target be permitted or entitled to retain the Nonrefundable Advance Deposit as the Termination Fee.

ARTICLE X

THE SELLERS’ REPRESENTATIVE

Section 10.01 Appointment. In addition to the other rights and authority granted to the Sellers’ Representative elsewhere in this Agreement, each of the Sellers irrevocably constitutes and appoints the Sellers’ Representative, as its, his or her agent and representative to act from and after the date hereof and to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement, including: (a) the execution of the documents and certificates pursuant to this Agreement; (b) the receipt of payments under or pursuant to this Agreement and disbursement thereof to the Sellers and others, as contemplated by this Agreement; (c) the payment of amounts due to Parent or Purchaser pursuant to this Agreement to the extent funds are available from the Sellers’ Representative Holdback Amount or the Escrow Amount; (d) the receipt and forwarding of notices and communications pursuant to this Agreement; (e) the administration of the provisions of this Agreement; (f) the giving or agreeing to, on behalf of all or any of the Sellers any and all consents, waivers, amendments or modifications deemed by the Sellers’ Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (g) the amending of this Agreement or any of the instruments to be delivered to Parent or Purchaser pursuant to this Agreement; (h) the power to (A) dispute or refrain from disputing, on behalf of each Seller relative to any amounts to be received by such Seller under this Agreement or any agreements contemplated hereby, any claim made by Parent or Purchaser under this Agreement or other agreements contemplated hereby, (B) negotiate and compromise, on behalf of each such Seller, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement or any other agreement contemplated hereby, and (C) execute, on behalf of each such Seller, any settlement agreement, release or other document with respect to such dispute or remedy; and (i) the engagement of attorneys, accountants, agents or consultants on behalf of the Sellers in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto.

Section 10.02 Authorization. Notwithstanding Section 10.01, in the event that the Sellers’ Representative is of the opinion that it requires further authorization or advice from the Sellers on any matters concerning this Agreement, the Sellers’ Representative shall be entitled to seek such further authorization from the Sellers prior to acting on their behalf. In such event, each Seller shall vote in accordance with their respective Equity Percentages and the authorization of a majority of such Persons shall be binding on all of the Sellers and shall constitute the authorization of the Sellers. The appointment of the Sellers’ Representative is coupled with an interest and shall be irrevocable by any Seller in any manner or for any reason. This authority granted to the Sellers’ Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law.

Section 10.03 Actions by Sellers’ Representative; Resignation; Vacancies. The Sellers’ Representative may resign from its position as the Sellers’ Representative at any time by written notice delivered to Parent, Purchaser, the Sellers. If there is a vacancy at any time in the position of the Sellers’ Representative for any reason, such vacancy shall be filled by the majority vote in accordance with the method set forth in Section 10.02.

Section 10.04 No Liability. All acts of the Sellers’ Representative hereunder in its capacity as such shall be deemed to be acts on behalf of the Sellers and not of the Sellers’ Representative individually. The Sellers’ Representative shall not have any liability for any amount owed to Parent or Purchaser by a Seller pursuant to this Agreement except to the extent funds are available from the Sellers’ Representative Holdback Amount. The Sellers’ Representative shall not be liable to any of the Companies, Parent or Purchaser, in its capacity as the Sellers’ Representative, for any liability of a Seller or otherwise or for anything that it may do or refrain from doing in connection with this Agreement. The Sellers’ Representative shall not be liable to any Seller, in its capacity as the Sellers’ Representative, for any liability of a Seller or otherwise or for any error of judgment, or any act done or step taken or omitted by it in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection with this Agreement except in the case of the Sellers’ Representative’s gross negligence or willful misconduct. The Sellers’ Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability in its capacity as the Sellers’ Representative to Parent, Purchaser, the Target or the Sellers and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel. The Sellers’ Representative shall not by reason of this Agreement have a fiduciary relationship in respect of any Seller, except in respect of amounts received on behalf of the Sellers.

Section 10.05 Expenses. Any expenses or taxable income incurred by the Sellers’ Representative in connection with the performance of its duties under this Agreement shall not be the personal obligation of the Sellers’ Representative but shall be payable by and attributable to the Sellers based on their respective Equity Percentages. Notwithstanding anything to the contrary in this Agreement, the Sellers’ Representative shall be entitled and is hereby granted the right to set off and deduct any unpaid or non-reimbursed expenses and unsatisfied liabilities incurred by the Sellers’ Representative in connection with the performance of its duties hereunder from the Sellers’ Representative Holdback Amount or any amounts delivered to the Sellers’ Representative pursuant to this Agreement. The Sellers’ Representative may from time to time submit invoices to the Sellers covering such expenses and liabilities.

Section 10.06 Distributions. Any amounts distributed by the Sellers’ Representative pursuant to this Agreement to the Sellers shall be distributed pro rata in accordance with their respective Equity Percentage, net of the expenses of the Sellers’ Representative set off and deducted in accordance with Section 10.05; provided, however, that Sellers agree and acknowledge that (i) notwithstanding anything to the contrary contained in Article VIII, indemnification provided by the Sellers that is satisfied by the Escrow Amount shall be made in accordance with the Escrow Percentages, and (ii) any distributions from the RWI Indemnity Escrow Account, the Special Indemnity Escrow Account, the Purchase Price Adjustment Escrow Account, and the Sellers’ Representative Holdback Amount shall be made in accordance with the Escrow Percentages. For the avoidance of doubt, neither Parent, Purchaser nor any of the Companies shall have any responsibility or Liability to any Seller with respect to the allocation of any distribution pursuant to this Section 10.06.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Release. Effective as of the Closing, each Seller, on behalf of itself and its Affiliates (which, for the avoidance of doubt, will not include any Company as of the Closing), and its and their respective Agents (collectively, the “Releasing Parties”), hereby generally irrevocably, unconditionally and completely releases, remises and forever discharges each Company and its and their respective successors and permitted assigns, and current and former Agents (collectively, the “Released Parties”) from and against any and all claims, demands, Encumbrances, actions, causes of action, suits, claims, investigations or other legal proceedings, Contracts, obligations, controversies, debts, costs, attorneys’ fees, expenses, damages, orders, requirements of applicable Law, Losses and Liabilities of whatever kind or nature in law, equity or otherwise, whether or not now known or suspected, that have existed or may have existed, or that do exist or that hereafter can, shall or may exist, based on any facts, events or omissions occurring from any time on or prior to the Closing arising out of, caused by or as a result of any rights any Releasing Party may have against the Released Parties (collectively, the “Released Claims”); provided, however, that the foregoing release shall not apply to (a) any rights any Releasing Party may have under this Agreement, or any other Transaction Document to which such Releasing Party is a party, (b) any obligations to any Releasing Party for compensation or benefits or any other rights under any employment arrangement with or employee benefit program of any Company, or (c) the rights of any Released Party to indemnification from any Company under its Organizational Documents unless such claim for indemnification arises from or relates to a breach of a representation, warranty, covenant, agreement or indemnity made by such Company and/or such Releasing Party under any Transaction Document (without regard to time limitations set forth herein). Each Seller hereby represents and warrants to Parent and Purchaser that it has not voluntarily or involuntarily assigned, pledged, encumbered or in any manner transferred or conveyed all or any portion of the Released Claims and that no Person other than the Releasing Parties has any interest in any Released Claims by applicable Law or Contract or by virtue of any action or inaction by such party. Each Seller, for itself and the other Releasing Parties, hereby covenants and agrees not to sue any of the Released Parties with regard to any of the Released Claims. Each Seller stipulates and agrees that such Seller hereby expressly irrevocably, unconditionally and completely waives and relinquishes to the fullest extent permitted by applicable Law any and all provisions, rights and benefits conferred by applicable Law of any state or territory of the United States, or principle of common law, relating to the preservation of unknown claims. For the purpose of implementing a full and complete release and discharge of the Released Parties, each Seller expressly acknowledges and agrees that this Agreement and this provision is in full accord, satisfaction, and discharge of any and all of such Released Claims and that this Agreement and this provision has been executed with the express intention of effectuating a complete extinguishment of all known and unknown claims. Each Seller hereby acknowledges that the inclusion of “unknown claims” in the Released Claims set forth above was separately bargained for and was a key element of the transactions contemplated by, and the covenants and agreements set forth in, this Agreement. Each Seller further waives any rights under Section 1542 of the Civil Code of the State of California, which states: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Section 11.02 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. Notwithstanding the foregoing, Parent and Purchaser shall pay all filing fees related to filings required pursuant to the HSR Act, all premiums and amounts owed in respect of the R&W Insurance Policy, and $200,000 of the premium for the ESOP Fiduciary Policy pursuant to Section 2.07(i).

Section 11.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

If to Sellers:

Hollandia Produce Group, Inc. Employee Stock Ownership Trust

c/o Hollandia Produce Group, Inc.

P.O. Box 1327

Carpinteria, CA 93014

Attention: Bill Farwell

Email: bill@eatpetes.com

Mosaic Capital Investors I, LP

101 South Tryon Street, Suite 2620

Charlotte, NC 28280

Attention: Ian Mohler

Email: imohler@mosaic-cp.com

True West Capital Partners Fund II, L.P.

10880 Wilshire Boulevard, Suite 2090

Los Angeles, CA 90024

Attention: Iain Douglas

Email: Iain Douglas igd@truewestcp.com

with a copy (which shall not constitute notice) to:

McGuireWoods LLP

201 North Tryon Street, Suite 3000

Charlotte, NC 28202

Attention: Christopher S. Nesbit

Email: cnesbit@mcguirewoods.com

Moore and Van Allen PLLC

100 N. Tryon Street, Suite 4700

Charlotte, NC 28202

Attention: Mike Zeller

Email: mikezeller@mvalaw.com

If to the Target:

Hollandia Produce Group, Inc.

P.O. Box 1327

Carpinteria, CA 93014

Attention: Bill Farwell

Email: bill@eatpetes.com

with a copy (which shall not constitute notice) to:

McGuireWoods LLP

201 North Tryon Street, Suite 3000

Charlotte, NC 28202

Attention: Christopher S. Nesbit

Email: cnesbit@mcguirewoods.com

If to the Sellers’ Representative:

Mosaic Capital Partners

101 South Tryon Street, Suite 2620

Charlotte, NC 28280

Attention: Ian Mohler

Email: imohler@mosaic-cp.com

with a copy (which shall not constitute notice) to:

McGuireWoods LLP

201 North Tryon Street, Suite 3000

Charlotte, NC 28202

Attention: Christopher S. Nesbit

Email: cnesbit@mcguirewoods.com

If to Parent or Purchaser:

Local Bounti Corporation

220 W Main Street

Hamilton, MT 59840

Attention: Kathleen Valiasek

Email: kvaliasek@localbounti.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

535 Mission Street, 25th Floor

San Francisco, CA 94105

Attention: Michael S. Dorf

Email: mdorf@shearman.com

Section 11.04 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 11.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.06(c), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.07 Entire Agreement. This Agreement, the Confidentiality Agreement, and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 11.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party. Notwithstanding the foregoing, this Agreement (and all rights, interests and obligations hereunder) may be assigned, in whole or in part, without consent of any Seller, the Sellers’ Representative or the Target, for collateral security purposes to any Persons providing financing to Purchaser (including the Financing Sources), including for purposes of creating a security interest herein or otherwise assigning Purchaser’s rights hereunder as collateral in respect of such financing. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 11.09 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (i) for the provisions of Article VIII, Section 6.05 (Director and Officer Indemnification and Insurance), and Section 6.18 (Conflicts; Privilege), which, in each case, are intended to be for the benefit of the Persons identified in such Article and Sections and may be enforced by such Persons, (ii) the Financing Sources shall be third-party beneficiaries of the provisions of Section 11.08, this Section 11.09, Section 11.10 and Section 11.11, and shall have the right to enforce the provisions thereof, to the extent expressly applicable to the Financing Sources, and (iii) the Financing Sources and the other Non-Recourse Parties shall be third-party beneficiaries of the provisions of Section 11.14, and shall have the right to enforce the provisions thereof, to the extent expressly applicable to the Financing Sources and such other Non-Recourse Parties.

Section 11.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Purchaser and the Sellers’ Representative. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Notwithstanding anything to the contrary contained herein, no amendments, modifications or supplements to, or waivers of, any provision of which any Financing Source is expressly made a third-party beneficiary pursuant to Section 11.09 shall be permitted in any manner materially adverse in any respect to any Financing Source without the prior written consent of such Financing Source.

Section 11.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule; provided, that each of the parties agrees that all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to the Debt Financing shall be construed and enforced in accordance with, and governed by, the Laws of the State of New York, without giving regard to conflicts or choice of law principles that would result in the application of the Laws of any jurisdiction other than the State of New York.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree (i) that any action of any kind or description, whether in law or in equity, whether in contract or tort or otherwise, involving the Financing Sources or arising out of or relating to the Debt Financing or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York (and the appellate courts thereof), or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), and each party submits for itself and its property with respect to any such action to the exclusive jurisdiction of such court, (ii) not to bring or permit any of their Affiliates to bring or support any other Person in bringing any such action in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses, if any, provided for notice purposes in any document relating to the Debt Financing will be effective service of process against them for any such action brought in any such court, (iv) to waive and hereby irrevocably waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (v) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO AGENT OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11(C).

Section 11.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching party may be entitled at law, a non-breaching party shall be entitled to seek injunctive relief without the posting of any bond or other security to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof, including Sellers’ obligation to sell the Shares and Warrants to Purchaser and Purchaser’s obligation to purchase the Shares and Warrants from the Sellers, and the breaching party waives the defense that an adequate remedy at law may exist. For the avoidance of doubt, under no circumstances shall both the Sellers be permitted or entitled to receive a grant of specific performance pursuant to this Section 11.12 and the Target be permitted or entitled to Target be permitted or entitled to retain the Nonrefundable Advance Deposit as the Termination Fee.

Section 11.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.14 Non-Recourse.

(a) This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties in the preamble hereto and then only with respect to the specific obligations set forth herein with respect to such party. No Financing Source, and no past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Agents of any Financing Source or of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns (each, a “Non Recourse Party”), shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby, including any negotiation, execution, performance, or breach of this Agreement or any other document relating to the transactions contemplated by the Transaction Documents.

(b) The provisions of this Section 11.14, together with the remedies specified in Article VIII and Article IX,, were specifically bargained for between Sellers and Purchaser and were taken into account by Sellers and Purchaser in agreeing to the amount of the Purchase Price, the adjustments thereto and the other terms and conditions hereof. Sellers and Purchaser have specifically relied upon the provisions of this Section 11.14, together with the remedies specified in Article VIII and Article IX, in agreeing to the Purchase Price, the adjustments thereto and the other terms and conditions hereof, including in agreeing to provide the specific representations and warranties set forth herein.

(c) Each of the parties is a sophisticated Person that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions contemplated hereby exclusively in Contract pursuant to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s length negotiations; all parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s length transaction.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SHARE SELLER:

HOLLANDIA PRODUCE GROUP, INC. EMPLOYEE STOCK OWNERSHIP TRUST

By:	GreatBanc Trust Company, not in its corporate capacity, but solely in its capacity as the Trustee of the Hollandia Produce Group, Inc. Employee Stock Ownership Trust

By:	/s/ John G. Hommel
Name: John G. Hommel
Title: Senior Vice President

TARGET:

HOLLANDIA PRODUCE GROUP, INC.

By:	/s/ Brian Cook
Name: Brian Cook
Title: Chief Executive Officer

SELLERS’ REPRESENTATIVE:

MOSAIC CAPITAL INVESTORS LLC, A DELAWARE LIMITED LIABILITY COMPANY

By:	/s/ William Hayes
Name: William Hayes
Title: Member

WARRANT SELLERS:

MOSAIC CAPITAL INVESTORS I, LP

By:	/s/ William Hayes
Name: William Hayes
Title: Member

TRUE WEST CAPITAL PARTNERS FUND II, L.P.

By:	/s/ Iain G. Douglas
Name: Iain G. Douglas
Title: Member

PURCHASER:

LOCAL BOUNTI OPERATING COMPANY LLC

By:	/s/ Kathleen Valiasek
Name: Kathleen Valiasek
Title: Chief Financial Officer

PARENT:

LOCAL BOUNTI CORPORATION

By:	/s/ Kathleen Valiasek
Name: Kathleen Valiasek
Title: Chief Financial Officer